  Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MEDIA GENERAL, INC.,

MERCURY NEW HOLDCO, INC.,

MERCURY MERGER SUB 1, INC.,

MERCURY MERGER SUB 2, LLC

And

LIN MEDIA LLC

DATED AS OF MARCH 21, 2014

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-ii-

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Exhibit A – Plan of Merger

Exhibit B – Articles of Incorporation of New Holdco

Exhibit C – Bylaws of New Holdco

Exhibit D – Amended and Restated Articles of Incorporation of Mercury

Schedule 6.3

Mercury Disclosure Letter
Lares Disclosure Letter

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INDEX OF DEFINED TERMS

Term	Section

2013 Merger	Section 9.3
Acquisition Inquiry	Section 9.3
Acquisition Proposal	Section 9.3
Acquisition Transaction	Section 9.3
Action	Section 3.9
Affiliate	Section 9.3
Agreement	Preamble
Approved Lares Information	Section 9.3
Articles of First Merger	Section 1.2(a)
Barter Agreement	Section 9.3
Business Day	Section 9.3
Capitalization Date	Section 3.2(a)
Cash Election	Section 2.2(a)(i)(i)
Cash Election Cap	Section 2.2(d)
Cash Election Consideration	Section 2.2(a)(i)(i)
Cash Election Share	Section 2.3(c)
Cash Election Total	Section 2.3(c)
Cash Fraction	Section 2.3(c)
Cause	Section 2.5(c)
Certificate of Second Merger	Section 1.3(a)
Claim Expenses	Section 6.6(a)
Closing	Section 1.1
Closing Date	Section 1.1
Code	Recitals
Communications Act	Section 9.3
Confidentiality Agreement	Section 6.4(b)
Continuing Employees	Section 6.5(a)
Contracting Parties	Section 9.12
Contracts	Section 3.3(b)
control	Section 9.3
controlled by	Section 9.3
D&O Claim	Section 6.6(a)
D&O Indemnified Parties	Section 6.6(a)
D&O Indemnifying Parties	Section 6.6
Discharge	Section 6.12(c)
DLLCA	Section 1.3(a)
DSS	Section 1.2(a)
Election	Section 2.3(c)
Election Deadline	Section 2.3(c)(i)(i)
Election Form	Section 2.3(a)
Environmental Claims	Section 9.3
Environmental Law	Section 9.3

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Environmental Permits	Section 9.3
Equity Interest	Section 9.3
ERISA	Section 9.3
ERISA Affiliate	Section 9.3
Excess Fraction	Section 2.3(c)
Exchange Act	Section 9.3
Exchange Agent	Section 2.7(a)
Excluded Party	Section 9.3
Excluded Party Deadline	Section 9.3
FCC	Section 9.3
FCC Applications	Section 9.3
FCC Consent	Section 9.3
FCC Licenses	Section 9.3
FCC Rules	Section 9.3
First Merger	Recitals
First Merger Effective Time	Section 1.2(a)
Form S-4	Section 6.1(a)
Fried Frank	Section 6.8(a)
GAAP	Section 9.3
Governmental Entity	Section 3.5
Hazardous Materials	Section 9.3
HSR Act	Section 3.5
Indebtedness	Section 9.3
Initial Outside Date	Section 8.1(c)
Intellectual Property	Section 9.3
Intentional Breach	Section 9.3
Joint Proxy Statement/Prospectus	Section 6.1(a)
JPM	Section 3.7
Knowledge	Section 9.3
Lares	Preamble
Lares 2018 Indenture	Section 6.12(c)
Lares 2018 Notes	Section 6.12(c)
Lares 2021 Notes	Section 6.12(c)
Lares Adverse Recommendation Change	Section 6.10(d)
Lares Approval Time	Section 6.10(c)
Lares Benefit Plan	Section 9.3
Lares Board	Recitals
Lares Board Recommendation	Section 6.2(b)
Lares Book-Entry Securities	Section 2.3(a)
Lares Cancelled Shares	Section 2.2(a)(i)C
Lares Certificates	Section 2.3(a)
Lares Class A Share	Section 9.3
Lares Class B Share	Section 9.3
Lares Class C Share	Section 9.3
Lares Common Shares	Section 9.3
Lares Confidentiality Agreement	Section 6.10(b)

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Lares Contingent Worker	Section 3.11(l)
Lares Continuing Employees	Section 6.5(a)
Lares Credit Facilities	Section 9.3
Lares Disclosure Letter	Article III
Lares Dissenting Share	Section 2.10
Lares Employment Agreement	Section 9.3
Lares Equity Grants	Section 3.2(b)
Lares Exchange Fund	Section 2.7(a)
Lares Exchange Option	Section 2.5
Lares Exchange Ratio	Section 2.2(a)(i)
Lares Exchange Stock-Based Award	Section 2.5
Lares FCC Licenses	Section 9.3
Lares Inquiring Party	Section 6.10(b)
Lares IP	Section 3.20(a)
Lares Labor Agreements	Section 3.11(j)
Lares Leased Property	Section 3.15(a)(ii)
Lares Lessee Agreements	Section 3.15(a)(ii)
Lares Lessor Agreements	Section 3.15(a)(iii)
Lares Letter of Transmittal	Section 2.7(b)
Lares Licensee Companies	Section 9.3
Lares LLC Agreement	Section 9.3
Lares LTIPs	Section 9.3
Lares Major Shareholders	Recitals
Lares Material Contracts	Section 3.13(a)
Lares Maximum Premium	Section 6.6(b)
Lares NOL Carryforwards	Section 3.10(k)
Lares Non-Managed Companies	Section 9.3
Lares Notice Period	Section 6.11(b)
Lares Organizational Documents	Section 3.1(b)
Lares Owned Property	Section 3.15(a)(i)
Lares Pension Plan	Section 3.11(f)
Lares Preferred Share	Section 9.3
Lares Qualified Plans	Section 3.11(e)
Lares Real Property	Section 3.15(a)(ii)
Lares Related Party Transaction	Section 3.21
Lares Restricted Shares	Section 3.2(b)
Lares SEC Documents	Section 3.4
Lares Share-Based Award	Section 2.5
Lares Share Options	Section 3.2(b)
Lares Shareholder	Section 9.3
Lares Shareholder Meeting	Section 6.2(b)
Lares Stations	Section 9.3
Lares Subsidiary	Section 9.3
Lares Superior Offer	Section 9.3
Lares Support Agreements	Recitals
Lares Termination Fee	Section 8.3(b)

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Lares Triggering Event	Section 9.3
Lares TV	Section 3.4
Lares Television	Section 6.4(b)
Lares Window Shop End Date	Section 6.10(b)
Late Election Time	Section 2.3(d)
Law	Section 3.12(a)
Laws	Section 3.12(a)
Liability	Section 9.3
Liens	Section 3.2(c)
Mailing Date	Section 2.3(a)
Market	Section 9.3
Material Adverse Effect on Lares	Section 9.3
Material Adverse Effect on Mercury	Section 9.3
Mercury	Preamble
Mercury Adverse Recommendation Change	Section 6.11(b)
Mercury Approval Time	Section 6.11(a)
Mercury Benefit Plan	Section 9.3
Mercury Board	Recitals
Mercury Board Recommendation	Section 6.2(a)
Mercury Charter Amendment	Section 9.3
Mercury Common Stock	Section 9.3
Mercury Confidentiality Agreement	Section 6.11(a)
Mercury Contingent Worker	Section 4.11(l)
Mercury Continuing Employees	Section 6.5(a)
Mercury Credit Facility	Section 9.3
Mercury Designees	Section 1.4(a)
Mercury Directors’ Deferred Compensation Plan	Section 9.3
Mercury Disclosure Letter	Article IV
Mercury DSUs	Section 4.2(b)
Mercury Employment Agreement	Section 9.3
Mercury Equity Grants	Section 4.2(b)
Mercury Exchange Option	Section 2.4(a)
Mercury Exchange Ratio	Section 2.1(b)
Mercury Exchange Stock-Based Award	Section 2.4(a)
Mercury FCC Licenses	Section 9.3
Mercury Group NOL Carryforwards	Section 4.10(i)
Mercury IP	Section 4.20(a)
Mercury Labor Agreements	Section 4.11(j)
Mercury Leased Property	Section 4.16(a)(ii)
Mercury Lessee Agreements	Section 4.16(a)(ii)
Mercury Lessor Agreements	Section 4.16(a)(iii)
Mercury Licensee Companies	Section 9.3
Mercury LTIP	Section 9.3
Mercury Major Shareholders	Recitals
Mercury Material Contracts	Section 4.13(a)
Mercury Non-Voting Common Stock	Section 9.3

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Mercury Non-Voting Exchange Ratio	Section 2.1(b)
Mercury Organizational Documents	Section 4.1(b)
Mercury Owned Property	Section 4.16(a)(i)
Mercury Pension Plan	Section 4.11(f)
Mercury Preferred Stock	Section 4.2(a)
Mercury Qualified Plans	Section 4.11(e)
Mercury Real Property	Section 4.16(a)(ii)
Mercury Registrable Securities	Section 9.3
Mercury Registration Rights Agreement	Section 9.3
Mercury Related Party Transaction	Section 4.21
Mercury Restricted Stock	Section 4.2(b)
Mercury SEC Documents	Section 4.4
Mercury Shareholder	Section 9.3
Mercury Shareholder Meeting	Section 6.2(a)
Mercury Stations	Section 9.3
Mercury Stock Options	Section 4.2(b)
Mercury Stock-Based Award	Section 2.4(a)
Mercury Subsidiary	Section 9.3
Mercury Support Agreement	Recitals
Mercury Termination Fee	Section 8.3(a)
Mercury Triggering Event	Section 9.3
Mercury Voting Common Stock	Section 9.3
Mercury Voting Exchange Ratio	Section 2.1(a)
Merger Benefit Plans	Section 6.5(a)
Merger Consideration	Section 2.2(a)(i)
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 2 Member Approval	Section 6.9
Multiemployer Plan	Section 9.3
Multiple Employer Plan	Section 3.11(g)
MVPD	Section 9.3
New Benefit Plan	Section 6.5(a)
New Holdco	Preamble
New Holdco Common Stock	Section 9.3
New Holdco Non-Voting Common Stock	Section 9.3
New Holdco Share Issuance	Recitals
New Holdco Voting Common Stock	Section 9.3
No Election Shares	Section 2.3(c)
Nonparty Affiliates	Section 9.12
Notice of Lares Superior Offer	Section 6.10(d)
NYSE	Section 9.3
Offering Documents	Section 6.19
Orders	Section 3.9
Outside Date	Section 8.1(c)
parties	Preamble

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party	Preamble
Permit	Section 9.3
Permitted Liens	Section 9.3
Person	Section 9.3
Plan of Merger	Recitals
Program Rights	Section 9.3
Public Offerings	Section 6.19
RBC	Section 4.7
Release	Section 9.3
Renewal Application	Section 9.3
Representatives	Section 9.3
Required Lares Vote	Section 3.24
Required Mercury Vote	Section 4.24
SEC	Section 9.3
Second Merger	Recitals
Second Merger Effective Time	Section 1.3(a)
Section 6.12 Indemnitees	Section 6.12(e)
Section 6.19 Indemnitees	Section 6.19(f)
Securities Act	Section 9.3
Shelf Registration Statement	Section 6.19(a)
Shortfall Excess	Section 2.3(c)
Shortfall Fraction	Section 2.3(c)
Shortfall Number	Section 2.3(c)
Station	Section 9.3
Stock Election	Section 2.2(a)(i)
Stock Election Consideration	Section 2.2(a)(i)
Stock Election Share	Section 2.3(c)
Subsidiary	Section 9.3
Surviving Company	Recitals
Surviving Company LLC Agreement	Section 1.3(d)
Surviving Corporation	Recitals
Surviving Corporation Common Stock	Section 2.1(a)(iii)
Tax Return	Section 9.3
Taxes	Section 9.3
Transaction Documents	Section 9.3
Transaction Financing	Section 5.3(f)
Transaction Litigation	Section 6.14
under common control with	Section 9.3
VSCA	Section 1.2(a)
VSCC	Section 1.2(a)
Weil	Section 6.8(a)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2014 (this “Agreement”), by and among Media General, Inc., a Virginia corporation (“Mercury”), Mercury New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Mercury (“New Holdco”), Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and LIN Media LLC, a Delaware limited liability company (“Lares”). Each of Mercury, New Holdco, Merger Sub 1, Merger Sub 2, and Lares may be referred to herein as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, Mercury and Lares wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Mercury (the “First Merger”), with Mercury being the surviving company in the First Merger (sometimes referred to herein as the “Surviving Corporation”), and (b) a merger of Merger Sub 2 with and into Lares (the “Second Merger” and, together with the First Merger, the “Mergers”), with Lares being the surviving limited liability company in the Second Merger (sometimes referred to herein as the “Surviving Company”);

WHEREAS, the Board of Directors of Mercury (the “Mercury Board”) has unanimously adopted resolutions (a) determining that this Agreement, the Mercury Charter Amendment, the plan of merger with respect to the First Merger, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of New Holdco Voting Common Stock pursuant to the Second Merger (collectively, the “New Holdco Share Issuance”), are consistent with, and will further the business strategies and goals of Mercury and are advisable, fair to, and in the best interests of, Mercury and the Mercury Shareholders, (b) approving and adopting this Agreement, the Mercury Charter Amendment, the Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the New Holdco Share Issuance, and (c) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Mercury Voting Common Stock vote to approve the Mercury Charter Amendment and the New Holdco Share Issuance;

WHEREAS, the Board of Directors of Lares (the “Lares Board”) has unanimously adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including the Second Merger, are consistent with, and will further the business strategies and goals of Lares and are advisable, fair to, and in the best interests of, Lares and the Lares Shareholders, (b) approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Second Merger, and (c) subject to the terms and conditions of Section 6.10 of this Agreement, recommending that the Lares Shareholders vote to adopt this Agreement;

WHEREAS, as a condition to Mercury’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Mercury, Lares and Lares Shareholders, collectively, holding approximately ninety-nine percent (99%) of the issued and outstanding Lares Class B Shares and all of the issued and outstanding Lares Class C Shares (the “Lares Major Shareholders”) are entering into Voting Agreements (the “Lares Support Agreements”) pursuant to which the Lares Major Shareholders are agreeing, among other things, subject to the applicable terms and conditions of each Lares Support Agreement, to vote their Lares Common Shares in favor of the adoption of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, as a condition to Lares’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Mercury, Lares and Mercury Shareholders holding approximately thirty percent (30%) of the issued and outstanding shares of Mercury Voting Common Stock (the “Mercury Major Shareholders”) are entering into a Voting Agreement (the “Mercury Support Agreement”) pursuant to which the Mercury Major Shareholders are agreeing, among other things, subject to the terms and conditions of the Mercury Support Agreement, to vote their shares of Mercury Voting Common Stock in favor of the approval of the Mercury Charter Amendment and the New Holdco Share Issuance, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

CLOSING; MERGERS

Section 1.1     Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m., New York time on the date that is three (3) Business Days after the satisfaction or valid waiver (subject to applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or valid waiver), unless such time or date is changed by mutual agreement of Mercury and Lares. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.2     First Merger.

(a)     First Merger Effective Time. At the Closing, Mercury shall (i) cause articles of merger in form and substance mutually agreeable to Mercury and Lares (the “Articles of First Merger”) with respect to the First Merger, together with the Plan of Merger, to be executed and filed with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) in accordance with Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), and (ii) duly make all other filings and recordings required by the VSCA and/or the VSCC in order to effectuate the First Merger. The Articles of First Merger shall provide that the First Merger shall become effective at the time a certificate of merger is issued by the VSCC or at such later time and date as may be designated jointly by Mercury and Lares and specified in the Articles of First Merger (such date and time of the effectiveness of the Articles of First Merger being hereinafter referred to as the “First Merger Effective Time”).

(b)     The First Merger. Subject to the terms and conditions of this Agreement, in accordance with the VSCA, at the First Merger Effective Time, Merger Sub 1 shall merge with and into Mercury. Mercury shall be the surviving corporation in the First Merger, and shall continue its existence as a corporation under the Laws of the Commonwealth of Virginia. As of the First Merger Effective Time, the separate legal existence of Merger Sub 1 shall cease.

(c)     Effects of First Merger. The First Merger shall have the effects set forth in Sections 13.1-719.1 and 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the First Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Mercury and Merger Sub 1, and all of the claims, obligations, liabilities, debts and duties of Mercury and Merger Sub 1 shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

(d)     Articles of Incorporation and Bylaws of Surviving Corporation.

(i)     Prior to the First Merger Effective Time, the Mercury Charter Amendment shall be in full force and effect.

(ii)     At the First Merger Effective Time, by virtue of the First Merger, the articles of incorporation and bylaws of Mercury as are in effect immediately prior to the First Merger Effective Time shall be (with such amendments as may be permitted by Section 13.1-719.1 of the VSCA) the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of Surviving Corporation. Immediately following the First Merger Effective Time, (i) the directors of Merger Sub 1 serving immediately prior to the First Merger Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub 1 serving immediately prior to the First Merger Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.3     Second Merger.

(a)     Second Merger Effective Time. At the Closing, Mercury and Lares shall (i) cause a certificate of merger in form and substance mutually agreeable to Mercury and Lares (the “Certificate of Second Merger”) with respect to the Second Merger to be executed and filed with the Secretary of State of the State of Delaware (the “DSS”) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and (ii) duly make all other filings and recordings required by the DLLCA and/or the DSS in order to effectuate the Second Merger. The Certificate of Second Merger shall become effective at a specific time that will be specified in the Certificate of Second Merger, which time specified shall be a time immediately following the First Merger Effective Time or at such later time as may be agreed jointly by Mercury and Lares and specified in the Certificate of Second Merger, and the Second Merger shall become effective upon such time provided in the Certificate of Second Merger (such date and time of the effectiveness of the Certificate of Second Merger being hereinafter referred to as the “Second Merger Effective Time”).

(b)     The Second Merger. Subject to the terms and conditions of this Agreement, in accordance with the DLLCA, at the Second Merger Effective Time, Merger Sub 2 shall merge with and into Lares. Lares shall be the surviving limited liability company in the Second Merger, and shall continue its existence as a limited liability company under the Laws of the State of Delaware. As of the Second Merger Effective Time, the separate legal existence of Merger Sub 2 shall cease.

(c)     Effects of the Second Merger. The Second Merger shall have the effects set forth in Section 18-209 of the DLLCA. Without limiting the foregoing, from and after the Second Merger Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Lares and Merger Sub 2, and all of the claims, obligations, liabilities, debts and duties of Lares and Merger Sub 2 shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(d)     Certificate of Formation and Limited Liability Company Agreement of Surviving Company. From and after the Second Merger Effective Time, the certificate of formation of Lares and the limited liability company agreement of Lares shall continue to be the certificate of formation and limited liability company agreement (the “Surviving Company LLC Agreement”) of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Manager and Officers of Surviving Company. Prior to the Closing, Lares shall take all action necessary, including obtaining and delivering resignations of each of the directors of Lares (effective as of the Second Merger Effective Time) so that, from and after the Second Merger Effective Time, (i) the individuals designated by Mercury to Lares prior to the Closing as the initial directors of the Surviving Company shall be the only directors of the Surviving Company until the earlier of their death, resignation, removal, expiration of their term or the time at which their respective successors are duly elected or appointed and qualified, and (ii) individuals designated by Mercury to Lares prior to the Closing as the initial officers of the Surviving Company shall be the sole officers of the Surviving Company until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.4     New Holdco Post-Closing Matters.

(a)     Board of Directors of New Holdco. Unless otherwise agreed to by Mercury and Lares prior to the First Merger Effective Time, prior to the First Merger Effective Time, Mercury and New Holdco shall take all requisite action so that, as of 12:01 a.m. (Richmond, Virginia time) on the day after the date of the Second Merger Effective Time, (i) the size of the Board of Directors of New Holdco shall be fixed at eleven (11) members; (ii) seven (7) members of the Board of Directors of New Holdco shall be persons who are designated by Mercury prior to the Closing Date (the “Mercury Designees”); (iii) four (4) members of the Board of Directors of New Holdco shall be persons designated by Lares prior to the Closing Date (the “Lares Designees”); and (iv) the non-executive Chairman of the Board of Directors of New Holdco shall be a Mercury Designee selected by the Board of Directors of Mercury prior to the Closing Date. For the avoidance of doubt, Mercury and New Holdco and their respective Boards of Directors shall take all requisite action so that the Lares Designees shall have been appointed to the Board of Directors of New Holdco prior to the First Merger Effective Time with such Lares Designees taking office at 12:01 a.m. (Richmond, Virginia time) on the day after the date of the Second Merger Effective Time.

(b)     Articles of Incorporation and Bylaws of New Holdco. Prior to the First Merger Effective Time, Mercury and New Holdco shall take all requisite action so that, as of the First Merger Effective Time, the articles of incorporation of New Holdco shall be substantially in the form attached hereto as Exhibit B and the bylaws of New Holdco shall be substantially in the form attached hereto as Exhibit C, and in any event, the articles of incorporation and bylaws of New Holdco shall, to the extent required by Section 13.1-719.1B.2 of the VSCA, be identical to the articles of incorporation and bylaws of Mercury after the Mercury Charter Amendment shall have become effective and as of immediately prior to the First Merger Effective Time.

(c)     Corporate Name. Prior to the First Merger Effective Time, Mercury and New Holdco shall take all requisite action so that, immediately after the First Merger Effective Time, the corporate name of New Holdco shall be “Media General, Inc.”

(d)     Headquarters; Presence. From and after the Closing, the corporate headquarters of New Holdco shall be in Richmond, Virginia. It is anticipated that New Holdco or its Subsidiaries will maintain a significant presence in Austin, Texas.

(e)     Chief Executive Officer. Unless otherwise agreed to by Mercury and Lares prior to the First Merger Effective Time, Mercury and New Holdco shall take all requisite action so that, as of the Second Merger Effective Time, the President and Chief Executive Officer of New Holdco will be Vincent L. Sadusky; provided, however, that if Mr. Sadusky ceases to be the President and Chief Executive Officer of Lares at any time prior to the First Merger Effective Time, Mercury shall, after consulting with Lares, be entitled to select another person to be the President and Chief Executive Officer of New Holdco as of the Second Merger Effective Time.

Article II

CONVERSION OF SECURITIES

Section 2.1     Conversion of Securities in the First Merger.

(a)     At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Mercury, New Holdco, Merger Sub 1 or any Mercury Shareholder,

(i)     each share of Mercury Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) (the “Mercury Voting Exchange Ratio”) fully paid, validly issued and nonassessable share of New Holdco Voting Common Stock, or fraction thereof;

(ii)     each share of Mercury Non-Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) (the “Mercury Non-Voting Exchange Ratio” and, together with the Mercury Voting Exchange Ratio, the “Mercury Exchange Ratio”) fully paid, validly issued and nonassessable share of New Holdco Non-Voting Common Stock, or equal fraction thereof; and

(iii)     each share of Common Stock, no par value per share, of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Voting Common Stock, no par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b)     At the First Merger Effective Time, each share of capital stock of New Holdco issued and outstanding immediately prior to the First Merger Effective Time shall remain outstanding. Immediately following the First Merger Effective Time, each share of capital stock of New Holdco owned by the Surviving Corporation shall be surrendered to New Holdco without payment therefor and cancelled by New Holdco.

Section 2.2     Conversion of Securities in the Second Merger.

(a)     At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Mercury, New Holdco, Merger Sub 2, Lares or any shareholder or member thereof,

(i)     subject to Section 2.3 and Section 2.7, each Lares Common Share issued and outstanding immediately prior to the Second Merger Effective Time, other than any Lares Cancelled Shares and Lares Dissenting Shares, shall automatically be converted, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article II (including the proration procedures set forth in Section 2.3), into the right to receive the following (collectively, the “Merger Consideration”):

A.     each Lares Common Share with respect to which an election to receive cash consideration (a “Cash Election”) is properly made, and not revoked, in accordance with Section 2.3, $27.82 in cash, without interest (the “Cash Election Consideration”); or

B.     each Lares Common Share with respect to which an election to receive share consideration (a “Stock Election”) is properly made, and not revoked, in accordance with Section 2.3, 1.5762 of a validly issued, fully paid and nonassessable share of New Holdco Voting Common Stock (such number of shares, the “Stock Election Consideration”, or “Lares Exchange Ratio”); or

C.     each Lares Common Share that is deemed to be a No Election Share shall automatically be converted into the right to receive the Cash Election Consideration and/or the Stock Election Consideration in accordance with Section 2.3(c);

(ii)     each share or other security representing limited liability company interests in Lares held in the treasury of Lares or owned, directly or indirectly, by Lares or any of Lares’ Subsidiaries or Mercury or any of Mercury’s Subsidiaries immediately prior to the Second Merger Effective Time (collectively, “Lares Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each Lares Preferred Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii)     the limited liability company interests in Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall be converted into 100 Lares Class A Shares, which shall constitute one hundred percent (100%) of the limited liability company interest in the Surviving Company.

(b)     Notwithstanding any other provision contained in this Agreement, the total number of Lares Common Shares that will be converted into the right to receive the Cash Election Consideration shall be equal to (i) 27,426,312, minus (ii) the number of Lares Dissenting Shares as of immediately prior to the Second Merger Effective Time (such number of Lares Common Shares, the “Cash Election Cap”).

(c)     At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Mercury, New Holdco, Merger Sub 2, Lares or any shareholder or member thereof, New Holdco shall be admitted as the sole member of Lares, shall hold all of the outstanding limited liability company interests in Lares and agrees to be bound by the Lares LLC Agreement.

Section 2.3     Election Procedures and Proration.

(a)     An election form, prepared by Mercury and reasonably acceptable to Lares (the “Election Form”), pursuant to which a holder (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) of Lares Common Shares may make an Election as specified in Section 2.3(c), shall be mailed on a date to be mutually agreed by Mercury and Lares that is not more than forty five (45) and not less than thirty (30) days prior to the anticipated Closing Date or on such other date that Mercury and Lares shall mutually agree (the “Mailing Date”) to each holder of record of Lares Common Shares as of the close of business on a Business Day prior to the Mailing Date selected by Lares and reasonably acceptable to Mercury (or as of such other record date for determining the holders entitled to receive such Election Form as may be mutually agreed upon by Lares and Mercury). The Election Form shall specify that delivery of certificates representing Lares Common Shares (“Lares Certificates”) (or affidavits of loss in lieu thereof) or the transfer of Lares Common Shares held in book-entry form (“Lares Book-Entry Securities”) to the Exchange Agent in connection with the making of an Election shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Lares Certificates (or affidavits of loss in lieu thereof) or transfer of the Lares Book-Entry Securities to the Exchange Agent and shall otherwise include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Lares Book-Entry Securities and instructions for making Elections and effecting the surrender of Lares Certificates and Lares Book-Entry Securities in connection with the making of an Election.

(b)     Mercury shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Lares Common Shares prior to the close of business on the Business Day prior to the Election Deadline. Lares shall provide to the Exchange Agent all information reasonably necessary for it to perform the obligations specified in this Section 2.3 and as specified in any agreement among the parties and the Exchange Agent.

(c)     Each Person who is a record holder of Lares Common Shares at the time of the Election Deadline will be entitled, with respect to all or any portion of the Lares Common Shares held by such Person other than with respect to Lares Common Shares that constitute Lares Dissenting Shares at the Election Deadline, to make prior to the Election Deadline an election (an “Election”) specifying (x) the number of such holder’s Lares Common Shares with respect to which such holder makes a Cash Election (each share in respect of which a holder makes a valid and effective Cash Election, a “Cash Election Share”, and the aggregate number of Cash Election Shares of all holders who have made such an Election, the “Cash Election Total”); and (y) the number of such holder’s Lares Common Shares with respect to which such holder makes a Stock Election (each share in respect of which a holder duly makes a valid and effective Stock Election, a “Stock Election Share”). Any Lares Common Shares (other than any Lares Cancelled Shares and any Lares Dissenting Shares) with respect to which no Election is validly and effectively made prior to the Election Deadline shall be deemed to be “No Election Shares”, and shall be converted into the right to receive the Cash Election Consideration and/or the Stock Consideration, as determined in accordance with this Section 2.3(c). Mercury shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i)     If the Cash Election Total is greater than the Cash Election Cap, then (A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Election Consideration; and (B) each Cash Election Share shall be converted into the right to receive (I) an amount in cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Cash Election Cap and the denominator of which shall be the Cash Election Total (such fraction, the “Cash Fraction”), and (II) a number of validly issued, fully paid and nonassessable shares of New Holdco Voting Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii)     If the Cash Election Total is less than the Cash Election Cap (the number of Lares Common Shares by which the Cash Election Total is less than the Cash Election Cap, the “Shortfall Number”), then (A) each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and (B)(I) if the Shortfall Number is less than or equal to the aggregate number of No Election Shares, then (x) each Stock Election Share shall be converted into the right to receive the Stock Consideration, and (y) each No Election Share shall be converted into the right to receive (1) an amount in cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of No Election Shares (such fraction, the “Shortfall Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of New Holdco Voting Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Shortfall Fraction, and (II) if the Shortfall Number exceeds the aggregate number of No Election Shares (the number of Lares Common Shares by which the Shortfall Number exceeds the aggregate number of No Election Shares, the “Shortfall Excess”), then (x) each No Election Share shall be converted into the right to receive the Cash Election Consideration, and (y) each Stock Election Shares shall be converted into the right to receive (1) an amount in cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which is the Shortfall Excess, and the denominator of which is the aggregate number of Stock Election Shares (such fraction, the “Excess Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of New Holdco Voting Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Excess Fraction.

(iii)     If the Cash Election Cap is equal to the Cash Election Total, then the foregoing clauses (i) and (ii) shall not apply, and each Cash Election Share shall be converted into the right to receive the Cash Election Consideration, and each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration.

(d)     Except as otherwise expressly provided herein, an Election shall be effective only if the Exchange Agent shall have received, no later than 5:00 p.m. New York time on the fifth (5th) Business Day prior to the Closing Date (or such later date as Mercury and Lares shall agree) (the “Election Deadline”) (i) an Election Form covering the Lares Common Shares to which such Election applies, executed and completed in accordance with the instructions set forth therein, and (ii) the Lares Certificates (or affidavits of loss in lieu thereof), or in the case of Lares Book-Entry Securities, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) to which such Election Form applies. An Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Lares Common Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Lares Common Shares shall result in the revocation of all prior Election Forms with respect to all such Lares Common Shares. Subject to the terms of this Agreement, including any rules established pursuant to Section 2.3(e), and of the Election Form, the Exchange Agent, in consultation with both Mercury and Lares, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. None of Mercury, New Holdco, Lares or the Exchange Agent shall be under any obligations to notify any Person of any defect in an Election Form. Mercury shall use reasonable best efforts to announce the Election Deadline at least five (5) Business Days prior to the Election Deadline. Upon mutual agreement of Mercury and Lares in writing on or prior to the Closing Date (but in all events before the Second Merger Effective Time), Election Forms submitted after the Election Deadline may be accepted and treated as effective, but only so long as all properly completed late Election Forms received by the Exchange Agent before the time specified in such writing for acceptance of late Election Forms (the “Late Election Time”) are accepted and treated as effective. The Late Election Time must be a time at least one (1) hour after the execution of the writing in which Mercury and Lares agree to accept such late Election Forms and will be no later than the Second Merger Effective Time. Mercury and Lares shall have no obligation to publicly announce or otherwise give notice to holders of Lares Common Shares that a Late Election Time has been fixed or that late Election Forms will be accepted. Neither Mercury nor Lares shall be under any obligation to agree to accept any late Election Forms, and a determination to agree to accept any late Election Forms shall be made in the sole and absolute discretion of each of Mercury and Lares. No late Election Forms will be accepted and treated as effective, unless Mercury and Lares mutually agree to such treatment in writing in accordance with, and as expressly provided in, this Section 2.3(d).

Section 2.4     Mercury Stock Options and Other Stock-Based Awards.

(a)     Prior to the First Merger Effective Time, the Board of Directors of New Holdco, Mercury and the Mercury Board and the Compensation Committee of the Mercury Board shall take all actions necessary so that, as of the First Merger Effective Time:

(i)     each Mercury Stock Option that is outstanding immediately prior to the First Merger Effective Time shall be assumed by New Holdco and become an option (a “Mercury Exchange Option”) to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such Mercury Stock Option immediately prior to the First Merger Effective Time, the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Mercury Voting Common Stock subject to such Mercury Stock Option immediately prior to the First Merger Effective Time, at an exercise price per share of New Holdco Voting Common Stock equal to the exercise price for each such share of Mercury Voting Common Stock subject to such Mercury Stock Option immediately prior to the First Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

(ii)     each share of Mercury Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Mercury Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Mercury Voting Common Stock granted by Mercury outstanding immediately prior to the First Merger Effective Time (including Mercury DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Mercury Stock Options (each, other than Mercury Stock Options, a “Mercury Stock-Based Award”), shall be assumed by New Holdco and become an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Mercury Stock-Based Award immediately prior to the First Merger Effective Time, with respect to the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Mercury Voting Common Stock subject to the Mercury Stock-Based Award immediately prior to the First Merger Effective Time (a “Mercury Exchange Stock-Based Award”). For the avoidance of doubt, shares of Mercury Voting Common Stock issued in connection with the settlement of Mercury Stock-Based Awards which vest on or prior to the First Merger Effective Time (including vested Mercury Restricted Stock) shall be treated in the manner set forth in Section 2.1(a).

(b)     New Holdco shall file, no later than fifteen (15) days after the First Merger Effective Time, an effective registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of New Holdco Voting Common Stock issuable upon exercise of the Mercury Exchange Options and Lares Exchange Options and settlement of Mercury Exchange Stock-Based Awards and Lares Exchanged Stock-Based Awards.

Section 2.5     Lares Share Options and Other Share-Based Awards. Prior to the Second Merger Effective Time, the Board of Directors of New Holdco, Lares and the Lares Board and the Compensation Committee of the Lares Board shall take all actions necessary so that:

(a)     each Lares Share Option that is outstanding immediately prior to the Second Merger Effective Time shall be assumed by New Holdco and become, as of the Second Merger Effective Time, an option (a “Lares Exchange Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Lares Share Option immediately prior to the Second Merger Effective Time, shares of New Holdco Voting Common Stock, except that (i) the number of shares of New Holdco Voting Common Stock subject to the Lares Exchange Option shall equal the product of the number of Lares Class A Shares that were subject to such Lares Share Option immediately prior to the Second Merger Effective Time multiplied by the Lares Exchange Ratio, with the result rounded down to the nearest whole number and (ii) the per share exercise price of each such Lares Exchange Option will be equal to the quotient determined by dividing the exercise price per share at which such Lares Share Option was exercisable immediately prior to the Second Merger Effective Time by the Lares Exchange Ratio, with the result rounded up to the nearest whole cent;

(b)     each share of Lares Restricted Shares and each right of any kind, contingent or accrued, to receive shares of Lares Class A Shares or benefits measured in whole or in part by the value of a number of Lares Class A Shares granted by Lares outstanding immediately prior to the Second Merger Effective Time (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Lares Share Options (each, other than Lares Share Options, a “Lares Share-Based Award”), shall become, as of the Second Merger Effective Time, an award, on the same terms and conditions (including applicable vesting requirements) as applied to each such Lares Share-Based Award immediately prior to the Second Merger Effective Time, with respect to the number of shares of New Holdco Voting Common Stock that is equal to the product of the number of Lares Class A Shares that were subject to such Lares Share-Based Award immediately prior to the Second Merger Effective Time multiplied by the Lares Exchange Ratio (a “Lares Exchange Share-Based Award”). For the avoidance of doubt, Lares Class A Shares issued in connection with the settlement of Lares Share-Based Awards which vest on or prior to the Second Merger Effective Time (including vested Lares Restricted Shares) shall be treated in the manner set forth in Section 2.2(a); and

(c)     if the employment of a holder of a Lares Exchange Option or Lares Exchange Share-Based Award is involuntarily terminated by New Holdco or any of its Subsidiaries within twelve (12) months after the Second Merger Effective Time (other than for Cause (as defined below)), all of the then unvested Lares Exchange Options or Lares Exchange Share-Based Awards held by such holder shall become fully vested upon such termination and, in the case of a Lares Exchange Option, shall be exercisable for a period of thirty (30) days following the effective date of such termination (or, with respect to a Lares Exchange Option that has vested prior to such termination, such longer period as may be applicable to such Lares Exchange Option upon such termination of employment, in accordance with the terms and conditions of such Lares Exchange Option as of the Second Merger Effective Time). For purposes of this Section 2.5(c), the term “Cause” means, with respect to any holder, such holder (i) has been convicted of, or entered a pleading of guilty or nolo contendre (or its equivalent in the applicable jurisdiction) to any criminal offense (whether or not in connection with the performance by the employee of his or her obligations and duties to New Holdco and/or any of its Subsidiaries), excluding offenses under road traffic laws, or misdemeanor offenses, that are subject only to a fine or non-custodial penalty; (ii) has willfully failed to perform the duties properly assigned to him or her by New Holdco or any of its Subsidiaries, and such holder has the physical capacity to perform such duties; or (iii) has engaged in gross negligence or willful misconduct with respect to New Holdco or any of its Subsidiaries.

Section 2.6     Exchange of Mercury Shares. Pursuant to Section 13.1-719.1 of the VSCA, each certificate that, immediately prior to the First Merger Effective Time, represented shares of Mercury Voting Common Stock or shares of Mercury Non-Voting Common Stock, and all shares of Mercury Voting Common Stock and Mercury Non-Voting Common Stock held in book-entry form immediately prior to the First Merger Effective Time, shall, from and after the First Merger Effective Time, represent an equal number of shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock, respectively.

Section 2.7     Exchange of Lares Shares.

(a)     Prior to the Mailing Date, Mercury shall appoint an agent reasonably acceptable to Lares (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of (i) receiving Election Forms and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of Lares Common Shares and (ii) exchanging Lares Certificates (or affidavits of loss in lieu thereof) or Lares Book-Entry Securities for the Merger Consideration. On the Closing Date, Mercury or New Holdco shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Lares Certificates and Lares Book-Entry Securities, (i) shares of New Holdco Voting Common Stock sufficient in order for the Exchange Agent to distribute the Stock Election Consideration, and (ii) an amount of cash sufficient in order for the Exchange Agent to distribute the Cash Election Consideration. In addition, New Holdco shall deposit with the Exchange Agent, as necessary from time to time after the Second Merger Effective Time, any dividends or other distributions payable pursuant to Section 2.7(g) and cash in lieu of any fractional shares payable pursuant to Section 2.7(e). The shares of New Holdco Voting Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of Lares Common Shares are collectively referred to herein as the “Lares Exchange Fund”. In connection with the foregoing, Mercury and New Holdco shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to Lares, setting forth the procedures to be used in determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of Lares Common Shares, and accomplishing the deliveries and other actions contemplated by this Section 2.7.

(b)     Promptly after the Closing Date, New Holdco shall cause the Exchange Agent to mail to each holder of record of Lares Common Shares, to the extent the holder thereof has not submitted Lares Certificates (or affidavits of loss in lieu thereof) or Lares Book-Entry Securities with an Election Form prior to the Closing Date, a letter of transmittal in a form prepared by Mercury and reasonably acceptable to Lares (a “Lares Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Lares Certificates (or affidavits of loss in lieu thereof) or transfer of the Lares Book-Entry Securities to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Lares Book-Entry Securities) and instructions for use in effecting the surrender of Lares Certificates (or affidavits of loss in lieu thereof) or Lares Book-Entry Securities in exchange for the Merger Consideration.

(c)     Each holder of Lares Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Lares Certificate (or affidavit of loss in lieu thereof), together with a properly completed Lares Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Lares Book-Entry Securities, the Merger Consideration in respect of the Lares Common Shares represented by a Lares Certificate (or affidavit of loss in lieu thereof) or Lares Book-Entry Security. The shares of New Holdco Voting Common Stock constituting part of the Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Lares Common Shares or is otherwise required under applicable Law. The Exchange Agent shall accept such Lares Certificates (or affidavits of loss in lieu thereof) or Lares Book-Entry Securities upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Lares Common Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such Lares Certificate shall be properly endorsed or such Lares Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Lares Book-Entry Security shall be properly transferred, and (ii) the Person requesting such exchange shall pay to New Holdco any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Lares Certificate (or Lares Common Shares specified in an affidavit of loss in lieu thereof) and/or Lares Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of New Holdco that such Tax has been paid or is not applicable.

(d)     From and after the Second Merger Effective Time, until surrendered as contemplated by this Section 2.7, each Lares Certificate and/or Lares Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Lares Letter of Transmittal, certificates or evidence of shares in book-entry form representing the Merger Consideration that the holder of such Lares Certificate and/or Lares Book-Entry Security is entitled to receive pursuant to Section 2.1(b), and any cash payment that such holder is entitled to receive pursuant to Section 2.7(e) and Section 2.7(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.7(e) in respect of Lares Common Shares in accordance with the terms of this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Lares Common Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.7(g)).

(e)     No certificates or book-entry securities representing less than one share of New Holdco Voting Common Stock shall be issued in the Second Merger as a result of the conversion provided for in Section 2.1(b), but in lieu thereof each Lares Shareholder otherwise entitled to a fractional share of New Holdco Voting Common Stock (after aggregating the total number of shares of New Holdco Voting Common Stock that such Lares Shareholder has the right to receive pursuant to Section 2.1(b)) shall be entitled to receive from New Holdco, in accordance with the provisions of this Section 2.7(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of New Holdco Voting Common Stock, as applicable, that such Lares Shareholder would otherwise be entitled to multiplied by (ii) the average daily volume weighted average price of the Mercury Voting Common Stock on the NYSE for the five consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to New Holdco that would otherwise be caused by the issuance of fractional shares.

(f)     After the Second Merger Effective Time, there shall be no further transfer on the records of Lares of Lares Common Shares which have been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any Lares Certificates (or affidavits of loss in lieu thereof) and/or Lares Book-Entry Securities, together with a duly executed and properly completed Lares Letter of Transmittal, are presented to the Exchange Agent, New Holdco or the Surviving Company for transfer they shall be cancelled and exchanged, without interest, for the Merger Consideration received by the No Election Shares as provided in Section 2.3(c) (together with any cash in lieu of fractional shares pursuant to Section 2.7(e)).

(g)     No dividends or other distributions with respect to New Holdco Common Stock with a record date after the Second Merger Effective Time shall be paid to the holder of any unsurrendered Lares Common Shares with respect to the shares of New Holdco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by New Holdco to the Exchange Agent and shall be included in the Lares Exchange Fund, in each case until the surrender of such Lares Certificate (or affidavit of loss in lieu thereof) or Lares Book-Entry Security in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Lares Certificate or Lares Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to such shares of New Holdco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Second Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of New Holdco Common Stock.

(h)     None of Mercury, New Holdco, Merger Sub 1, Merger Sub 2, or Lares shall be liable to any Person in respect of any New Holdco Common Shares (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(i)     If any Lares Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery to New Holdco of a bond of indemnity in an amount and upon terms reasonably satisfactory to New Holdco, and (iii) execution and delivery of a Lares Letter of Transmittal, New Holdco will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each Lares Common Share represented by such certificate in accordance with the terms of this Agreement.

(j)     Any portion of the Lares Exchange Fund that remains unclaimed by the holders of Lares Common Shares twelve (12) months after the Closing Date shall be returned to New Holdco, upon demand, and any such holder who has not exchanged Lares Common Shares for the Merger Consideration in accordance with this Section 2.7 prior to that time shall thereafter look only to New Holdco for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.7(g) and any cash in lieu of fractional shares pursuant to Section 2.7(e), in respect of such shares without any interest thereon.

Section 2.8     Withholding Rights. Each of New Holdco, Mercury, the Surviving Corporation, Lares, the Surviving Company and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (i) shall be remitted by New Holdco, Mercury, the Surviving Corporation, Lares, the Surviving Company or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9     Adjustments. In the event that, at any time during the period from the date hereof to the Second Merger Effective Time, Lares or Mercury, as applicable, changes (or establishes a record date for changing) the number of Lares Common Shares issued and outstanding, or the number of shares of Mercury Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, in each case other than pursuant to transactions contemplated by this Agreement, then the Merger Consideration shall be appropriately and proportionally adjusted to reflect fully the effect of such change.

Section 2.10     Dissenting Shares. Pursuant to the Lares LLC Agreement, the holders of each Lares Common Share are entitled to rights of appraisal in the event of a merger of Lares that would give rise to appraisal rights under the DGCL if Lares were a Delaware corporation and the holders of Lares Common Shares were stockholders of such corporation. Accordingly, and notwithstanding anything in this Agreement to the contrary, with respect to each Lares Common Share to which the holder thereof would be entitled to demand appraisal pursuant to Section 262 of the DGCL, if Lares were a Delaware corporation and the holders of Lares Common Shares were stockholders of such corporation, and shall have properly demanded appraisal in compliance with the provisions of Section 262 of the DGCL (each, a “Lares Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Company, of the fair value of the Lares Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Lares Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws its demand for appraisal of such Lares Dissenting Shares, or (b) if any holder of Lares Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Lares Common Shares and such Lares Common Shares shall thereupon cease to constitute Lares Dissenting Shares and such Lares Common Shares shall be deemed to be No Election Shares and converted into and represent only the right to receive the Cash Election Consideration and/or the Stock election Consideration in accordance with Section 2.3(c). Lares shall give Mercury prompt notice of any demands received by Lares for appraisal of Lares Common Shares, withdrawals of such demands and any other instruments served pursuant to the Lares LLC Agreement and Section 262 of the DGCL and shall give Mercury the opportunity to participate in all negotiations and proceedings with respect thereto. Lares shall not, without the prior written consent of Mercury, make any payment with respect to, or settle or offer to settle, any such demands.

Article III

REPRESENTATIONS AND WARRANTIES OF LARES

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Lares Disclosure Letter”) delivered by Lares to Mercury prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Lares Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Lares SEC Documents as publicly filed by Lares with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Lares hereby represents and warrants to Mercury as follows:

Section 3.1     Company Organization.

(a)     Lares is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Lares has the limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares.

(b)     Complete copies of the certificate of formation and the Lares LLC Agreement (the “Lares Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to Mercury.

(c)     Each of Lares’ Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares. Section 3.1(c) of the Lares Disclosure Letter sets forth as of the date of this Agreement the name of each Lares Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Lares Subsidiary.

(d)     As of the date of this Agreement, Lares does not hold any interests, either directly or indirectly, in any entities (other than the shares or other equity interests in the Subsidiaries of Lares as set forth on Section 3.1(c) of the Lares Disclosure Letter).

Section 3.2     Capitalization.

(a)     As of the date hereof, the authorized shares representing limited liability company interests of Lares consists solely of (i) 5,000,000 Lares Preferred Shares, and (ii) 200,000,000 Lares Common Shares, consisting of (A) 100,000,000 Lares Class A Shares; (B) 50,000,000 Lares Class B Shares; and (C) 50,000,000 Lares Class C Shares. As of the close of business on March 17, 2014 (the “Capitalization Date”) 34,495,750 Lares Class A Shares were issued and outstanding, 20,901,726 Lares Class B Shares were issued and outstanding, 2 Lares Class C Shares were issued and outstanding and no Lares Preferred Shares were issued or outstanding. From the close of business on the Capitalization Date through the date hereof, there have been no issuances of Lares Common Shares or Lares Preferred Shares other than (i) issuances of Lares Class A Shares or Lares Class C Shares upon the conversion of Lares Class B Shares or issuances of Lares Class A Shares upon the conversion of Lares Class C Shares, or (ii) issuances of Lares Class A Shares pursuant to the exercise or settlement of Lares Equity Grants outstanding as of the Capitalization Date. As of the date of this Agreement, 4,947,659 Lares Class A Shares are held in Lares’ treasury and no other shares are owned, directly or indirectly, by Lares or any of Lares’ Subsidiaries. All of the issued and outstanding Lares Common Shares have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. Except (i) for the right of holders of Lares Class B Shares to convert to Lares Class A Shares or Lares Class C Shares, (ii) the right of holders of Lares Class C Shares to convert into Lares Class A Shares and (iii) as set forth in Section 3.2(b), none of Lares nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares representing limited liability company interests or any other equity securities of Lares or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Lares, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares, interests or securities. Except as set forth in Section 3.2(b), as of the date hereof, there are no options, restricted stock or other equity-based awards issued by Lares or any Lares Subsidiary currently outstanding under the Lares Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of Lares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares representing limited liability company interests may vote. There are no outstanding agreements or other obligations of Lares or any of its Subsidiaries requiring the registration for sale of any Lares Common Shares, Lares Preferred Shares or other equity interests in Lares or any of its Subsidiaries.

(b)     Section 3.2(b) of the Lares Disclosure Letter sets forth, as of the close of business on the Capitalization Date, the outstanding options to purchase Lares Class A Shares issued under the Lares LTIPs (“Lares Share Options”) and the restricted stock awards of Lares Class A Shares outstanding under the Lares LTIPs (“Lares Restricted Shares”, and together with the Lares Share Options, the “Lares Equity Grants”), indicating (x) with respect to each grant of Lares Restricted Shares, the date of grant, the number of shares of Lares Restricted Shares issued and any applicable vesting schedule, and (y) with respect to each Lares Share Option, the date of grant, the number of Lares Class A Shares that are reserved with respect to such Lares Share Option and the exercise price thereof, the portion of each such Lares Share Option that is vested, any applicable vesting schedule and the expiration date. Since the close of business on the Capitalization Date, no Lares Equity Grants have been issued, made or granted.

(c)     Except as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares, (x) all of the issued and outstanding shares of capital stock or other equity ownership interests of each Lares Subsidiary, other than the Lares Licensee Companies and the Lares Non-Managed Companies, are owned by Lares, either directly or through ownership of another wholly owned Lares Subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws and (y) none of Lares or any Lares Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Lares Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Lares directly or indirectly owns that number and percentage of issued and outstanding shares of capital stock or other equity ownership interests of each of the Lares Non-Managed Companies and each of the Lares Licensee Companies, free and clear of all Liens, as set forth on Section 3.2(c) of the Lares Disclosure Letter.

Section 3.3     Authority; No Violation.

(a)     Lares has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Lares of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company actions on the part of Lares. Except for the Required Lares Vote, the calling of the Lares Shareholder Meeting, and the filing of the Certificate of Second Merger with the DSS, no limited liability company proceedings on the part of Lares or vote, consent or approval of the Lares Shareholders is necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lares and (assuming due authorization, execution and delivery by Mercury, New Holdco, Merger Sub 1 and Merger Sub 2) constitutes the valid and binding obligation of Lares, enforceable against Lares in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Lares Board unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Second Merger, are consistent with, and will further the business strategies and goals of Lares and are advisable, fair to, and in the best interests of, Lares and the Lares Shareholders, (ii) approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Second Merger, and (iii) subject to the terms and conditions of Section 6.10, recommending that the Lares Shareholders vote to adopt this Agreement.

(b)     None of the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Lares with any of the terms or provisions hereof or thereof will (i) violate any provision of the Lares Organizational Documents or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 3.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Lares, any of its Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other binding instrument or obligation, whether written or unwritten (collectively, “Contracts”), to which Lares or any of its Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Lares or any of its Subsidiaries, except, with respect to clause (ii), as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Lares.

Section 3.4     SEC Filings. Since May 2, 2013, Lares, and from January 1, 2013 through August 23, 2013 LIN TV Corp. (“Lares TV”), have filed with, or furnished to, the SEC all forms, reports and filings required to be filed or furnished by them with the SEC under the Securities Act and Exchange Act (all forms, reports and filings filed or furnished by Lares with the SEC since May 2, 2013, and by Lares TV from January 1, 2013 through August 23, 2013, the “Lares SEC Documents”). As of the time of filing with, or furnishing to, the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Lares SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the Lares SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.5     Consents and Approvals. None of the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Lares or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization (each a “Governmental Entity”) prior to or as of the Second Merger Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing by Lares of the Certificate of Second Merger with, and the acceptance of the Certificate of Second Merger by, the DSS, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act or the Exchange Act, including the Joint Proxy Statement/Prospectus, or pursuant to the rules of the NYSE, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Lares and would not be reasonably likely to prevent or materially delay the consummation by Lares of the Second Merger.

Section 3.6     Financial Statements.

(a)     The consolidated financial statements of Lares or Lares TV, as applicable, and their respective Subsidiaries contained in the Lares SEC Documents have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Lares or Lares TV, as applicable, and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flow and changes in their stockholders equity for the periods reflected therein, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), in all material respects with published rules and regulations of the SEC with respect thereto. Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Lares or Lares TV, as applicable, and its Subsidiaries.

Section 3.7     Broker’s Fees. Neither Lares nor any Lares Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Mergers or other transactions contemplated by this Agreement or the other Transaction Documents, other than J.P. Morgan Securities LLC (“JPM”), and the agreement with respect to such engagement has previously been made available to Mercury.

Section 3.8     Absence of Certain Changes or Events. Between December 31, 2013 and the date hereof, (i) Lares and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, and (ii) none of Lares nor any of its Subsidiaries has taken any action that would require the consent of Mercury pursuant to Section 5.2 had such action occurred after the date of this Agreement and prior to the Closing. Between December 31, 2013 and the date hereof, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Lares.

Section 3.9     Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Lares, there are no (i) actions, claims, suits, arbitrations, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of Lares, threatened) against Lares or any of its Subsidiaries, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”), against Lares or any of its Subsidiaries or any of their respective properties.

Section 3.10     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares: (i) Lares (including its predecessor Lares TV) and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Lares (including its predecessor Lares TV) and each of its Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP for any Taxes not yet payable; (iii) Lares (including its predecessor Lares TV) and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Lares (including its predecessor Lares TV) or any of its Subsidiaries; (v) neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Lares (including its predecessor Lares TV) or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Lares or any of its Subsidiaries, other than Permitted Liens; (vii) neither Lares nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Lares nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election by Lares (including its predecessor Lares TV) or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Lares or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Lares (including its predecessor Lares TV) or any of its Subsidiaries, or with respect to any Taxes due from Lares (including its predecessor Lares TV) or any of its Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Lares and each of its Subsidiaries have made available to Mercury complete and accurate copies of all U.S. federal and applicable state and local income and other material Tax Returns filed for taxable years ending on or after, and other material reports or agreements to the extent they relate to Taxes (which could include examination reports, closing agreements, settlement agreements and statements of deficiencies assessed against or agreed to by Lares or any of its Subsidiaries) received or entered into since, December 31, 2010.

(d)     Neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Lares TV).

(e)     Lares (including its predecessor Lares TV) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Lares (including its predecessor Lares TV) or any of its Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     Lares is properly classified as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code) and has been properly treated as such since its formation.

(i)     Neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries has taken or agreed to take any action nor is Lares aware of any agreement, plan or other circumstance that would prevent the First Merger and the Second Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

(j)     Lares has disclosed to Mercury all material facts relating to (i) the merger of Lares TV with and into Lares on July 30, 2013 and (ii) the classification of Lares as a partnership for U.S. federal income tax purposes.

(k)     As of December 31, 2012, Lares TV had net operating loss carryforwards of approximately $276 million for U.S. federal income tax purposes (the “Lares NOL Carryforwards”). As of July 30, 2013, none of the Lares NOL Carryforwards was subject to any limitation under Section 382 or 384 of the Code, Treasury Regulation Sections 1.1502-15 or 1.1502-21, or otherwise.

Section 3.11     Employee Benefits.

(a)     Section 3.11(a) of the Lares Disclosure Letter includes a complete list of all material Lares Benefit Plans and all Material Lares Employment Agreements.

(b)     With respect to each Lares Benefit Plan, Lares has delivered or made available to Mercury a true, correct and complete copy of: (i) each writing constituting a part of such Lares Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Lares Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Lares Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity. Lares has delivered or made available to Mercury a correct and complete copy of each Material Lares Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, all contributions required to be made to any Lares Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Lares Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares, (i) with respect to each Lares Benefit Plan and Lares Employment Agreement, Lares and its Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Lares Benefit Plans, (ii) each Lares Benefit Plan and Lares Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Lares, its Subsidiaries and its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Lares Benefit Plans or their related trusts, Lares, any of its Subsidiaries, any of its ERISA Affiliates or any person that Lares or any of its Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Lares does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 3.11(e) of the Lares Disclosure Letter identifies each Lares Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Lares Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Lares Qualified Plan and the related trust that has not been revoked or Lares is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Lares, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Lares Qualified Plan or the related trust that cannot be corrected without material liability to Lares.

(f)     Section 3.11(f) of the Lares Disclosure Letter lists each Lares Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Lares Pension Plan”). With respect to each Lares Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Lares or any of its ERISA Affiliates (other than for the payment of premiums), and there are no premium payments which have become due that are unpaid.

(g)     No Lares Benefit Plan is a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of Lares and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Lares and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Lares and its Subsidiaries. No Lares Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, any Lares Benefit Plan or Lares Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Lares or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Lares or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Lares or any of its Subsidiaries as a result of the imposition of excess taxes required by section 4999 of the Code or any taxes required by section 409A of the Code

(j)     Section 3.11(j) of the Lares Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Lares or any of its Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Lares Labor Agreements”). Lares has provided or made available to Mercury true and complete copies of each Lares Labor Agreement. No material labor strike or organized work stoppage against Lares or any of its Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Lares, is threatened. There are no material disputes pending or, to the Knowledge of Lares, threatened, between Lares or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Lares or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Lares, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Lares, there are no current union organization activities or representation questions involving employees, of Lares or any of its Subsidiaries.

(k)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares, each of Lares and its Subsidiaries is in compliance with all Lares Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Lares, none of Lares or any of its Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Lares or any of its Subsidiaries (each, a “Lares Contingent Worker”) and no Lares Contingent Worker has been improperly excluded from any Lares Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, there are no pending or, to the Knowledge of Lares, threatened, actions, suits or claims with respect to any Lares Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Lares Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Lares, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Lares Benefit Plan.

Section 3.12     Compliance with Law; Permits.

(a)     Lares and each of its Subsidiaries is in compliance with and is not in default under or in material violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to any of them or any of their applicable businesses or operations (other than Tax Laws, which are the subject of Section 3.10), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, (i) Lares and its Subsidiaries have all Permits that are reasonably necessary to enable Lares and its Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Lares and its Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     The Lares Subsidiaries identified on Section 3.12(c) of the Lares Disclosure Letter are the holders of the Lares FCC Licenses identified thereon, which constitute all of the Lares FCC Licenses of the Lares Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, the Lares FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, Lares and the Lares Subsidiaries (i) operate each Lares Station and have operated each Lares Station in compliance with the Communications Act and the FCC Rules and the applicable Lares FCC Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Lares FCC Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Lares Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Lares FCC Licenses or construction Permits issued to modify the Lares FCC Licenses. To the Knowledge of Lares, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Lares Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(f)(iii), none of Lares nor any of the Lares Subsidiaries, nor any of the Lares Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Lares Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending, or, to the Knowledge of Lares, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Lares FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Lares Stations, Lares or any Lares Subsidiary with respect to the Lares Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Lares FCC Licenses. The Lares FCC Licenses have been issued for the terms expiring as indicated on Section 3.12(c) of the Lares Disclosure Letter and the Lares FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the Lares FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.12(c) of the Lares Disclosure Letter. Except as set forth in Section 3.12(c) of the Lares Disclosure Letter, neither Lares’ entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Lares or for any of the Lares Stations.

Section 3.13     Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Lares nor any of its Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Lares or any of its Subsidiaries (other than such Contracts between Lares and its wholly owned Subsidiaries);

(ii)     any Contract under which Lares or any of its Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Lares or its wholly owned Subsidiaries in wholly owned Subsidiaries of Lares);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Lares or any of its Subsidiaries or Affiliates (including New Holdco and its Subsidiaries after the Second Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Lares and its Subsidiaries would make annual payments of $250,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each Lares Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Lares or any of its Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2010 or any Contract for any acquisition of any material business or properties or assets by Lares or any of its Subsidiaries pursuant to which Lares or any of its Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Lares Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Lares;

(xiv)     any registration rights agreements related to securities of Lares; or

(xv)     any other Contract or series of related Contracts under which it would reasonably be expected that Lares and its Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xiv) above being referred to herein as the “Lares Material Contracts”). Each Lares Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof has heretofore been made available to Mercury.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, with respect to each of the Lares Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Lares Material Contract is valid and binding on Lares or the Lares Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Lares or any of the Lares Subsidiaries or, to the Knowledge of the Lares, any other party to such Lares Material Contract, is in material breach or material violation of, or in material default under, such Lares Material Contract, and (iii) to the Knowledge of Lares, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Lares Material Contract.

Section 3.14     Undisclosed Liabilities. Neither Lares nor any of its Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet (or fairly summarized in the notes thereto) of Lares as of December 31, 2013 included in the Lares’ Annual Report on Form 10-K for the year ended December 31, 2013 publicly filed with the SEC prior to the date hereof (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since December 31, 2013, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Lares or any of its Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Lares.

Section 3.15     Property.

(a)     Section 3.15(a) of the Lares Disclosure Letter identifies, as of the date hereof:

(i)     all material real properties (by name and location) owned by Lares or any Lares Subsidiary (the “Lares Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Lares or any Lares Subsidiary as lessee, sublessee or occupant (such properties, the “Lares Leased Property” and such leases, subleases and occupancy agreements, the “Lares Lessee Agreements”). The Lares Owned Property and the Lares Leased Property are referred to herein collectively as the “Lares Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Lares Real Property to which Lares or any Lares Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Lares Lessor Agreements”). Each Lares Lessee Agreement and Lares Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Mercury.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, (i) (x) Lares or the Lares Subsidiaries have good and valid title to the Lares Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Lares Leased Property, sufficient to allow each of Lares and the Lares Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Lares, threatened condemnation, eminent domain or similar proceedings affecting any of the Lares Real Property, and (ii) with respect to each of the Lares Lessee Agreements and Lares Lessor Agreements, (x) such Lares Lessee Agreement or Lares Lessor Agreement is valid and binding on Lares or the Lares Subsidiaries, as applicable, (y) none of Lares or any of the Lares Subsidiaries or, to the Knowledge of the Lares, any other party to such Lares Lessee Agreement or Lares Lessor Agreement, is in breach or violation of, or in default under, such Lares Lessee Agreement or Lares Lessor Agreement and (z) to the Knowledge of Lares, no event has occurred which would result in such a breach or violation of, or a default under, such Lares Lessee Agreement or Lares Lessor Agreement.

(c)     Each of Lares and the Lares Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Lares Real Property (other than Intellectual Property), (i) has good and valid title to all properties reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 3.16     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, (i) Lares and each of the Lares Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Lares or any of the Lares Subsidiaries or, to the Knowledge of Lares, at any real property formerly owned, leased, operated or controlled by Lares (including its predecessor Lares TV) or any of the Lares Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Lares or any of the Lares Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Lares, threatened against Lares or any of the Lares Subsidiaries; (iv) neither Lares nor any of the Lares Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Lares or any Lares Subsidiary under any Environmental Law; and (v) neither Lares nor any of the Lares Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Lares or any of the Lares Subsidiaries.

Section 3.17     State Takeover Laws. Assuming the accuracy of the representation and warranty set forth in Section 4.27, the Lares Board has taken all action required to be taken by the Lares Board to exempt this Agreement and the transactions contemplated hereby from any applicable “business combination” or any other takeover or anti-takeover statute under Delaware Law.

Section 3.18     Internal Controls.

(a)     The books and records of Lares (including its predecessor Lares TV) and its Subsidiaries are and have been, since January 1, 2011, prepared and maintained in all material respects in a manner adequate for preparing audited financial statements in accordance with GAAP. Lares and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) access to their property and assets is permitted only in accordance with management’s general or specific authorization. With respect to the consolidated financial statements (including any related notes) contained or incorporated by reference in the Lares SEC Documents, since January 1, 2011, there have been no material weaknesses or significant deficiencies identified in writing by Lares’ (including its predecessor, Lares TV’s) independent registered public accountants or any material weaknesses or significant deficiencies identified in writing by Lares (including its predecessor, Lares TV) and reported to the Lares Board (including the board of directors of its predecessor Lares TV) in the design or operation of internal controls of financial reporting utilized by Lares (including its predecessor Lares TV) or any of its Subsidiaries (including its predecessor, Lares TV).

(b)     Since January 1, 2011, (i) neither Lares (including its predecessor Lares TV) nor any of its Subsidiaries nor any of their respective directors or executive officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of Lares (including its predecessor Lares TV) or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Lares (including its predecessor Lares TV) or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Lares (including its predecessor Lares TV) or any of its Subsidiaries, whether or not employed by Lares (including its predecessor Lares TV) or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Lares (including its predecessor Lares TV) or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Lares Board or any committee thereof or to the General Counsel or Chief Executive Officer of Lares (including its predecessor, Lares TV).

Section 3.19     Insurance. Lares has made available to Mercury copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Lares and its Subsidiaries as of the date of this Agreement, a list of which is set forth on Section 3.18(a) of the Lares Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Lares and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 3.20     Intellectual Property.

(a)     Section 3.20(a) of the Lares Disclosure Letter sets forth a true, correct and complete list of patents and trademarks that are owned by and material to Lares or the Lares Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, Lares or the Lares Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Lares and the Lares Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Lares IP”). To the Knowledge of Lares, (i) each material registration included in Lares IP and set forth in Section 3.20(a) of the Lares Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Lares IP and set forth in Section 3.20(a) of the Lares Disclosure Letter is subsisting.

(b)     To the Knowledge of Lares, (i) no Lares IP owned by Lares or a Lares Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither Lares nor any Lares Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in a material liability for Lares or any Lares Subsidiary. To the Knowledge of Lares, (A) neither Lares nor any Lares Subsidiary has received notice of any claim alleging that Lares or any Lares Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Lares or any Lares Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Lares nor any Lares Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Lares and the Lares Subsidiaries, the use or ownership of any Lares IP owned or purported to be owned by Lares or any Lares Subsidiary, and, to the Knowledge of Lares, neither Lares nor any Lares Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares, to the Knowledge of Lares, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Lares or any Lares Subsidiary, of any Lares IP owned or purported to be owned by Lares or a Lares Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

Section 3.21     Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Lares and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Lares or any of its Subsidiaries, or (y) to the Knowledge of Lares, Affiliate of Lares or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Lares or any of its Subsidiaries or has any interest in any property or asset of Lares or any of its Subsidiaries, or (ii) to the Knowledge of Lares, beneficially owns a controlling equity interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Lares SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Lares Related Party Transaction”).

Section 3.22     Disclosure. None of the information supplied or to be supplied by or on behalf of Lares (a) for inclusion or incorporation by reference in the Form S-4 (including the Joint Proxy Statement/Prospectus) or (b) pursuant to Section 6.12 or Section 6.19 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, provided that no representation is made by Lares with respect to statements made or incorporated by reference in the Form S-4 (including the Joint Proxy Statement/Prospectus), based on information supplied by Mercury for inclusion or incorporation by reference therein.

Section 3.23     Certain Business Practices. Since December 31, 2012, none of Lares or any of its Subsidiaries, and (to the Knowledge of Lares) no director, officer, employee or agent of any of Lares or its Subsidiaries with respect to any matter relating to any of Lares or its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Lares.

Section 3.24     Vote Required. The affirmative vote of (a) holders of a majority of the votes entitled to be cast by the holders of the outstanding Lares Class A Shares and the Lares Class C Shares, voting together as a single class, and (b) holders of a majority of the outstanding Lares Class B Shares, voting as a single class (collectively, the “Required Lares Vote”), are the only votes of the holders of any class or series of Lares’ limited liability company interests, necessary to adopt this Agreement.

Section 3.25     MVPD Matters. Section 3.25 of the Lares Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each Lares Station. To the Knowledge of Lares, Lares or the applicable Lares Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 paid subscribers in any of the Lares Stations’ Markets. Since December 31, 2012 and until the date hereof, (x) no such MVPD has provided written notice to Lares (including its predecessor Lares TV) or any Lares Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Lares, sought any form of relief from carriage of a Lares Station from the FCC and (y) neither Lares (including its predecessor Lares TV) nor any Lares Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Lares Station from carriage or to change such Lares Station’s channel position.

Section 3.26     Opinion of Financial Advisor. The Lares Board has received the opinion of JPM, to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Lares Common Shares (other than Lares Cancelled Shares and Lares Dissenting Shares) in the Second Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. Lares will, following the execution of this Agreement, make available to Mercury, solely for informational purposes, a signed copy of such opinion.

Section 3.27     Lares Ownership of Mercury Capital Stock. As of the date hereof, neither Lares nor any Lares Subsidiary “beneficially owns” (as such term is defined in Articles 14 and 14.1 of the VSCA) any shares of capital stock of Mercury or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Mercury, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. During the three (3) year period prior to the date of this Agreement, neither Lares nor any Lares Subsidiary “beneficially owned” (as such term is defined in Articles 14 and 14.1 of the VSCA) 10% or more of the outstanding shares of any class of Mercury Common Stock.

Section 3.28     Lares Non-Managed Companies and Lares Licensees. Mercury acknowledges that Lares neither controls, nor necessarily has knowledge concerning the operations of, the Lares Licensee Companies or the Lares Non-Managed Companies. Accordingly, the information provided in the Lares Disclosure Letter respecting the Lares Licensee Companies and the Lares Non-Managed Companies may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Lares has nevertheless agreed to make the representations and warranties respecting the Lares Licensee Companies and the Lares Non-Managed Companies on the condition that Mercury acknowledge the limited amount of information available to Lares respecting the Lares Licensee Companies and the Lares Non-Managed Companies.

Section 3.29     No Other Lares Representations and Warranties. Except for the representations and warranties made by Lares in this Article III (as qualified by the applicable items disclosed in the Lares Disclosure Letter) or in any other Transaction Document, neither Lares nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Lares or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Lares or its Subsidiaries or any other matter furnished or provided to Mercury or made available to Mercury in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Lares and the Lares Subsidiaries disclaim any other representations or warranties, whether made by the Lares Shareholders, Lares, any Lares Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in the Lares Disclosure Letter), Lares and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Mercury or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Mercury by any director, officer, employee, agent, consultant, or representative of the Lares Shareholders, Lares, any Lares Subsidiary or any of their respective Affiliates). Mercury acknowledges and agrees that, except for the representations and warranties made by Lares in this Article III (as qualified by the applicable items disclosed in the Lares Disclosure Letter) or in any other Transaction Document, neither Lares nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect with respect to or on behalf of Lares or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Lares or its Subsidiaries or any other matter furnished or provided to Mercury or made available to Mercury in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Mercury specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Lares and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article IV

REPRESENTATIONS AND WARRANTIES OF MERCURY

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Mercury Disclosure Letter”) delivered by Mercury to Lares prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Mercury Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Mercury SEC Documents publicly filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Mercury hereby represents and warrants to Lares, as follows:

Section 4.1     Corporate Organization.

(a)     Mercury is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, New Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Mercury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Mercury.

(b)     Complete copies of the articles of incorporation and bylaws of Mercury (the “Mercury Organizational Documents”), as in effect as of the date of this Agreement, have been made available to Lares.

(c)     Each of Mercury’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Mercury. Section 4.1(c) of the Mercury Disclosure Letter sets forth as of the date of this Agreement the name of each Mercury Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Mercury Subsidiary.

(d)     Each of New Holdco, Merger Sub 1 and Merger Sub 2 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the equity interests of New Holdco are owned directly by Mercury and all of the equity interests of Merger Sub 1 and Merger Sub 2 are owned directly by New Holdco. Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement (including the Transaction Financing), New Holdco and Merger Sub 1 have not, and will not have prior to the First Merger Effective Time, and Merger Sub 2 has not, and will not have prior to the Second Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(e)     As of the date of this Agreement, Mercury does not hold any interests, either directly or indirectly, in any other entities (other than the shares or other equity interests in Subsidiaries of Mercury as set forth on Schedule 4.1(c) of the Mercury Disclosure Letter).

Section 4.2     Capitalization.

(a)     As of the date of this Agreement, the authorized capital stock of Mercury consists solely of 400,000,000 shares of Mercury Voting Common Stock, 400,000,000 shares of Mercury Non-Voting Common Stock, and 50,000,000 shares of Preferred Stock, with no par value (“Mercury Preferred Stock”). As of the close of business on the Capitalization Date, 87,733,937 shares of Mercury Voting Common Stock were issued and outstanding and 828,885 shares of Mercury Non-Voting Common Stock were issued and outstanding and no shares of Mercury Preferred Stock were issued and outstanding. From the close of business on the Capitalization Date through date hereof, there have been no issuances of shares of capital stock of Mercury other than (i) issuances of Mercury Voting Common Stock upon the conversion of Mercury Non-Voting Common Stock or issuances of Mercury Non-Voting Common Stock upon the conversion of Mercury Voting Common Stock, or (ii) issuances of Mercury Voting Common Stock pursuant to the exercise of Mercury Stock Options or the settlement of Mercury Equity Grants outstanding as of the Capitalization Date. As of the Capitalization Date, no shares of Mercury Voting Common Stock or Mercury Non-Voting Common Stock were owned, directly or indirectly, by Mercury or any of Mercury’s Subsidiaries. All of the issued and outstanding shares of Mercury Voting Common Stock and Mercury Non-Voting Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. The shares of New Holdco Voting Common Stock to be issued pursuant to the First Merger and the Second Merger, when issued to the Lares Shareholders pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights. Except pursuant to this Agreement, except as set forth in Section 4.2(b) and except for the conversion rights of holders of Mercury Common Stock set forth in the Mercury Organizational Documents, as of the date of this Agreement, none of Mercury or any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity securities of Mercury or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Mercury, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Except as set forth in Section 4.2(b), as of the date of this Agreement, there are no options, restricted stock or other equity-based awards issued by Mercury or any Mercury Subsidiary currently outstanding under the Mercury Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of Mercury having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of Mercury may vote. Except as set forth in Section 4.2(b) of the Mercury Disclosure Letter, there are no outstanding agreements or other obligations of Mercury or any of its Subsidiaries requiring the registration for sale of any shares of Mercury Voting Common Stock, Mercury Non-Voting Common Stock, Mercury Preferred Stock or other equity interests in Mercury or any of its Subsidiaries.

(b)     Section 4.2(b) of the Mercury Disclosure Letter sets forth, as of the Capitalization Date, the outstanding options to purchase shares of Mercury Voting Common Stock issued under the Mercury LTIP (“Mercury Stock Options”), the shares of restricted Mercury Voting Common Stock outstanding under the Mercury LTIP (“Mercury Restricted Stock”), and all deferred stock units outstanding under the Mercury Directors’ Deferred Compensation Plan (“Mercury DSUs”, and together with the Mercury Stock Options and Mercury Restricted Stock, the “Mercury Equity Grants”), indicating (x) with respect to each grant of Mercury Restricted Stock, the date of grant, the number of shares of Mercury Restricted Stock issued and any applicable vesting schedule, (y) with respect to each Mercury Stock Option, the date of grant, the number of shares of Mercury Voting Common Stock that are reserved with respect to such Mercury Stock Option and the exercise price thereof, the portion of each such Mercury Stock Option that is vested, any applicable vesting schedule and the expiration date, and (z) with respect to each grant of Mercury DSUs, the grant date and the number of Mercury DSUs outstanding. Since the close of business on the Capitalization Date, no Mercury Equity Grants have been issued, made or granted, except as expressly permitted by Section 5.3(d).

(c)     Except as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Mercury, (x) all of the issued and outstanding shares of capital stock or other equity ownership interests of each Mercury Subsidiary, other than the Mercury Licensee Companies, are owned by Mercury, either directly or through ownership of another wholly owned Mercury Subsidiary, free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights and have been issued in compliance with all applicable securities Laws and (y) none of Mercury or any Mercury Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Mercury Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 4.3     Authority; No Violation.

(a)     Each of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 has the requisite corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement, approve and adopt the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Mercury Board and the Board of Directors of Merger Sub 1. Except for the Required Mercury Vote, the calling of the Mercury Shareholder Meeting, the Merger Sub 2 Member Approval, the filing of the Mercury Charter Amendment with the VSCC and the filing of the Plan of Merger and the Articles of First Merger with the VSCC, no corporate proceedings on the part of Mercury, New Holdco, Merger Sub 1 or Merger Sub 2 or vote, consent or approval of the shareholders or members of Mercury, New Holdco, Merger Sub 1 or Merger Sub 2 are necessary to approve this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 and (assuming due authorization, execution and delivery by Lares) constitutes the valid and binding obligation of each of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2, enforceable against each of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Mercury Board unanimously adopted resolutions (a) determining that this Agreement, the Mercury Charter Amendment, the Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the New Holdco Share Issuance are advisable, fair to, and in the best interests of, Mercury and the Mercury Shareholders, (b) adopting the Plan of Merger and the Mercury Charter Amendment, (c) approving the New Holdco Share Issuance, and (d) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Mercury Voting Common Stock vote to approve the Mercury Charter Amendment and the New Holdco Share Issuance.

(b)     None of the execution and delivery of this Agreement, the Plan of Merger or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Mercury, New Holdco, Merger Sub 1 or Merger Sub 2 with any of the terms or provisions hereof or thereof, will (i) violate (A) any provision of the Mercury Organizational Documents, (B) any provision of New Holdco’s articles of incorporation or bylaws, (C) any provision of Merger Sub 1’s articles of incorporation or bylaws, or (D) any provision of the certificate of formation or limited liability company agreement of Merger Sub 2, or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 4.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Mercury, New Holdco, Merger Sub 1 or Merger Sub 2 or any of Mercury’s other Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any Contracts to which Mercury or any of Mercury’s Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Mercury or any of Mercury’s Subsidiaries, except with respect to clause (ii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Mercury.

Section 4.4     SEC Filings. Since January 1, 2013, Mercury has filed with the SEC all forms, reports and filings required to be filed or furnished by it with the SEC under the Securities Act and Exchange Act (all forms, reports and filings filed or furnished by Mercury since January 1, 2013, the “Mercury SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Mercury SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the Mercury SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5     Consents and Approvals. None of the execution and delivery of this Agreement, the Plan of Merger or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Mercury or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any Governmental Entity prior to or as of the Second Merger Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of (A) the Mercury Charter Amendment with, and the issuance of the certificate of amendment or restatement by, the VSCC and (B) the Plan of Merger and Articles of First Merger with, and the issuance of the certificate of merger by, the VSCC, (ii) any notices or filings under the HSR Act, (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act and the Exchange Act, including the Joint Proxy Statement/Prospectus and Form S-4, or pursuant to the rules of the NYSE, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Mercury and would not be reasonably likely to prevent or materially delay the consummation by Mercury of the Mergers.

Section 4.6     Financial Statements. The consolidated financial statements of Mercury and its Subsidiaries contained in the Mercury SEC Documents have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements fairly present, in all material respects the consolidated financial position of Mercury and its subsidiaries as of the dates thereof and the consolidated results of their operations, cash flow and changes in their stockholders equity for the periods reflected therein, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), in all material respects with published rules and regulations of the SEC with respect thereto. Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Mercury and its Subsidiaries.

Section 4.7     Broker’s Fees. Neither Mercury nor any Mercury Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Mergers or other transactions contemplated by this Agreement or the other Transaction Documents, other than RBC Capital Markets, LLC (“RBC”), and the agreement with respect to such engagement has previously been made available to Lares.

Section 4.8     Absence of Certain Changes or Events. Between December 31, 2013 and the date hereof, (i) Mercury and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, and (ii) none of Mercury or its Subsidiaries has taken any action that would require the consent of Lares pursuant to Section 5.3 had such action occurred after the date of this Agreement and prior to the Closing. Between December 31, 2013 and the date hereof, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Mercury.

Section 4.9     Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mercury, there are no (i) Actions pending (or, to the Knowledge of Mercury, threatened) against Mercury or any of its Subsidiaries, or any of their respective properties, at law or in equity, or (ii) Orders against Mercury or any of its Subsidiaries or any of their respective properties.

Section 4.10     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury: (i) Mercury and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Mercury and each of its Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP for any Taxes not yet payable; (iii) Mercury and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Mercury or any of its Subsidiaries; (v) neither Mercury nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Mercury or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Mercury or any of its Subsidiaries, other than Permitted Liens; (vii) neither Mercury nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Mercury nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by Mercury or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Mercury nor any of its Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Mercury or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Mercury or any of its Subsidiaries, or with respect to any Taxes due from Mercury or any of its Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Mercury and each of its Subsidiaries have made available to Lares complete and accurate copies of all U.S. federal and applicable state and local income and other material Tax Returns filed for taxable years ending on or after, and other material reports or agreements to the extent they relate to Taxes (which could include examination reports, closing agreements, settlement agreements and statements of deficiencies assessed against or agreed to by Mercury or any of its Subsidiaries) received or entered into since, December 31, 2010.

(d)     Neither Mercury nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Mercury).

(e)     Mercury has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Mercury nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Mercury or any of its Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Mercury nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     Neither Mercury nor any of its Subsidiaries has taken or agreed to take any action nor is Mercury aware of any agreement, plan or other circumstance that would prevent the First Merger and the Second Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

(i)     As of December 31, 2013, the Mercury consolidated group had net operating loss carryforwards of approximately $225 million attributable to New Young Broadcasting Holding Co., Inc. and its subsidiaries prior to the 2013 Merger and approximately $360 million attributable to Mercury and its subsidiaries prior to the 2013 Merger (collectively, the “Mercury Group NOL Carryforwards”). None of the Mercury Group NOL Carryforwards is subject to limitation under Treasury Regulations Sections 1.1502-15 or 1.1501-21. As of the date of this Agreement (x) the Mercury Group NOL Carryforwards are subject to limitation under Section 382 of the Code and (y) the limitations are such that substantially all of the Mercury Group NOL Carryforwards are expected to be available for use prior to their expiration.

Section 4.11     Employee Benefits.

(a)     Section 4.11(a) of the Mercury Disclosure Letter includes a complete list of all material Mercury Benefit Plans and all Material Mercury Employment Agreements.

(b)     With respect to each Mercury Benefit Plan, Mercury has delivered or made available to Lares a true, correct and complete copy of: (i) each writing constituting a part of such Mercury Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Mercury Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Mercury Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity. Mercury has delivered or made available to Lares a correct and complete copy of each Material Mercury Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, all contributions required to be made to any Mercury Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Mercury Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, (i) with respect to each Mercury Benefit Plan and Mercury Employment Agreement, Mercury and its Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Mercury Benefit Plans, (ii) each Mercury Benefit Plan and Mercury Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Mercury, its Subsidiaries and its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Mercury Benefit Plans or their related trusts, Mercury, any of its Subsidiaries, any of its ERISA Affiliates or any person that Mercury or any of its Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Mercury does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 4.11(e) of the Mercury Disclosure Letter identifies each Mercury Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Mercury Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Mercury Qualified Plan and the related trust that has not been revoked or Mercury is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Mercury, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Mercury Qualified Plan or the related trust that cannot be corrected without material liability to Mercury.

(f)     Section 4.11(f) of the Mercury Disclosure Letter lists each Mercury Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Mercury Pension Plan”). With respect to each Mercury Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Mercury or any of its ERISA Affiliates (other than for the payment of premiums, and there are no premium payments which have become due that are unpaid).

(g)     No Mercury Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan and none of Mercury and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Mercury and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Mercury and its Subsidiaries. No Mercury Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, any Mercury Benefit Plan or Mercury Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Mercury or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Mercury or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Mercury or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(j)     Section 4.11(j) of the Mercury Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Mercury or any of its Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Mercury Labor Agreements”). Mercury has provided or made available to Lares true and complete copies of each Mercury Labor Agreement. No material labor strike or organized work stoppage against Mercury or any of its Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Mercury, is threatened. There are no material disputes pending or, to the Knowledge of Mercury, threatened, between Mercury or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Mercury or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Mercury, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Mercury, there are no current union organization activities or representation questions involving employees, of Mercury or any of its Subsidiaries.

(k)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, each of Mercury and its Subsidiaries is in compliance with all Mercury Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, none of Mercury or any of its Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Mercury or any of its Subsidiaries (each, a “Mercury Contingent Worker”) and no Mercury Contingent Worker has been improperly excluded from any Mercury Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, there are no pending or, to the Knowledge of Mercury, threatened, actions, suits or claims with respect to any Mercury Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Mercury Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Mercury, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Mercury Benefit Plan.

Section 4.12     Compliance with Law; Permits.

(a)     Mercury and each of its Subsidiaries is in compliance with and is not in default under or in material violation of any applicable Law applicable to any of them or any of their respective businesses or operations (other than Tax Laws, which are the subject of Section 4.10), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, (i) Mercury and its Subsidiaries have all Permits that are reasonably necessary to enable Mercury and its Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Mercury and its Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     The Mercury Subsidiaries identified on Section 4.12(c) of the Mercury Disclosure Letter are the holders of the Mercury FCC Licenses identified thereon, which constitute all of the Mercury FCC Licenses of the Mercury Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, the Mercury FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, Mercury or the Mercury Subsidiaries (i) operate each Mercury Station and have operated each Mercury Station in compliance with the Communications Act and the FCC Rules and the applicable Mercury FCC Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Mercury FCC Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Mercury Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Mercury FCC Licenses or construction Permits issued to modify the Mercury FCC Licenses. To the Knowledge of Mercury, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Mercury Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(f)(iii), none of Mercury or the Mercury Subsidiaries, nor any of the Mercury Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Mercury Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending or, to the Knowledge of Mercury, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Mercury FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability, or (D) order of forfeiture, in each case, against the Mercury Stations, Mercury or any Mercury Subsidiary with respect to the Mercury Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Mercury FCC Licenses. The Mercury FCC Licenses have been issued for the terms expiring as indicated on Section 4.12(c) of the Mercury Disclosure Letter and the Mercury FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the Mercury FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 4.12(c) of the Mercury Disclosure Letter. Except as set forth in Section 4.12(c) of the Mercury Disclosure Letter, neither Mercury’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Mercury or for any of the Mercury Stations.

Section 4.13     Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Mercury nor any of its Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Mercury or any of its Subsidiaries (other than such Contracts between Mercury and its wholly owned Subsidiaries);

(ii)     any Contract under which Mercury or any of its Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Mercury or its wholly owned Subsidiaries in wholly owned Subsidiaries of Mercury);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Mercury or any of its Subsidiaries or Affiliates (including Lares and its Subsidiaries after the Second Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Mercury and its Subsidiaries would make annual payments of $250,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each Mercury Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Mercury or any of its Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2010 or any Contract for any acquisition of any material business or properties or assets by Mercury or any of its Subsidiaries pursuant to which Mercury or any of its Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Mercury Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Mercury;

(xiv)     any registration rights agreements with respect to securities of Mercury; or

(xv)     any other Contract or series of related Contracts under which it would reasonably be expected that Mercury and its Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xiv) above being referred to herein as the “Mercury Material Contracts”). Each Mercury Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof has heretofore been made available to Lares.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, with respect to each of the Mercury Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Mercury Material Contract is valid and binding on Mercury or the Mercury Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Mercury or any of the Mercury Subsidiaries or, to the Knowledge of the Mercury, any other party to such Mercury Material Contract, is in material breach or material violation of, or in material default under, such Mercury Material Contract, and (iii) to the Knowledge of the Mercury, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Mercury Material Contract.

Section 4.14     Undisclosed Liabilities. Neither Mercury nor any of its Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the most recent consolidated balance sheet of Mercury included in Mercury’s Annual Report on Form 10-K for the year ended December 31, 2013 publicly filed with the SEC prior to the date hereof (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since December 31, 2013, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Mercury or any of its Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Mercury.

Section 4.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, (i) Mercury and each of the Mercury Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Mercury or any of the Mercury Subsidiaries or, to the Knowledge of Mercury, at any real property formerly owned, leased, operated or controlled by Mercury or any of the Mercury Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Mercury or any of the Mercury Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Mercury, threatened against Mercury or any of the Mercury Subsidiaries; (iv) neither Mercury nor any of the Mercury Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Mercury or any Subsidiary under any Environmental Law; and (v) neither Mercury nor any of the Mercury Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Mercury or any of the Mercury Subsidiaries.

Section 4.16     Property.

(a)     Section 4.16(a) of the Mercury Disclosure Letter identifies, as of the date hereof:

(i)     all material real properties (by name and location) owned by Mercury or any Mercury Subsidiary (the “Mercury Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Mercury or any Mercury Subsidiary as lessee, sublessee or occupant (such properties, the “Mercury Leased Property” and such leases, subleases and occupancy agreements, the “Mercury Lessee Agreements”). The Mercury Owned Property and the Mercury Leased Property are referred to herein collectively as the “Mercury Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Mercury Real Property to which Mercury or any Mercury Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Mercury Lessor Agreements”). Each Mercury Lessee Agreement and Mercury Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Lares.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, (i) (x) Mercury or the Mercury Subsidiaries have good and valid title to the Mercury Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Mercury Leased Property, sufficient to allow each of Mercury and the Mercury Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Mercury, threatened condemnation, eminent domain or similar proceedings affecting any of the Mercury Real Property and (ii) with respect to each of the Mercury Lessee Agreements and Mercury Lessor Agreements, (x) such Mercury Lessee Agreement or Mercury Lessor Agreement is valid and binding on Mercury or the Mercury Subsidiaries, as applicable, (y) none of Mercury or any of the Mercury Subsidiaries or, to the Knowledge of the Mercury, any other party to such Mercury Lessee Agreement or Mercury Lessor Agreement, is in breach or violation of, or in default under, such Mercury Lessee Agreement or Mercury Lessor Agreement, and (z) to the Knowledge of Mercury, no event has occurred which would result in such a breach or violation of, or a default under, such Mercury Lessee Agreement or Mercury Lessor Agreement.

(c)     Each of Mercury and the Mercury Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Mercury Real Property (other than Intellectual Property), (i) has valid title to all such properties and assets reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens), and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 4.17     State Takeover Laws. Assuming the accuracy of the representation and warranty of Lares set forth in Section 3.27, the Mercury Board has taken all action required to be taken by the Mercury Board to exempt this Agreement, the Mercury Support Agreement and the Second Merger and the transactions contemplated by each of them from the provisions of Articles 14 and 14.1 of the VSCA.

Section 4.18     Internal Controls.

(a)     The books and records of Mercury and its Subsidiaries are and have been, since January 1, 2011, prepared and maintained in all material respects in a manner adequate for preparing audited financial statements in accordance with GAAP. Mercury and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) access to their property and assets is permitted only in accordance with management’s general or specific authorization. With respect to the consolidated financial statements (including any related notes) contained or incorporated by reference in the Mercury SEC Documents, since January 1, 2011, there have been no material weaknesses or significant deficiencies identified in writing by Mercury’s independent registered public accountants or any material weaknesses or significant deficiencies identified in writing by Mercury and reported to the Mercury Board in the design or operation of internal controls of financial reporting utilized by Mercury or any of its Subsidiaries.

(b)     Since January 1, 2011, (i) neither Mercury nor any of its Subsidiaries nor any of their respective directors or executive officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of Mercury or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mercury or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Mercury or any of its Subsidiaries, whether or not employed by Mercury or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Mercury or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Mercury Board or any committee thereof or to the General Counsel or Chief Executive Officer of Mercury.

Section 4.19     Insurance. Mercury has made available to Lares copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Mercury and its Subsidiaries as of the date of this Agreement, and a list of such policies is set forth on Section 4.19 of the Mercury Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Mercury and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 4.20     Intellectual Property.

(a)     Section 3.20(a) of the Mercury Disclosure Letter sets forth a true, correct and complete list of patents and trademarks that are owned by and material to Mercury or the Mercury Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, Mercury or the Mercury Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Mercury and the Mercury Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Mercury IP”). To the Knowledge of Mercury, (i) each material registration included in Mercury IP and set forth in Section 3.20(a) of the Mercury Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Mercury IP and set forth in Section 4.20(a) of the Mercury Disclosure Letter is subsisting.

(b)     To the Knowledge of Mercury, (i) no Mercury IP owned by Mercury or a Mercury Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither Mercury nor any Mercury Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in a material liability for Mercury or any Mercury Subsidiary. To the Knowledge of Mercury, (A) neither Mercury nor any Mercury Subsidiary has received notice of any claim alleging that Mercury or any Mercury Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Mercury or any Mercury Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Mercury nor any Mercury Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Mercury and the Mercury Subsidiaries, the use or ownership of any Mercury IP owned or purported to be owned by Mercury or any Mercury Subsidiary, and, to the Knowledge of Mercury, neither Mercury nor any Mercury Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury, to the Knowledge of Mercury, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Mercury or any Mercury Subsidiary, of any Mercury IP owned or purported to be owned by Mercury or a Mercury Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

Section 4.21     Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Mercury and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Mercury or any of its Subsidiaries, or (y) to the Knowledge of Mercury, Affiliate of Mercury or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Mercury or any of its Subsidiaries or has any interest in any property or asset of Mercury or any of its Subsidiaries, or (ii) to the Knowledge of Mercury, beneficially owns a controlling equity interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Mercury SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Mercury Related Party Transaction”).

Section 4.22     Disclosure. None of the information supplied or to be supplied by or on behalf of Mercury for inclusion or incorporation by reference in the Form S-4 (including the Joint Proxy Statement/Prospectus) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, provided that no representation is made by Mercury with respect to statements made or incorporated by reference in the Form S-4 (including the Joint Proxy Statement/Prospectus), based on information supplied by Lares for inclusion or incorporation by reference therein.

Section 4.23     Certain Business Practices. Since December 31, 2012, none of Mercury or any of its Subsidiaries, and (to the Knowledge of Mercury) no director, officer, employee or agent of any of Mercury or its Subsidiaries with respect to any matter relating to any of Mercury or its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mercury.

Section 4.24     Vote Required. The affirmative vote of the holders of a majority of all votes cast by holders of shares of Mercury Voting Common Stock is the only vote of the holders of any class or series of Mercury’s capital stock necessary to approve each of the (a) the Mercury Charter Amendment and (b) the New Holdco Share Issuance (together, the “Required Mercury Vote”).

Section 4.25     MVPD Matters. Section 4.25 of the Mercury Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each Mercury Station. To the Knowledge of Mercury, Mercury or the applicable Mercury Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 paid subscribers in any of the Mercury Stations’ Markets. Since December 31, 2012 and until the date hereof, (x) no such MVPD has provided written notice to Mercury or any Mercury Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Mercury, sought any form of relief from carriage of a Mercury Station from the FCC, and (y) neither Mercury nor any Mercury Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Mercury Station from carriage or to change such Mercury Station’s channel position.

Section 4.26     Opinion of Financial Advisor. The Mercury Board has received the opinion (to be confirmed in writing) of RBC, to the effect that, subject to the assumptions and limitations set forth in such opinion, the Mercury Exchange Ratio in the First Merger pursuant to this Agreement is fair, from a financial point of view, to holders of Mercury Common Stock. Mercury will, following the execution of this Agreement, make available to Mercury, solely for informational purposes, a signed copy of such opinion.

Section 4.27     Mercury Ownership of Lares Common Shares. Since January 1, 2011, neither Mercury nor any Mercury Subsidiary (nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the Delaware General Corporate Law) of Mercury and/or any Mercury Subsidiary) has “owned” (as such term is defined in Section 203 of the Delaware General Corporation Law) any Lares Common Shares or other limited liability company interests of Lares or any rights to purchase or otherwise receive any limited liability company interests or any other equity securities of Lares, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 4.28     Availability of Funds. As of the First Merger Effective Time, Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 will have available to them all funds necessary to consummate the Mergers and to pay the aggregate Merger Consideration, all other cash amounts required to be paid in connection with the Merger and all fees and expenses required to be paid in connection with the Transaction Financing.

Section 4.29     Mercury Licensees. Lares acknowledges that Mercury neither controls, nor necessarily has knowledge concerning the operations of, the Mercury Licensee Companies. Accordingly, the information provided in the Mercury Disclosure Letter respecting the Mercury Licensee Companies may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Mercury has nevertheless agreed to make the representations and warranties respecting the Mercury Licensee Companies on the condition that Lares acknowledge the limited amount of information available to Mercury respecting the Mercury Licensee Companies.

Section 4.30     No Other Representations and Warranties. Except for the representations and warranties made by Mercury, New Holdco, Merger Sub 1 or Merger Sub 2 in this Article IV (as qualified by the applicable items disclosed in the Mercury Disclosure Letter) or any other Transaction Document, none of Mercury, New Holdco, Merger Sub 1, Merger Sub 2 or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity with respect to or on behalf of Mercury or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Mercury or its Subsidiaries or any other matter furnished or provided to Lares or made available to Lares in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Mercury and the Mercury Subsidiaries disclaim any other representations or warranties, whether made by the Mercury Shareholders, Mercury, any Mercury Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV (as qualified by the applicable items disclosed in the Mercury Disclosure Letter), Mercury and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Lares or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Lares by any director, officer, employee, agent, consultant, or representative of the Mercury Shareholders, Mercury, any Mercury Subsidiary or any of their respective Affiliates). Lares acknowledges and agrees that, except for the representations and warranties made by Mercury in this Article IV (as qualified by the applicable items disclosed in the Mercury Disclosure Letter) or in any other Transaction Document, neither Mercury nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Mercury or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Mercury or its Subsidiaries or any other matter furnished or provided to Lares or made available to Lares in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Lares specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Mercury and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1     Conduct of Businesses Prior to the Second Merger Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except (x) as set forth in Section 5.2 of the Lares Disclosure Letter or Section 5.3 of the Mercury Disclosure Letter, (y) with the written consent of Lares or Mercury, as applicable (in each case, which shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly contemplated by this Agreement, each of Lares and Mercury shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the ordinary course, (ii) use its reasonable best efforts to maintain the Lares FCC Licenses or the Mercury FCC Licenses, as applicable, and the rights of it and its Subsidiaries thereunder, and (iii) use its reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties; provided, however, that no action by Lares or Mercury or any of their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 or 5.3, as applicable, shall be deemed a breach of the foregoing clauses (i), (ii) or (iii) unless such action would constitute a breach of such specific provision.

Section 5.2     Lares Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except as set forth in Section 5.2 of the Lares Disclosure Letter or as expressly contemplated by this Agreement or required by Law, Lares shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Mercury, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of Lares to Lares or any direct or indirect wholly owned Subsidiary of Lares, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its limited liability company interests or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its limited liability company interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, limited liability company interests or other equity interests or (iii) purchase, redeem or otherwise acquire any limited liability company interests or other equity interests of Lares or any of its Subsidiaries, except, in the case of this clause (iii), for such purchases, redemptions and other acquisitions solely between Lares and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Lares and another wholly owned Subsidiary of Lares;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any limited liability company interests or other equity interests of Lares or any of its Subsidiaries, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such limited liability company interests or other equity interests, except for (i) issuances pursuant to the conversion of Lares Class B Shares to Lares Class A Shares or Lares Class C Shares to Lares Class A Shares, or (ii) issuances of Lares Class A Shares upon the exercise or settlement of Lares Equity Grants in the ordinary course of business (provided that Lares shall not make any issuances to the extent that such issuances would cause Lares or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     amend the Lares Organizational Documents, or any other comparable organizational documents of any material Lares Subsidiary (other than the Lares Licensee Companies);

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business, otherwise acquire or agree to acquire any assets or properties, for an aggregate amount of consideration (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) (measuring clauses (i) and (ii) collectively) in excess of $10 million, during the period commencing on the date hereof and ending at the Second Merger Effective Time; provided, that any Lares Related Party Transaction shall require the consent of Mercury;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Lares IP) other than such sales, leases, licenses, Liens or other dispositions that are in the ordinary course of business and are not material to the business of Lares and its Subsidiaries (but in no event may Lares or any of its Subsidiaries participate in any spectrum auction involving the sale of Lares’ spectrum) or are made for the purposes of complying with Section 6.3;

(f)     incur, or materially amend the terms of, any Indebtedness except for borrowings under the Lares Credit Facilities that are incurred in the ordinary course of business so long as the outstanding Indebtedness under the Lares Credit Facility does not exceed, in the aggregate, the amounts set forth on Section 5.2(f) of the Lares Disclosure Letter;

(g)     make any loans, advances or capital contributions to, or investments in, any Person, other than Lares or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(h)     change an annual accounting period or change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law;

(i)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     except as permitted pursuant to Section 5.2(d), other than in the ordinary course of business consistent with past practice (but only if the applicable action is not with respect to Lares Related Party Transactions) terminate, amend, cancel, renew, assign, modify, or consent to the termination of any Lares Material Contract, or enter into any contract or agreement that would constitute a Lares Material Contract if in effect on the date hereof, or waive, release or assign any rights or claims under a Lares Material Contract or consent to the termination of Lares’ (or its applicable Subsidiary’s) rights thereunder, except for the termination of any Lares Material Contract pursuant to the terms thereof;

(k)     modify or accede to the modification of any of the Lares FCC Licenses if doing so is reasonably likely to be materially adverse to the interests of New Holdco and its Subsidiaries after giving effect to the Mergers in the operation of television broadcast stations or fail to provide Mercury with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Lares FCC Licenses reasonably in advance of filing with the FCC;

(l)     apply to the FCC for any construction permit that would restrict in any material respect the Lares Stations’ operations or make any material change in the assets of the Lares Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Lares Stations’ signals within their respective service areas as of the date hereof;

(m)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 5.2(m) of the Lares Disclosure Letter, and (y) any other capital expenditures to address exigent circumstances that (I) do not exceed $250,000 individually or $1 million, in the aggregate, or (II) are made or authorized by Lares after consultation with Mercury;

(n)     except to the extent required by the terms of any Lares Benefit Plan, Lares Labor Agreement or Lares Employment Agreement as in effect on the date hereof (i) grant or pay to any current or former director, officer or employee of Lares or any of its Subsidiaries, any (A) increase in severance or termination pay or (B) increase in compensation or benefits (other than increases in compensation in the ordinary course of business consistent with past practice of employees of Lares or any of its Subsidiaries who are not officers or directors of Lares and whose annual compensation would not exceed $250,000 after giving effect to any such increase), (ii) grant or award any stock options, restricted stock or other equity-based compensation to any director, officer or employee, (iii) accelerate the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of Lares, (iv) (A) enter into, adopt, amend, modify or waive any Lares Benefit Plan or Lares Labor Agreement (or a plan or agreement which would be one of the foregoing if it were in effect on the date hereof) or (B) enter into, adopt, amend, modify or waive any Lares Employment Agreement (or an agreement which would be Lares Employment Agreement if it were in effect on the date hereof) with any current or former director or officer of Lares or any of its Subsidiaries or with any employee of Lares or any of its Subsidiaries whose annual compensation would exceed $250,000 after giving effect to such action and which is in the ordinary course of business consistent with past practice;

(o)     purchase or otherwise acquire any shares of capital stock of Mercury or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Mercury, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization;

(q)     subject to and without limitation of Section 6.15, pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Lares or any Lares Subsidiary (including after the Closing, New Holdco or any of its Subsidiaries) in any material respect, or would require the payment by Lares or any Lares Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, after taking into account any insurance proceeds available therefor;

(r)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.2.

Section 5.3     Mercury Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except as set forth in Section 5.3 of the Mercury Disclosure Letter or as expressly contemplated by this Agreement or required by Law, Mercury shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Lares, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of Mercury to Mercury or any direct or indirect wholly owned Subsidiary of Mercury, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of Mercury or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Mercury;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of capital stock or other equity interests of Mercury, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other equity interests of Mercury, except for (i) issuances pursuant to the conversion of Mercury Voting Common Shares to Mercury Non-Voting Shares or Mercury Non-Voting Shares to Mercury Voting Common Shares, or (ii) grants and awards of Mercury Stock-Based Awards and Mercury Stock Options in the ordinary course of business and issuances of Mercury Voting Common Stock upon the exercise of Mercury Stock Options or the settlement of Mercury Stock-Based Awards (provided that Mercury shall not make any grants, awards, or issuances to the extent that such grants, awards or issuances would cause Mercury or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     other than the Mercury Charter Amendment, amend the Mercury Organizational Documents or any other comparable organizational documents of any material Subsidiary of Mercury;

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business, otherwise acquire or agree to acquire any assets or properties, for an aggregate amount (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) (measuring clauses (i) and (ii) collectively) in excess of $10 million, during the period commencing on the date hereof and ending at the Second Merger Effective Time; provided, that any Mercury Related Party Transaction shall require the consent of Lares;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Mercury IP) other than such sales, leases, licenses, Liens or other dispositions that (a) are in the ordinary course of business and are not material to the business of Mercury and its Subsidiaries, (b) are for consideration with a fair market value of less than $250,000, individually, or $1 million in the aggregate, or (c) are made for the purposes of complying with Section 6.3;

(f)     incur any Indebtedness, except for borrowings incurred in the ordinary course of business or to fund acquisitions permitted under Section 5.3(d) and except for borrowings and financing for purpose of funding the cash portion of the aggregate Merger Consideration, the repayment, redemption, purchase, defeasance and discharge of the Indebtedness of Lares, Mercury and their respective Subsidiaries in connection with the Mergers and the payment of fees and expenses in connection therewith and the transactions contemplated hereby (the “Transaction Financing”);

(g)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization of Mercury;

(h)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 5.3(h) of the Mercury Disclosure Letter, and (y) any other capital expenditures to address exigent circumstances that (I) do not exceed $250,000 individually or $1 million, in the aggregate, or (II) are made or authorized by Mercury after consultation with Lares;

(i)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     modify or accede to the modification of any of the Mercury FCC Licenses if doing so is reasonably likely to be materially adverse to the interests of New Holdco and its Subsidiaries after giving effect to the Mergers in the operation of television broadcast stations;

(k)     apply to the FCC for any construction permit that would restrict in any material respect the Mercury Stations’ operations or make any material change in the assets of the Mercury Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Mercury Stations’ signals within their respective service areas as of the date hereof; or

(l)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.3.

Section 5.4     No Control of the other Party’s Business. Nothing contained in this Agreement shall give (i) Mercury or New Holdco, directly or indirectly, the right to control or direct the operations of Lares or any of its Subsidiaries, and (ii) Lares, directly or indirectly, the right to control or direct the operations of New Holdco or Mercury or any of their respective Subsidiaries, prior to the Second Merger Effective Time. Prior to the Second Merger Effective Time, each of New Holdco, Mercury and Lares, respectively, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1     Form S-4; Joint Proxy Statement/Prospectus; NYSE Listing.

(a)     As promptly as practicable following the date of this Agreement, (i) Mercury and Lares shall jointly prepare a proxy statement relating to the Mercury Shareholder Meeting and the Lares Shareholder Meeting (the “Joint Proxy Statement/Prospectus”) in preliminary form and (ii) Mercury shall prepare and New Holdco shall file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments thereto, the “Form S-4”) (in which the Joint Proxy Statement/Prospectus will be included as a prospectus) relating to the registration of the shares of New Holdco Voting Common Stock issued to Lares Shareholders pursuant to the Second Merger and, if required, the shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock issued to the Mercury Shareholders pursuant to the First Merger (and, in each case, shares of New Holdco Non-Voting Common Stock and New Holdco Voting Common Stock issuable upon conversion thereof). The Joint Proxy Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.

(b)     Each of Lares and Mercury shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers. Each of Mercury and Lares shall promptly furnish all information concerning it or its shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. Each of Mercury and Lares shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Form S-4 received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Form S-4, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Mercury and Lares (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Mercury and Lares shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of New Holdco Voting Common Stock or New Holdco Non-Voting Common Stock for offering or sale in any jurisdiction, and each of Mercury and Lares shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. New Holdco Mercury and Lares shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the DLLCA, the VSCA and the rules of the NYSE, in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from Mercury Shareholders or Lares Shareholders, as the case may be, thereunder.

(c)     Each of New Holdco and Mercury shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the NYSE and the SEC to enable the listing of the New Holdco Voting Common Stock on the NYSE no later than the First Merger Effective Time, subject to official notice of issuance. Each of New Holdco and Mercury shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall New Holdco or Mercury be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)     Each of Mercury and Lares shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Mercury, Lares or any of their respective Subsidiaries to the NYSE or any Governmental Entity (including the Form S-4 and the Joint Proxy Statement/Prospectus) in connection with the Mergers and the other transactions contemplated by this Agreement. In addition, Lares will use its reasonable best efforts to (i) provide interim financial statements of Lares and its Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by Lares’ independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause Lares’ independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of Lares included in the Form S-4, (iv) provide information necessary to prepare selected financial data with respect to Lares as required by Regulation S-K of the Securities Act, and (v) provide information concerning Lares necessary to enable Mercury and Lares to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Mercury to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall be required to furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party uses reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney-client or work-product privilege (provided that the withholding party shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(e)     If at any time prior to obtaining the Required Mercury Vote and the Required Lares Vote, any information relating to Lares or Mercury, or any of their respective Affiliates, officers or directors, should be discovered by Lares or Mercury that should be set forth in an amendment or supplement to either of the Form S-4 or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of Mercury.

Section 6.2     Shareholder Meetings.

(a)     As promptly as practicable following the effectiveness of the Form S-4, Mercury shall, in consultation with Lares, in accordance with applicable Law and the Mercury Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the holders of Mercury Voting Common Stock (the “Mercury Shareholder Meeting”) at which meeting Mercury shall seek the Required Mercury Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) within forty (40) days of such record date, convene and hold the Mercury Shareholder Meeting. Subject to Section 6.11(b), Mercury shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Required Mercury Vote to be received at the Mercury Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Mercury’s obligation to call, give notice of, convene and hold the Mercury Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(a) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Mercury, the Mercury Board, its Representatives or the Mercury Shareholders, or by any Mercury Adverse Recommendation Change, and Mercury shall not submit to the vote of its shareholders any Acquisition Proposal other than the Mergers. Unless the Mercury Board shall have made a Mercury Adverse Recommendation Change in accordance with Section 6.11(b), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Mercury Board recommends that the holders of shares of Mercury Voting Common Stock vote to approve the Mercury Charter Amendment and the New Holdco Share Issuance (such recommendations collectively referred to as the “Mercury Board Recommendation”). Mercury shall not, without the prior written consent of Lares, adjourn or postpone the Mercury Shareholder Meeting; provided that Mercury may, without the prior written consent of Lares, adjourn or postpone the Mercury Shareholder Meeting, after consultation with Lares, if the failure to adjourn or postpone the Mercury Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus.

(b)     As promptly as practicable following the effectiveness of the Form S-4, Lares shall, in consultation with Mercury, in accordance with applicable Law and the Lares LLC Agreement, (i) establish a record date for, duly call and give notice of a meeting of the holders of Lares Common Shares (the “Lares Shareholder Meeting”) at which meeting Lares shall seek the Required Lares Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) within forty (40) days of such record date, convene and hold the Lares Shareholder Meeting. Subject to Section 6.10(d), Lares shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause each of the Required Lares Vote to be received at the Lares Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Lares’ obligation to call, give notice of, convene and hold the Lares Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(b) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Lares, the Lares Board, its Representatives or the Lares Shareholders, or by any Lares Adverse Recommendation Change, and Lares shall not submit to the vote of its shareholders any Acquisition Proposal other than the Second Merger. Unless the Lares Board shall have made a Lares Adverse Recommendation Change in accordance with Section 6.10(d), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Lares Board recommends that the holders of shares of Lares Common Shares vote to adopt this Agreement (such recommendation is referred to as the “Lares Board Recommendation”). Lares shall not, without the prior written consent of Mercury, adjourn or postpone the Lares Shareholder Meeting; provided that Lares may, without the prior written consent of Mercury, adjourn or postpone the Lares Shareholder Meeting, after consultation with Mercury, if the failure to adjourn or postpone the Lares Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus.

(c)     Lares and Mercury shall use their reasonable best efforts to schedule the Lares Shareholder Meeting and the Mercury Shareholder Meeting to occur on the same date.

Section 6.3     Appropriate Action; Consents; Filings.

(a)     Subject to the terms and conditions herein provided, the parties shall (i) use commercially reasonable best efforts to obtain any required consents, approvals, waivers and authorizations of, actions or nonactions by, and make all required filings and submissions with, any Governmental Entity or any third party required in connection with the consummation of the transactions contemplated by this Agreement; (ii) use commercially reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iii) use commercially reasonable best efforts to cause the conditions to the Mergers set forth in Article VII to be satisfied, and (iv) use commercially reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. For purposes of this Agreement, and subject to Section 6.3(d), none of New Holdco, Mercury or Lares shall be permitted to assert that the following does not constitute commercially reasonable best efforts: (i) the taking of the Regulatory Actions contemplated by Section 6.3(a) of the Lares Disclosure Schedule or (ii) a Net Lost Annual BCF equal to or less than the Maximum Required Amount.

(b)     Mercury and Lares shall jointly coordinate (i) the scheduling of, and strategic planning for, any meeting with any Governmental Entity in connection with the HSR Act, Communications Act and the FCC Rules, (ii) the making of any filings, including the initial filings under the HSR Act and the FCC Applications, (iii) the process for the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Entity. Without limiting the foregoing sentence, except as prohibited by applicable Law, each of Mercury and Lares shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Entity, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act, Communications Act and the FCC Rules, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the transactions contemplated hereby under the HSR Act, Communications Act and the FCC Rules.

(c)     Unless prohibited by applicable Law or by the applicable Governmental Entity, each of Mercury and Lares shall (i) not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Mergers without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto.

(d)     Notwithstanding anything herein to the contrary, nothing set forth in this Section 6.3 shall (i) require, or be construed to require, New Holdco, Mercury or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action unless all Regulatory Divestitures of Lares Stations and all Regulatory Impositions would not result in the Net Lost Annual BCF exceeding the Maximum Required Amount; (ii) require, or be construed to require, New Holdco, Mercury, Lares or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action unless such Regulatory Action shall be conditioned upon the consummation of the Second Merger and the transactions contemplated hereby or (iii) authorize or permit, or be construed to authorize or permit, Lares or any of its Subsidiaries to take any Regulatory Action without the prior written consent of Mercury.

(e)     Lares agrees to work in good faith in connection with Mercury’s efforts to structure any Regulatory Actions in a manner that Mercury believes in good faith are in the best interests of New Holdco and its shareholders.

(f)     Without limiting the generality of Section 6.3(a), but subject to Section 6.3(d):

(i)     Within twelve (12) Business Days of the date of this Agreement, Mercury and Lares shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the FCC Applications relating to those FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations. As promptly as practicable after the date of this Agreement, Mercury and Lares shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the remainder of the FCC Applications. Mercury and Lares shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Mercury and Lares shall each pay 50% of the FCC filing fees relating to the transactions contemplated hereby required by the Communications Act and the FCC Rules to be paid by Mercury, Lares or any of their respective Subsidiaries, irrespective of whether the transactions contemplated by this Agreement are consummated.

(ii)     As promptly as practicable following the date of this Agreement, Mercury and Lares shall, and/or shall cause their respective ultimate parent entities to file Notification and Report Forms with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Mercury and Lares shall each pay 50% of the filing fees payable under the HSR Act by New Holdco, Mercury, Lares relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(iii)     To avoid disruption or delay in the processing of the FCC Applications, Mercury and Lares shall, and shall cause their respective Subsidiaries to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment or transfer of control of the FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any Renewal Application, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. In addition, Mercury and Lares acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of Mercury, Lares and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit Mercury or Lares (or any of their respective Subsidiaries) to enter into a tolling agreement.

(iv)     If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, Mercury and Lares shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, Lares and Mercury shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of Mercury and Lares to terminate this Agreement pursuant to the terms hereof.

Section 6.4     Access to Information.

(a)     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Lares and Mercury shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Second Merger Effective Time, to all its properties, books, contracts and records, and, during such period, each of such parties shall, and shall cause its Subsidiaries to, make available to the other all other information concerning its business, properties and personnel as the other may reasonably request. Neither Lares nor Mercury nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or fiduciary duty or binding agreement entered into prior to the date of this Agreement. Each of Lares and Mercury shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     All information and materials provided pursuant to this Agreement shall be subject to the provisions of that certain confidentiality agreement, dated as of December 4, 2013, by and between Mercury and LIN Television Corporation (“Lares Television”) (the “Confidentiality Agreement”).

(c)     No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

Section 6.5     Employee Matters.

(a)     From and after the Second Merger Effective Time, the employees of Mercury and its Subsidiaries who are employed by New Holdco and its Subsidiaries as of the First Merger Effective Time who remain employed by New Holdco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the consummation of the transactions contemplated hereby (the “Mercury Continuing Employees”) and the employees of Lares and its Subsidiaries who are employed by the New Holdco and its Subsidiaries as of the Second Merger Effective Time and who remain employed by New Holdco or any of its Subsidiaries (including the Surviving Company and its Subsidiaries) thereafter (the “Lares Continuing Employees”, and together with the Mercury Continuing Employees, the “Continuing Employees”) will continue to participate and have coverage or will be offered participation and coverage under the applicable Mercury Benefit Plans, Lares Benefit Plans or employee benefit plans adopted or implemented by New Holdco or its Subsidiaries at or following the Closing (each, a “New Benefit Plan”, and, together with the Mercury Benefit Plans and the Lares Benefit Plans following the Closing, the “Merger Benefit Plans”), or a combination thereof, as determined by Lares and Mercury prior to or following the Second Merger Effective Time, and without duplication of benefits.

(b)     New Holdco shall cause, to the extent applicable, (i) each Mercury Benefit Plan in which Lares Continuing Employees become eligible to participate, (ii) each Lares Benefit Plan in which Mercury Continuing Employees become eligible to participate and (iii) each New Benefit Plan in which Continuing Employees become eligible to participate, to take into account for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, with respect to Merger Benefit Plans that are not defined benefit plans or provide post-retirement health or welfare benefits, except as required by applicable Law or under any Merger Benefit Plan that replaces a comparable Mercury Benefit Plan or Lares Benefit Plan, as applicable), the service of such Continuing Employees with Lares and its Subsidiaries (and any predecessor entities) and Mercury and its Subsidiaries (and any predecessor entities), as applicable, to the same extent as such service was credited for such purpose, with respect to a Mercury Continuing Employee, by Mercury and its Subsidiaries and, with respect to Lares Continuing Employees, by Lares and its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to New Benefit Plans for which prior service is not taken into account or with respect to plans for which participation and/or service is frozen.

(c)     At and following the Second Merger Effective Time, New Holdco shall, and shall cause the applicable Subsidiary to, as applicable, honor the accrued and vested obligations of Mercury and Lares and their respective Subsidiaries as of the Second Merger Effective Time under the provisions of the Mercury Benefit Plans, Mercury Employment Agreements, Lares Benefit Plans, Lares Employment Agreements, and New Benefit Plans, as applicable; provided that this provision shall not prevent New Holdco or any of its Subsidiaries from amending, suspending or terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreements.

(d)     If Lares Continuing Employees become eligible to participate in a Mercury Benefit Plan or a New Benefit Plan, or Mercury Continuing Employees become eligible to participate in a Lares Benefit Plan or a New Benefit Plan, in each case that provides medical, dental or other health care insurance, New Holdco shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Mercury or Lares, as applicable, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the First Merger Effective Time for the year in which the First Merger Effective Time or participation in such medical, dental or other health care insurance plan of Mercury or Lares, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or other health care insurance plan of Lares or Mercury, as applicable, prior to the First Merger Effective Time for the year in which the First Merger Effective Time or participation in such medical, dental or health care insurance plan occurs.

(e)     Without limiting the generality of Section 9.9, this Section 6.5 and Section 2.4 and Section 2.5 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.5 or in Section 2.4 or Section 2.5, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Lares, Mercury or any of their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or by reason of Section 2.4 or Section 2.5. Nothing in this Agreement shall prevent New Holdco, Mercury, Merger Sub 1, Merger Sub 2, the Surviving Corporation or the Surviving Company from amending, suspending or terminating any Lares Benefit Plans, Lares Employment Agreements, Mercury Benefit Plans or Mercury Employment Agreements to the extent permitted by the respective terms of such plans or agreements. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Lares Benefit Plan, Lares Employment Agreement, Mercury Benefit Plan, Mercury Employment Agreement or any other compensation or benefit plan, program or arrangement of Mercury, Lares or any of their respective Subsidiaries.

Section 6.6     Directors’ and Officers’ Indemnification and Insurance.

(a)     Without limiting any additional rights that any director or officer may have under any indemnification agreement or under the Lares LLC Agreement, from and after the Second Merger Effective Time, New Holdco shall cause the Surviving Company or any applicable Subsidiary (excluding the Lares Non-Managed Companies, the Lares Licensee Companies and the Mercury Licensee Companies) (collectively, the “D&O Indemnifying Parties”) thereto to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Second Merger Effective Time serving as a director or officer of Lares or such Subsidiary (collectively, the “D&O Indemnified Parties”) to the fullest extent the Surviving Company or any such Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the D&O Indemnified Parties, in each case to the fullest extent the Surviving Company or the applicable Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Surviving Company’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. Notwithstanding the foregoing, the D&O Indemnified Parties as a group may retain only one law firm to represent them with respect to each such D&O Claim unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more D&O Indemnified Parties. To the extent authorized or permitted by applicable Law, the indemnification and advancement obligations of the Surviving Company pursuant to this Section 6.6(a) shall extend to acts or omissions occurring at or before the Second Merger Effective Time and any D&O Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Lares or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors, and personal and legal representatives. As used in this Section 6.6(a): (x) the term “D&O Claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, that any D&O Indemnified Party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to (A) such D&O Indemnified Party’s duties or service as a director or officer of Lares or the applicable Subsidiary thereto or (B) to the extent such person is or was serving at the request or for the benefit of Lares or any of its Subsidiaries, any other entity or any benefit plan maintained by any of the foregoing at or prior to the Second Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any D&O Claim for which indemnification is authorized pursuant to this Section 6.6(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b)     Without limiting the foregoing, New Holdco and Lares agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Second Merger Effective Time now existing in favor of the current or former directors or officers of Lares or any of its Subsidiaries as provided in the Lares LLC Agreement and indemnification agreements of Lares and its Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Second Merger Effective Time, the Surviving Company LLC Agreement shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Lares LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Second Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Second Merger Effective Time, were directors or officers of Lares or any of its Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law. At Lares’ option and expense, prior to the Second Merger Effective Time, Lares may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Second Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Lares or any of its Subsidiaries as Lares’ and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Second Merger Effective Time for D&O Claims arising from facts or events that occurred on or prior to the Second Merger Effective Time; provided, however, that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by Lares and its Subsidiaries for such insurance (such amount being the “Lares Maximum Premium”). If Lares shall obtain such tail policy prior to the Second Merger Effective Time, New Holdco or the Surviving Company shall cause such policy to be maintained in full force and effect, for its full term, and shall cause Lares to honor all its obligations thereunder. If Lares fails to obtain such tail policy prior to the Second Merger Effective Time, New Holdco or the Surviving Company shall obtain such a tail policy, provided, however, that the premium for such tail policy shall not exceed the Lares Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Lares Maximum Premium, New Holdco or the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Lares Maximum Premium.

(c)     If any of New Holdco or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Holdco or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.6.

(d)     New Holdco and the Surviving Company shall be jointly and severally obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6; provided, however, that such D&O Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e)     The provisions of this Section 6.6 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 6.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of New Holdco and the Surviving Company and shall not be amended after the Second Merger Effective Time in a manner that is adverse to any D&O Indemnified Party (including their successors, assigns and heirs) without the prior written consent of such D&O Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.6 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 6.7     Advice of Changes. Each of Mercury, on the one hand, and Lares, on the other hand, shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Lares, in the case of Lares, or a Material Adverse Effect on Mercury, in the case of Mercury, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.7 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.8     Tax Matters.

(a)     Lares shall use its reasonable best efforts to deliver to Weil, Gotshal & Manges LLP, counsel to Lares (“Weil”), and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Mercury (“Fried Frank”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Lares, and containing representations of Lares, and Mercury shall use its reasonable best efforts to deliver to Fried Frank and Weil a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Mercury, and containing representations of Mercury, in each case, as shall be reasonably necessary or appropriate to enable Fried Frank to render the opinion described in Section 7.2(e) and Weil to render the opinion described in Section 7.3(e).

(b)     Lares shall use its reasonable best efforts to obtain from Weil the opinion described in Section 7.3(e) (and any similar opinion to be attached as an exhibit to the Form S-4). Mercury shall use its reasonable best efforts to obtain from Fried Frank the opinion described in Section 7.2(e) (and any similar opinion to be attached as an exhibit to the Form S-4).

(c)     From and after the date hereof and until the Second Merger Effective Time, none of Mercury, Lares or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the First Merger and the Second Merger, taken together, are reasonably likely to fail to qualify as a transaction described in Section 351 of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in (i).

Section 6.9     Approval Actions. Immediately after the execution and delivery of this Agreement, Mercury shall execute and deliver to Merger Sub 2 (with a copy to Lares) an irrevocable written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Second Merger (the “Merger Sub 2 Member Approval”).

Section 6.10     No Solicitation by Lares.

(a)     Except as expressly permitted by this Section 6.10, from the date hereof until the earlier of the Second Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) Lares shall not, and shall cause its Subsidiaries not to, and (ii) Lares shall and shall cause its Subsidiaries to use its and their respective reasonable best efforts to cause the Representatives of Lares and of its Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares;

(ii)     furnish any non-public information regarding Lares or any of its Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares or, subject to Section 6.10(d), withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the First Merger and Second Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Lares.

(b)     Notwithstanding Section 6.10(a), if the Lares Board receives a bona fide written Acquisition Inquiry from any Person (a “Lares Inquiring Party”) made after the date hereof but prior to 11:59 p.m. Eastern Time on April 25, 2014 (the “Lares Window Shop End Date”) and which did not result from a breach of this Section 6.10, Lares may, at any time prior to the Lares Window Shop End Date, contact the Lares Inquiring Party to inquire as to the financial capability of such Person to make a Lares Superior Offer, and if the Lares Board or a committee thereof determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that the Lares Inquiring Party could reasonably be expected to have the financial capability necessary to make a Lares Superior Offer, then Lares may, at any time prior to the Lares Window Shop End Date (A) furnish to the Lares Inquiring Party (and its Representatives) the Approved Lares Information, and (B) participate, together with its Representatives, in up to two telephone conferences (not to exceed, in each case, ninety (90) minutes in length) with Representatives of the Lares Inquiring Party to answer questions regarding such information, but in any event only after the Lares Inquiring Party enters into a customary confidentiality agreement with Lares (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such Person than the Confidentiality Agreement) (a “Lares Confidentiality Agreement”); provided, that after any such determination by the Lares Board or a committee thereof and before taking any of the actions described in the foregoing clauses (A) and (B), Lares shall give written notice to Mercury of such determination. Lares shall promptly (and in any event, within 24 hours) provide Mercury with any non-public information regarding Lares and its Subsidiaries that is provided by Lares or any of its Representatives to a Lares Inquiring Party that shall not have been previously provided to Mercury or any of its Representatives. Immediately following the Lares Window Shop End Date, Lares shall immediately cease and cause to be terminated any contact with any Lares Inquiring Party with respect to any Acquisition Proposal or Acquisition Inquiry, except as expressly permitted by Section 6.10(c).

(c)     Notwithstanding Section 6.10(a), if after the date hereof but prior to the time that the Required Lares Transaction Vote is obtained (the “Lares Approval Time”), the Lares Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Lares Approval Time and which has not resulted from a breach of this Section 6.10, and the Lares Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Lares Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Lares Board’s fiduciary duties to Lares Shareholders under applicable Law, then Lares may, at any time prior to the Lares Approval Time (A) furnish information with respect to Lares and its Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a Lares Confidentiality Agreement and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any such Acquisition Proposal made by such Person or Persons; provided, that Lares shall give written notice to Mercury after any such determination by the Lares Board and before taking any of the actions described in the foregoing clauses (A) and (B). Lares shall promptly (and in any event, within 24 hours) provide Mercury with all non-public information regarding Lares and its Subsidiaries that is provided by Lares to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Mercury or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.10, in no event may Lares or any of its Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Lares.

(d)     Except as expressly permitted by this Section 6.10(d), the Lares Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Mercury, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Mercury, the Lares Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Lares Adverse Recommendation Change”) (it being understood that the following shall not constitute a Lares Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Lares that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Lares or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Lares (other than a Lares Confidentiality Agreement). Notwithstanding the foregoing, at any time before the Lares Approval Time, the Lares Board may effect a Lares Adverse Recommendation Change (other than in connection with an Acquisition Proposal with respect to Lares) if the Lares Board determines in its good faith judgment, after consulting with outside counsel, that the failure to effect a Lares Adverse Recommendation Change would be reasonably likely to be inconsistent with the Lares Board’s fiduciary duties to the Lares Shareholders under applicable Law; provided, that Lares has provided Mercury four (4) Business Days’ prior written notice advising Mercury that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a Lares Adverse Recommendation Change. Notwithstanding anything to the contrary in this Section 6.10(d) or elsewhere in this Agreement, if the Lares Board receives after the date hereof but before the Lares Approval Time a bona fide unsolicited written Acquisition Proposal (which did not result from a violation of this Section 6.10)) that the Lares Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, constitutes a Lares Superior Offer, (i) Lares may (but in no event from and after the Lares Approval Time) terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement to accept such Lares Superior Offer (and take an action described in clause (ii) of the first sentence of this Section 6.10(d) contemporaneously therewith), if Lares pays the Lares Termination Fee required to be paid by it pursuant to Section 8.3 in connection with such termination, or (ii) the Lares Board may make a Lares Adverse Recommendation Change in connection with such Lares Superior Offer, but in each case described in this sentence only (1) after the fourth (4th) Business Day (such four (4) Business Day period, the “Lares Notice Period”) following Lares’ delivery to Mercury of written notice (a “Notice of Lares Superior Offer”), advising Mercury that the Lares Board is prepared to accept such Lares Superior Offer and enter into a definitive agreement with respect hereto (which notice shall include the form of definitive agreement Lares and the Person that made such offer are prepared to enter into in connection with the termination of this Agreement, any other information and material required to be delivered under Section 6.10(c) or Section 6.10(d), as applicable, that has not yet been provided to Mercury, and the identity of the Person or Persons making such Acquisition Proposal) and terminate this Agreement or make a Lares Adverse Recommendation Change in connection with such Lares Superior Offer (it being understood that any such Notice of Lares Superior Offer regarding a Lares Adverse Recommendation Change shall not itself constitute a Lares Adverse Recommendation Change for purposes of this Agreement) (and during such Lares Notice Period, to the extent requested in writing by Mercury, Lares and its Representatives shall negotiate in good faith with Mercury and Mercury’s Representatives with respect to any revisions to the terms of this Agreement so that such Acquisition Proposal ceases to constitute a Lares Superior Offer), and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Mercury by 5 p.m. Eastern Time on the last day of such Lares Notice Period, the Lares Board continues to believe in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal continues to constitute a Lares Superior Offer, and that, after consultation with outside counsel, the failure to (i) terminate this Agreement pursuant to Section 6.10(h) or (ii) make a Lares Adverse Recommendation Change in connection with such Lares Superior Offer would be reasonably likely to be inconsistent with the Lares Board’s fiduciary duties to the Lares Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such Lares Superior Offer or (ii) amendment to an Acquisition Proposal that the Lares Board had determined no longer constitutes a Lares Superior Offer, shall constitute a new Acquisition Proposal and shall require Lares to deliver to Mercury a new Notice of Lares Superior Offer and a new Lares Notice Period (which shall be three (3), instead of four (4), Business Days in length) shall commence thereafter. Except in accordance with the procedures set forth in this Section 6.10(d), Lares shall have no right to terminate this Agreement pursuant to Section 8.1(h).

(e)     Nothing in this Section 6.10 shall prohibit the Lares Board from taking and disclosing to Lares’ shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to its shareholders required pursuant to applicable Law if the Lares Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law.

(f)     Lares shall promptly advise Mercury orally and in writing of any Acquisition Proposal or Specific Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Specific Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Second Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Lares receives an Acquisition Proposal, Specific Acquisition Inquiry or any request for discussions or negotiations that could reasonably be expected to be related to an Acquisition Proposal, it shall (i) promptly notify Mercury (in the case of a Specific Acquisition Inquiry, prior to the provision of any Approved Lares Information to such Person and in the case of any Acquisition Proposal or other request, within no more than 24 hours after any director, officer or financial advisor of Lares is notified or becomes aware of the receipt of such Acquisition Proposal or request) of the communication or receipt of any Acquisition Proposal, Specific Acquisition Inquiry or any request for discussions or negotiations that could reasonably be expected to be related to an Acquisition Proposal, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal, Specific Acquisition Inquiry or request and the material terms and conditions thereof, and (ii) keep Mercury reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal, Specific Acquisition Inquiry or request (including whether such Acquisition Proposal, Specific Acquisition Inquiry or request has been withdrawn or rejected and any material change to the terms thereof).

(g)     Lares shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Lares proposed on or prior to the date hereof. Lares acknowledges and agrees that any actions taken by or at the direction of a Representative of Lares or any of its Subsidiaries that, if taken by Lares, would constitute a breach or violation of this Section 6.10 will be deemed to constitute a breach and violation of this Section 6.10 by Lares.

Section 6.11     No Solicitation by Mercury.

(a)     From the date hereof until the earlier of the Second Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) Mercury shall not, and shall cause its Subsidiaries not to, and (ii) Mercury shall and shall cause its Subsidiaries to use its and their respective reasonable best efforts to cause the Representatives of Mercury and of its Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Mercury or Acquisition Inquiry with respect to Mercury;

(ii)     furnish any non-public information regarding Mercury or any of its Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Mercury or an Acquisition Inquiry with respect to Mercury;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Mercury or an Acquisition Inquiry with respect to Mercury (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Mercury or Acquisition Inquiry with respect to Mercury; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a confidentiality agreement on the terms described below) for any Acquisition Transaction with respect to Mercury.

provided, however, that if after the date hereof but prior to the time that the Required Mercury Vote is obtained (the “Mercury Approval Time”), the Mercury Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Mercury Approval Time and which has not resulted from a breach of this Section 6.11 and the Mercury Board determines in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Mercury Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Mercury Board’s fiduciary duties to Mercury Shareholders under applicable Law, then Mercury may, at any time prior to the Mercury Approval Time (A) furnish information with respect to Mercury and its Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a customary confidentiality agreement with Mercury (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such Person than the Confidentiality Agreement) (a “Mercury Confidentiality Agreement”) and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any Acquisition Proposal made by such Person or Persons; provided, that Mercury shall give written notice to Lares after any such determination by the Mercury Board and before taking any of the actions described in the foregoing clauses (A) and (B). Mercury shall promptly (and in any event, within 24 hours) provide Lares with all non-public information regarding Mercury and its Subsidiaries that is provided by Mercury to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Lares or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.11, in no event may Mercury or any of its Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Mercury.

(b)     Except as expressly permitted by this Section 6.11(b), the Mercury Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Lares, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Lares, the Mercury Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Mercury Adverse Recommendation Change”) (it being understood that the following shall not constitute a Mercury Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Mercury that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Mercury or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Mercury (other than a Mercury Confidentiality Agreement in accordance with Section 6.11(a)). Notwithstanding the foregoing, at any time before the Mercury Approval Time, the Mercury Board may effect a Mercury Adverse Recommendation Change if the Mercury Board determines in its good faith business judgment, after consulting with outside counsel, that the failure to make such withdrawal or recommendation would be reasonably likely to be inconsistent with the Mercury Board’s fiduciary duties to the Mercury Shareholders under applicable Law, provided, that (A) Mercury has provided Lares four (4) Business Days’ prior written notice advising Lares that it intends to take such action and specifying, in reasonable detail, the reasons for such action (it being understood that the delivery of such notice shall not itself constitute a Mercury Adverse Recommendation Change); (B) during such four (4) Business Day period, to the extent requested by Lares, Mercury and its Representatives engage in good faith negotiations with Lares and Lares’ Representatives with respect to any revisions to the terms of this Agreement proposed by Lares as would obviate the need for the Mercury Board to effect a Mercury Adverse Recommendation Change and (C) after taking into consideration any revisions to the terms of this Agreement proposed in writing by Lares by 5 p.m. Eastern Time on the last day of such four (4) Business Day period, the Mercury Board continues to believe in its good faith business judgment, after consulting with outside legal counsel that the failure to make a Mercury Adverse Recommendation Change would be reasonably likely to be inconsistent with the Mercury Board’s fiduciary duties to the Mercury Shareholders under applicable Law.

(c)     Nothing in this Section 6.11 shall prohibit the Mercury Board from taking and disclosing to Mercury’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to its shareholders required pursuant to applicable Law if the Mercury Board determines, in its good faith business judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law.

(d)     Mercury shall promptly advise Lares orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Second Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Mercury receives an Acquisition Proposal or any request for discussions or negotiations that could reasonably be expected to be related to an Acquisition Proposal, it shall (i) promptly notify Lares (within no more than 24 hours after any director, officer or financial advisor of Mercury is notified or becomes aware of the receipt thereof)) of the communication or receipt of any Acquisition Proposal, or any request for discussions or negotiations that could reasonably be expected to be related to an Acquisition Proposal, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof, and (ii) keep Lares reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or request (including whether such Acquisition Proposal or request has been withdrawn or rejected and any material change to the terms thereof).

(e)     Mercury shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Mercury proposed prior to the date hereof. Mercury acknowledges and agrees that any actions taken by or at the direction of a Representative of Mercury or any of its Subsidiaries that, if taken by Mercury, would constitute a breach or violation of this Section 6.11 will be deemed to constitute a breach and violation of this Section 6.11 by Mercury.

Section 6.12     Financing.

(a)          Prior to the Closing, Lares shall, and shall cause its Subsidiaries to, and use commercially reasonable best efforts to cause its and its Subsidiaries' respective Representatives to provide to Mercury and New Holdco such cooperation in connection with the Transaction Financing as may be reasonably requested by Mercury, including:

(i)     (a)     assisting in preparation for and participation, upon reasonable advance notice, in a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Transaction Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Mercury and New Holdco in obtaining ratings;

(ii)     assisting Mercury and New Holdco and their potential financing sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Transaction Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Lares or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and (B) customary materials for rating agency presentations;

(iii)     delivering to Mercury and New Holdco and their potential financing sources as promptly as reasonably practicable such audited and interim consolidated financial information and financial statements relating to Lares and its Subsidiaries reasonably necessary for the Transaction Financing to the extent reasonably requested by Mercury in connection with the preparation of customary offering or information documents to be used for the Transaction Financing, including any information necessary in order to prepare pro forma financial information; provided that none of Lares, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)     causing its independent registered public accounting firm to cooperate with Mercury and New Holdco in connection with the Transaction Financing, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Mercury and the financing sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(v)     using commercially reasonable efforts to ensure that the Transaction Financing benefits from the existing lending relationships of Lares and its Subsidiaries;

(vi)     assisting to identify the steps for repayment on the Closing Date of the Lares Credit Facilities and other Indebtedness of Lares or its Subsidiaries other than the Lares 2021 Notes and other indebtedness which may be mutually agreed and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), by providing to Mercury at least three (3) Business days prior to Closing customary pay-off letters (in substantially final form), UCC-3 financing statements, filings with the United States Patent and Trademark and/or Copyright Office, real property mortgage releases, account control agreement termination notices, and other similar and related ancillary agreements as are necessary in connection with the Transaction Financing (it being understood that no such documentation shall become effective until the Second Merger Effective Time);

(vii)     using commercially reasonable efforts to obtain such consents, approvals and authorizations required in connection with the Transaction Financing which may be reasonably requested by Mercury;

(viii)     executing and delivering as of, but not before, the Closing customary definitive financing documentation as may be reasonably requested by Mercury, including pledge and security documents, guarantees, customary officer’s certificates (including, without limitation, delivery of a solvency certificate in customary form), instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Transaction Financing (including (A) delivering stock or limited liability company certificates for certificated securities and limited liability company membership or equity interests (with transfer powers executed in blank) of the borrower and its domestic subsidiaries to the extent required on the Closing Date by the terms of the Transaction Financing and (B) using commercially reasonable best efforts to provide customary local counsel legal opinions); and

(ix)     taking all limited liability company actions reasonably requested by Mercury and New Holdco that are necessary to permit the consummation of the Transaction Financing, including with respect to corporate actions of the Surviving Company to be effected immediately following the Second Merger Effective Time and any high yield financing, and to permit the proceeds thereof, together with the cash at Lares and its Subsidiaries, if any, to be made available on the Closing Date to consummate the transactions contemplated hereby, including the refinancing and repayment of outstanding Indebtedness of Lares and its Subsidiaries; and

(x)     providing all documentation and other information relating to Lares and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Mercury or New Holdco.

(b)     Lares hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Transaction Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Lares or the Lares Subsidiaries or the reputation or goodwill of Lares or any Lares Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between Lares and Mercury (or their respective affiliates), Lares agrees that Mercury and its affiliates may share customary projections with respect to Lares and its business, which are approved for distribution by Lares, with their potential financing sources and other prospective lenders in connection with any marketing efforts in connection with the Transaction Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of Lares, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.12 (i) to take any action or provide any assistance that unreasonably interferes in any material respect with the ongoing operations of Lares and its Subsidiaries or (ii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than any payoff letters required to be received in connection with the Transaction Financing).

(c)     If and to the extent requested by Mercury, Lares shall cause Lares Television or another appropriate Subsidiary to, as promptly as practicable following receipt of a written request from Mercury (i) issue one or more notices of optional redemption for all of the outstanding aggregate principal amount of the Lares 2018 Notes, pursuant to the Lares 2018 Indenture on the Closing Date, in order to effect a redemption following the Closing Date, (ii) provide any other cooperation reasonably requested by Mercury to facilitate the redemption of the Lares 2018 Notes and (iii) if elected by Mercury, in connection with the issuance of the notice of redemption, effect and/or cooperate with Mercury to facilitate the satisfaction and discharge of such Lares 2018 Notes pursuant to the Lares 2018 Indenture effective as of (or at Mercury’s election, on a specified date following) the Closing Date. The redemption and (if applicable) satisfaction and discharge of the Lares 2018 Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. Mercury shall deposit or cause to be deposited funds with the applicable trustee for the Lares 2018 Notes sufficient to fund any such Discharge no later than the redemption time specified in the applicable redemption notice or, in connection with a satisfaction and discharge, on the date such satisfaction and discharge is to become effective. “Lares 2018 Indenture” means the Indenture, dated as of April 12, 2010, by and among Lares Television, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the Lares 2018 Notes, as amended prior to the date hereof or in accordance with this Agreement. “Lares 2018 Notes” means the $200,000,000 aggregate principal amount of 8.375% Senior Notes due 2018. “Lares 2021 Notes” means the $290,000,000 aggregate principal amount of 6.375% Senior Notes due 2021.

(d)     Notwithstanding anything in this Agreement to the contrary, none of Lares or its Subsidiaries shall be required to (i) pay any commitment or other similar fee, including under any guarantee or pledge or any other document relating to or in connection with the Transaction Financing prior to the Closing or (ii) enter into any binding agreement or commitment or any resolution or otherwise take any corporate or similar action in connection with the Transaction Financing that is not conditioned on the occurrence of the Closing.

(e)     Mercury shall (i) indemnify and hold harmless Lares and the Lares Subsidiaries and its and their respective Representatives (collectively, the “Section 6.12 Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Section 6.12 Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 6.12, except and only to the extent such costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of Lares, any of the Lares Subsidiaries or any of their respective Representatives, and (ii) reimburse Lares for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lares and its Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 6.12.

Section 6.13     [Reserved]

Section 6.14     Section 16 Matters. Prior to the First Merger Effective Time, each of New Holdco, Mercury and Lares shall take all commercially reasonable steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of any shares of Mercury Common Stock or Lares Common Shares (including derivative securities with respect to such shares) or acquisitions of New Holdco Common Stock (including derivative securities with respect to such New Holdco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mercury or Lares, as applicable, or who will become subject to such reporting requirements with respect to New Holdco, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15     Transaction Litigation. Each of Mercury and Lares shall promptly notify the other of any actions, suits, claims or proceedings commenced against it and/or its directors or officers relating to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby and thereby, including any litigation initiated by the holders of Indebtedness of Mercury or Lares or their respective Subsidiaries (collectively, “Transaction Litigation”). Each of Mercury and Lares shall cooperate with the other in the defense or settlement of any Transaction Litigation, shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Neither Lares, Mercury nor any of their respective Subsidiaries shall agree to any settlement of Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16     Stock Exchange Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Lares Class A Shares from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Second Merger Effective Time.

Section 6.17     Obligations of Merger Subsidiaries. Mercury shall take all action necessary to cause New Holdco, Merger Sub 1 and Merger Sub 2 to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions contemplated hereby.

Section 6.18     Licensee Companies.

(a)     Notwithstanding anything in this Agreement to the contrary, Lares and its Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Lares Licensee Companies to take any action or to forego from taking any action, except to the extent that Lares or its Subsidiaries (other than the Lares Licensee Companies) have a right to cause the Lares Licensee Companies to take any action or forego from taking any action under any Contracts in effect between Lares or its Subsidiaries (other than the Lares Licensee Companies), on the one hand, and any of the Lares Licensee Companies, on the other hand.

(b)     Notwithstanding anything in this Agreement to the contrary, Mercury and its Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Mercury Licensee Companies to take any action or to forego from taking any action, except to the extent that Mercury or its Subsidiaries (other than the Mercury Licensee Companies) have a right to cause the Mercury Licensee Companies to take any action or forego from taking any action under any Contracts in effect between Mercury or its Subsidiaries (other than the Mercury Licensee Companies), on the one hand, and any of the Mercury Licensee Companies, on the other hand.

Section 6.19     Mercury Public Offering.

(a)     Lares acknowledges that Mercury may effect one or more secondary public offerings of Mercury Registrable Securities held by Mercury Shareholders under Mercury’s registration statement on Form S-3 (No. 333-193654) (as amended, supplemented or replaced, from time to time, the “Shelf Registration Statement”) prior to the Closing or the earlier termination of this Agreement (any such offering, the “Public Offerings”). In connection with any Public Offering, upon the written request of Mercury, Lares shall, at Mercury’s sole expense, use its commercially reasonable best efforts to: (i) cooperate and assist Mercury in connection with effecting any Public Offering at the time determined by Mercury, including using commercially reasonable best efforts to assist Mercury in preparing any amendment of, supplement to, document to be incorporated by reference into, or replacement of, the Shelf Registration Statement (any such amendment, supplement, other document or replacement, the “Offering Documents”) necessary to effect the Public Offerings; (ii) furnish to Mercury, as promptly as reasonably practicable, all business, historical, pro forma, financial and any other information concerning Lares, its Subsidiaries, directors, officers and (to the extent reasonably available to Lares) stockholders as may be reasonably necessary or advisable to be included in the Offering Documents; and (iii) otherwise provide such other assistance as is reasonably necessary to assist Mercury in effecting the Public Offering or which may be reasonably requested by the underwriters in connection with any Public Offering.

(b)     Without limiting the generality of Section 6.19(a), upon the request of Mercury, Lares will use its commercially reasonable best efforts to, as promptly as reasonably practicable: (i) provide Mercury with interim consolidated financial statements of Lares and its Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Offering Documents and that have been reviewed by Lares’ independent registered public accounting firm and that are “current” for purposes of the rules and regulations of the SEC; (ii) provide management’s discussion and analysis of financial condition and results of operations with respect to the Lares’ interim and annual consolidated financial statements covering the periods that are required by the Securities Act to be included in the Offering Documents; (iii) cause Lares’ independent registered public accounting firm to consent to the inclusion or incorporation by reference of such independent registered public accounting firm’s audit report on the annual audited consolidated financial statements of Lares included in the Offering Documents and to the inclusion of a reference to such independent registered public accounting firm by name in the Shelf Registration Statement and the Offering Documents; (iv) cause Lares’ independent registered public accounting firm to deliver a customary and reasonable comfort letter with respect to information relating to Lares and its Subsidiaries included in the Offering Documents; (v) provide information with respect to Lares and its Subsidiaries that is reasonably necessary to prepare selected financial data for the last five fiscal years and to enable Mercury to prepare pro forma financial statements and related footnotes, in each case to the extent reasonably necessary to be included in the Offering Documents; (vi) provide necessary representation letters reasonably requested by Lares’ independent registered public accounting firm to allow such firm to provide the consents, audit reports and comfort letters described above; (vii) make available information regarding Lares sufficient to allow the underwriters (and its counsel) in any Public Offering to perform due diligence on Lares and its Subsidiaries for the purpose of satisfying their due diligence defense in any Public Offering to the extent customary and reasonable; and (viii) make available, at reasonable times and locations, the Chief Executive Officer and other senior executive officers of Lares, to participate in a customary and reasonable number of due diligence meetings, calls, customary road show presentations and other investor meetings and calls that may be reasonably requested by the underwriters with respect to any Public Offering.

(c)     Notwithstanding Section 6.19(a) and Section 6.19(b): (i) Lares shall in no event be required to provide such requested cooperation and assistance to the extent it unreasonably interferes with the ongoing business or operations of Lares or any of its Subsidiaries; and (ii) neither Lares nor any of its Subsidiaries, nor any of their respective directors, officers or Affiliates, shall be required to take any action in their capacity as a member of the Lares Board or the board of directors of any of Lares’ Subsidiaries to authorize or approve any Public Offering.

(d)     Prior to filing of any Offering Documents with the SEC that includes information regarding Lares, Mercury (i) shall provide Lares and its counsel with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by Lares or its counsel. Mercury shall, as promptly as practicable after the receipt thereof, provide Lares with copies of any written comments and advise Lares of any oral comments with respect to the Offering Documents or the Shelf Registration Statement received by Mercury from the SEC, including any request from the SEC for amendments or supplements to the Shelf Registration Statement, and shall promptly provide Lares with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

(e)     If at any time any information relating to Lares, or any of its Affiliates, officers or directors, should be discovered by Lares that should be set forth in an amendment or supplement to the Shelf Registration Statement or in any of the Offering Documents, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Lares shall promptly notify Mercury and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to potential purchases of shares of Mercury Voting Common Stock.

(f)     Mercury shall (i) indemnify and hold harmless Lares and the Lares Subsidiaries and its and their respective Representatives (collectively, the “Section 6.19 Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Section 6.19 Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 6.19, except and only to the extent such costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of Lares, any of the Lares Subsidiaries or any of their respective Representatives, and (ii) reimburse Lares for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lares and its Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 6.19.

Section 6.20     Certain Actions. Unless otherwise agreed to by Mercury and Lares, prior to the Closing, Mercury shall take, or cause to be taken, the steps set forth on Section 6.20 of the Mercury Disclosure Letter.

Section 6.21     Mercury Charter Amendment. Prior to the First Merger Effective Time, Mercury shall file, or cause to be filed, the Mercury Charter Amendment with, and the Mercury Charter Amendment shall have been accepted by, the VSCC, so that the Mercury Charter Amendment shall be in full force and effect immediately prior to the First Merger.

Article VII

CONDITIONS PRECEDENT

Section 7.1     Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of Lares, on the one hand, and Mercury, New Holdco, Merger Sub 1, and Merger Sub 2, on the other, to effect the Mergers shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     Required Approvals. (i) The waiting period under the HSR Act with respect to the Mergers shall have expired or been earlier terminated, (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or as extended by the FCC, (iii) the Required Mercury Vote shall have been obtained, and (iv) the Required Lares Vote shall have been obtained.

(b)     No Order. No Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of any of the Mergers shall be in effect.

(c)     Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued.

(d)     NYSE Listing. The shares of New Holdco Voting Common Stock issuable in connection with the First Merger and the Second Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)     Mercury Charter Amendment. The Mercury Charter Amendment shall have been filed, and accepted for filing, with the VSCC, and shall be in full force and effect prior to the First Merger Effective Time.

Section 7.2     Conditions to Obligations of Mercury and Merger Subs. The obligation of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 to effect the Mergers is also subject to the satisfaction, or waiver by Mercury, at or prior to the Closing, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Lares in Section 3.2(a) and Section 3.2(b) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that are de minimis, in the aggregate. The representations and warranties of Lares in Section 3.1(a), Section 3.3(a) and Section 3.7 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Lares contained in Article III of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonable be likely to have a Material Adverse Effect on Lares; and Mercury shall have received a certificate signed on behalf of Lares by the Chief Executive Officer or the Chief Financial Officer of Lares to the foregoing effect.

(b)     Performance of Obligations of Lares. Lares shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Mercury shall have received a certificate signed on behalf of Lares by the Chief Executive Officer or the Chief Financial Officer of Lares to such effect.

(c)     No Material Adverse Effect on Lares. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Lares, and Mercury shall have received a certificate signed on behalf of Lares by the Chief Executive Officer or the Chief Financial Officer of Lares to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.2(d) of the Lares Disclosure Letter shall have been obtained.

(e)     Tax Opinion. Mercury shall have received from Fried Frank a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Fried Frank shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.8(a).

Section 7.3     Conditions to Obligations of Lares. The obligation of Lares to effect the Mergers is also subject to the satisfaction or waiver by Lares at or prior to the First Merger Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Mercury in the second sentence of Section 4.1(d) shall be true and correct in all respects as of the Closing, as though made on and as of the Closing. The representations and warranties of Mercury in Section 4.2(a) and Section 4.2(b) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that are de minimis, in the aggregate. The representations and warranties of Mercury in Section 4.1(a), Section 4.3(a) and Section 4.7 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Mercury contained in Article IV of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Mercury; and Lares shall have received a certificate signed on behalf of Mercury by the Chief Executive Officer or the Chief Financial Officer of Mercury to the foregoing effect.

(b)     Performance of Obligations of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2. Each of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Lares shall have received a certificate signed on behalf of Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 by the Chief Executive Officer or the Chief Financial Officer of Mercury to such effect.

(c)     No Material Adverse Effect on Mercury. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Mercury, and Lares shall have received a certificate signed on behalf of Mercury by the Chief Executive Officer or the Chief Financial Officer of Mercury to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.3(d) of the Mercury Disclosure Letter shall have been obtained.

(e)     Tax Opinion. Lares shall have received from Weil a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Weil shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.8(a).

Section 7.4     Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VIII

TERMINATION AND AMENDMENT

Section 8.1     Termination. This Agreement may be terminated at any time prior to the Second Merger Effective Time, whether before or after obtaining the Required Lares Vote or the Required Mercury Vote:

(a)     by mutual consent of Lares and Mercury in a written instrument;

(b)     by either Lares or Mercury if any U.S. federal or state court of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting either of the Mergers, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations pursuant to Section 6.3 with respect to such Order;

(c)     by either Lares or Mercury if the Mergers shall not have been consummated on or before March 21, 2015 (the “Initial Outside Date”); provided, that if on the Initial Outside Date any of the conditions set forth in Section 7.1(a)(i) or (a)(ii) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Outside Date shall be automatically extended to June 21, 2015. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case, the term “Outside Date” shall mean such date to which the Initial Outside Date has been so extended. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)     by either Lares or Mercury if there shall have been a breach of any of the covenants or agreements or there shall be any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of Lares, in the case of a termination by Mercury, or Mercury, New Holdco, Merger Sub 1 or Merger Sub 2, in the case of a termination by Lares, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Mercury, or the conditions set forth in Section 7.3(a) or Section 7.3(b), in the case of a termination by Lares, and which, if curable, is not cured by, on or before the earlier of (i) the Outside Date or (ii) thirty (30) days following receipt of written notice by the party committing such breach, or which by its nature or timing cannot be cured prior to the Outside Date;

(e)     by (i) either Mercury or Lares if the Mercury Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Mercury Vote shall not have been obtained, or (ii) by Mercury if the Lares Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Lares Vote shall not have been obtained;

(f)     by Lares, at any time prior to the Mercury Approval Time, (i) if Mercury shall have breached or failed to perform in any material respect its obligations under Section 6.2(a) or Section 6.11, (ii) if a Mercury Triggering Event shall have occurred or (iii) Mercury shall have failed to reaffirm the Mercury Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Mercury shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Mercury), and (y) receipt by Mercury of a written request to do so from Lares; provided, that Lares shall only be entitled to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 8.1(f) for a five (5) Business Day period following the date a Mercury Triggering Event occurs or the expiry of such ten (10) Business Day period, as applicable;

(g)     by Mercury, at any time prior to the Lares Approval Time, (i) if Lares shall have breached or failed to perform in any material respect its obligations under Section 6.2(b) or Section 6.10, (ii) if a Lares Triggering Event shall have occurred or (iii) Lares shall have failed to reaffirm the Lares Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Lares shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Lares, and (y) receipt by Lares of a written request to do so from Mercury; provided, that Mercury shall only be entitled to terminate this Agreement pursuant to clauses (ii) or (iii) if this Section 8.1(g) for a five (5) Business Day period following the date a Lares Triggering Event occurs or the expiry of such ten (10) Business Day period, as applicable;

(h)     by Lares, at any time prior to the Lares Approval Time, if the Lares Board determines to enter into a definitive agreement to accept a Lares Superior Offer in accordance with Section 6.10(d), provided Lares pays to Mercury the Lares Termination Fee substantially concurrently with such termination pursuant to Section 8.3(a); or

(i)     by Mercury if the Net Lost Annual BCF would exceed the Maximum Required Amount; provided, that Mercury shall only be entitled to terminate this Agreement pursuant to this Section 8.1(i) during the ten (10) Business Day period following the date on which a final determination of the Lost Annual BCF is made as contemplated in the definition of Lost Annual BCF; and provided further, however, if at any time after the date on which such final determination is made there is an event, circumstance, development or condition that would increase the Net Lost Annual BCF, Mercury shall again be entitled to terminate this Agreement pursuant to this Section 8.1(i) during the ten (10) Business Day period following the date on which a final determination of the increase in Net Lost Annual BCF is made.

Section 8.2     Effect of Termination. In the event of termination of this Agreement by either Lares or Mercury as provided in Section 8.1 (or by Lares and Mercury as provided in Section 8.1(a)), this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) the fourth sentence of Section 6.3(f)(i) and the second sentence of Section 6.3(f)(ii), Section 6.4(b), Section 6.12(e), Section 6.19(f), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (other than Section 9.8) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Lares nor Mercury shall be relieved or released from any liabilities or damages arising out of its fraud or Intentional Breach of any agreement or covenant in this Agreement.

Section 8.3     Termination Fee.

(a)     If this Agreement is terminated: (i) by Lares pursuant to Section 8.1(f); or (ii) by Mercury or Lares pursuant to Section 8.1(c) or Section 8.1(e)(i), or by Lares pursuant to Section 8.1(d), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(i), at or prior to the Mercury Shareholder Meeting a bona fide Acquisition Proposal with respect to Mercury shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Mercury Shareholder Meeting and (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Mercury shall have been made to Mercury, whether or not publicly disclosed or announced; and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Mercury is consummated; or (2) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Mercury is entered into by Mercury and such Acquisition Transaction is subsequently consummated, Mercury shall pay to the holders of Lares Common Shares, in cash at the time specified in the following sentence, a fee in the amount of $55,100,000 (the “Mercury Termination Fee”). The Mercury Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within two business days after the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two business days after the consummation of, the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.” Prior to the payment of the Mercury Termination Fee, Lares shall appoint an agent to act as paying agent for the purposes of receiving, and delivering to the holders of Lares Common Shares, the Mercury Termination Fee, the procedures for which shall be set forth in the paying agent agreement (i) proposed by Lares and in a form acceptable to Mercury and (ii) pursuant to which Lares shall indemnify and hold harmless Mercury and its Subsidiaries from and against any and all liabilities, costs, expenses and obligations directly or indirectly suffered or incurred by Mercury or any of its Subsidiaries as a result of payment of the Mercury Termination Fee to the paying agent and/or the holders of Lares Common Shares.

(b)     If this Agreement is terminated: (i) (A) by Mercury pursuant to Section 8.1(g) or (B) by Lares pursuant to Section 8.1(h); or (ii) by Mercury or Lares pursuant to Section 8.1(c), or by Mercury pursuant to Section 8.1(d) or Section 8.1(e)(ii), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(ii), at or prior to the Lares Shareholder Meeting a bona fide Acquisition Proposal with respect to Lares shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Lares Shareholder Meeting and (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Lares shall have been made to Lares, whether or not publicly disclosed or announced; and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Lares is consummated; or (2) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Lares is entered into by Lares and such Acquisition Transaction is subsequently consummated, Lares shall pay to Mercury, in cash at the time specified in the following sentence, a fee in the amount of $57,300,000 (the “Lares Termination Fee”), provided, that if (x) Lares terminates this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with an Excluded Party with respect to a Lares Superior Offer included in a Notice of Lares Superior Offer delivered to Mercury in respect of an Acquisition Proposal from such Excluded Party, (y) such Notice of Lares Superior Offer was delivered by Lares to Mercury prior to the Excluded Party Deadline and (z) Lares terminates this Agreement pursuant to Section 8.1(h) within one (1) Business Day after the conclusion of the Lares Notice Period relating to such Notice of Lares Superior Offer, the Lares Termination Fee payable in connection with such termination shall be an amount equal to $26,600,000. The Lares Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, substantially concurrently with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two business days after the consummation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.”

(c)     If Mercury fails to pay when due the Mercury Termination Fee, or Lares fails to pay when due the Lares Termination Fee, then Mercury or Lares, as applicable, shall: (i) reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of the Mercury Termination Fee or the Lares Termination Fee, as applicable, and the enforcement by such other party of its rights under this Section 8.3; and (ii) pay to the other party interest on the amount of the Mercury Termination Fee or the Lares Termination Fee, as applicable (for the period commencing as of the date the such termination fee was originally required to be paid through the date such termination fee is actually paid to such other party in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Law.

(d)     The parties hereto acknowledge and agree that in no event shall Mercury be required to pay the Mercury Termination Fee, or Lares be required to pay the Lares Termination Fee, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 8.4     Amendment. Subject to compliance with applicable Law and Section 6.6(e), the provisions of this Agreement may be amended, modified or supplemented by written agreement of each of Mercury and Lares, whether before or after approval by the stockholders of Lares or Mercury.

Section 8.5     Extension; Waiver. At any time prior to the Second Merger Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive any inaccuracies in the representations and warranties of another party contained in this Agreement, and (iii) waive compliance with any of the agreements of another party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

GENERAL PROVISIONS

Section 9.1     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except to the extent set forth in Sections 6.3(d), Section 6.12(e), Section 6.19(f) and 8.3(b).

Section 9.2     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

(a)           if to Lares, to:

LIN Media, LLC

One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
Attention:      Vincent L. Sadusky

Denise M. Parent, Esq.

Facsimile:       (401) 454-2817

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:     Glenn D. West, Esq.
                       James R. Griffin, Esq.
Facsimile:      (214) 746-7777

(b)           if to Mercury, New Holdco, Merger Sub 1 or Merger Sub 2, to:

Media General, Inc.
333 E. Franklin Street

Richmond, Virginia 23219

Attention:      James F. Woodward

Andrew C. Carington, Esq.

Facsimile:      (804) 887-7021

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:      Philip Richter, Esq.

Abigail Bomba, Esq.

Facsimile:      (212) 859-4000

Section 9.3     Definitions. For purposes of this Agreement:

“2013 Merger” means the all-stock business combination transaction consummated on November 12, 2013, pursuant to the Agreement and Plan of Merger, dated as of June 5, 2013, by and among Mercury, New Young Broadcasting Holding Co., Inc., General Merger Sub 1, Inc., General Merger Sub 2, Inc. and General Merger Sub 3, LLC.

“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of Mercury or Lares) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Mercury or Lares) for any Acquisition Transaction or possible Acquisition Transaction.

“Acquisition Transaction” with respect to Mercury or Lares, as applicable, means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Mercury or Lares, as applicable, or any of their Subsidiaries, pursuant to which such Person or “group” would own 20% or more of the consolidated assets, revenues or net income of Mercury or Lares, as applicable, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Mercury or Lares, as applicable (including Equity Interests of any of its Subsidiaries), or any Subsidiary of Mercury or Lares, as applicable, representing 20% or more of the consolidated assets, revenues or net income of Mercury or Lares, as applicable, and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 20% or more of the issued and outstanding equity securities of Mercury or Lares, as applicable, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the issued and outstanding equity securities of Mercury or Lares, as applicable, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Lares Information” means (i) a package of non-public information regarding Lares and its Subsidiaries that has been approved by Mercury prior to the date hereof and (ii) other non-public information regarding Lares and its Subsidiaries that has been approved by Mercury and provided or made available in the “virtual data room” hosted by Intralinks, Inc. at https://services.intralinks.com under project name “Project Autobahn Limited Dataroom” at least 24 hours prior to the date hereof.

“Average Annual BCF” has the meaning given to such term on Schedule 6.3.

“Barter Agreement” means any Contract pursuant to which a Person has sold or traded commercial air time in consideration for property or services in lieu of or in addition to cash.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close and shall consist of the time period from 12:01 a.m. through midnight at such location.

“Communications Act” means the Communications Act of 1934, as amended.

“Environmental Claims” means, in respect of any Person, any and all Actions alleging noncompliance with or actual or potential liability under Environmental Law or the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Law” means all Laws relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment, or human health or safety relating to exposure to Hazardous Materials.

“Environmental Permits” means all permits, licenses, identification numbers, registrations and other governmental authorizations required under or issued pursuant to applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor, or the value of which is determined in reference thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person from whom the Lares Board receives an Acquisition Proposal after the date of this Agreement and prior to the Lares Window Shop End Date that the Lares Board determines, prior to the Lares Window Shop End Date, constitutes or would reasonably be expected to lead to a Lares Superior Offer.

“Excluded Party Deadline” means, with respect to any Excluded Party, 5:00 P.M. Eastern Time on May 15, 2014.

“FCC” means the Federal Communications Commission.

“FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Mercury Stations or the Lares Stations by the FCC, or otherwise granted to or held by Mercury or any Mercury Subsidiary or Lares or any Lares Subsidiary.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Materials” means any wastes, substances, or materials that are defined or listed by any Environmental Law as hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Materials” includes, without limitation, polychlorinated biphenyls, asbestos and asbestos containing material, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (i) all obligations evidenced by a note, bond, debenture, credit agreement or other debt instrument, (ii) all obligations with respect to letters of credit, banker’s acceptances or similar facilities, (iii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, (iv) all obligations for borrowed money, (v) all obligations for the deferred purchase price of property or services, including all seller notes and “earn-out” payment obligations, whether or not matured, (vi) all obligations required to be accounted for as capital leases under GAAP, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interests or any warrants, rights or options to acquire such capital stock or equity interests, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided, that, Indebtedness shall not include: (i) with respect to Lares or any Subsidiary of Lares, any intercompany indebtedness solely among Lares and one or more direct or indirect wholly-owned Subsidiaries thereof, or solely among two or more Lares Subsidiaries directly or indirectly wholly-owned by Lares, (ii) with respect to Mercury or any Subsidiary of Mercury, any intercompany indebtedness solely among Mercury and one or more wholly-owned Subsidiaries thereof, or solely among two or more Mercury Subsidiaries directly or indirectly wholly-owned by Mercury, or (iii) any accounts payable or trade payables, in each case incurred in the ordinary course of business.

“Intellectual Property” means all foreign and domestic intellectual property, including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists); (iv) copyrights and works of authorship in any media (including computer software programs, source code, databases and other compilations of information); (v) applications and registrations for any of the foregoing in (i) through (iv); and (vi) divisionals, continuations, continuations-in-part and provisionals and patents issuing on any of the foregoing in this (vi), and all extensions, modifications, renewals, reissues, reexaminations, substitutions, restorations, and reversions of any of the foregoing in (i) through (vi).

“Intentional Breach” means, with respect to any agreement or covenant hereunder, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of such agreement or covenant.

“Knowledge” or any similar phrase means (a) with respect to Lares or its Subsidiaries, the actual knowledge of the persons listed on Section 9.3 to the Lares Disclosure Letter, and (b) with respect to Mercury, the actual knowledge of the persons listed on Schedule 9.3 to the Mercury Disclosure Letter.

“Lares Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Lares or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Lares or any of its Subsidiaries or to which Lares or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy, excluding the Lares Employment Agreements.

“Lares Class A Share” means each Class A common share representing limited liability company interests in Lares.

“Lares Class B Share” means each Class B common share representing limited liability company interests in Lares.

“Lares Class C Share” means each Class C common share representing limited liability company interests in Lares.

“Lares Common Shares” means Lares Class A Shares, Lares Class B Shares and Lares Class C Shares.

“Lares Credit Facilities” means the Credit Agreement, dated as of October 26, 2011, by and among LIN Television Corporation and the other parties thereto, as amended by the First Amendment thereto, dated as of December 19, 2011, and the Second Amended thereto, dated December 24, 2012; the Tranche B Term Facility, dated December 21, 2011, by and among LIN Television Corporation and the other parties thereto; and the Tranche B-2 Term Facility, dated February 12, 2011, by and among LIN Television Corporation and the other parties thereto.

“Lares Employment Agreement” means a contract or agreement of Lares or any of its Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Lares or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Lares FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Lares Stations, or otherwise granted to or held by Lares or any Lares Subsidiary.

“Lares Licensee Companies” means WBDT Television, LLC, Vaughan Acquisition LLC and KASY-TV Licensee, LLC.

“Lares LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of LIN Media LLC, as amended through the date hereof.

“Lares LTIPs” means the Lares 1998 Option Plan (as amended and restated effective as of July 30, 2013), the Lares 2002 Stock Plan (as amended and restated effective as of July 30, 2013) and the Lares 2002 Non-Employee Director Stock Plan (as amended and restated effective as of July 30, 2013).

“Lares Non-Managed Companies” means Nami Media, Inc., Dedicated Media, Inc. and HYFN, Inc.

“Lares Preferred Share” means each preferred share of any series of preferred shares representing limited liability company interests in Lares.

“Lares Shareholder” means any holder of Lares Common Shares.

“Lares Stations” means (a) the following television broadcast stations of Lares and its Subsidiaries: KOIN-TV, WISH-TV, WNDY-TV, WTNH-TV, WCTX-TV, WOOD-TV, WOTV-TV, WXSP-CD, WIAT-TV, WAVY-TV, WVBT-TV, KXAN-TV, KBVO-TV, KRQE-TV, KASA-TV, WIVB-TV, WNLO-TV, WPRI-TV, WALA-TV, WFNA-TV, WDTN-TV, KSNW-TV, KSNG-TV, WLUK-TV, WCWF-TV, KHON-TV, WJCL-TV, WANE-TV, WKBN-TV, WYFX-LD, WWLP-TV, KSNT-TV, KTMJ-CD, KIMT-TV, WTHI-TV and WLFI-TV and (b) the following television broadcast stations licensed to third parties and subject to Sharing Agreements with Lares or its Subsidiaries: KNVA-TV, KWBQ-TV, KASY-TV (including KRWB-TV and KWBQ(TV)), WNAC-TV, WBDT-TV, WTGS-TV, WYTV-DT and KTKA-TV.

“Lares Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “20%” shall be replaced by “50%”) with respect to Lares that is determined by the Lares Board, in its good faith judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the Lares Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Mercury to amend the terms of this Agreement or the other Transaction Documents) and (ii) is reasonably expected to be consummated.

“Lares Triggering Event” shall be deemed to have occurred if (a) Lares shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Lares Shareholders the Lares Board Recommendation, or (b) a Lares Adverse Recommendation Change shall have occurred.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

“Lost Annual BCF” has the meaning given to such term on Schedule 6.3.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Material Adverse Effect on Lares” means a material adverse effect on the business, financial condition or results of operations of Lares and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on Lares”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Lares to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of the Lares Class A Shares (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Lares, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Lares and its Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 3.4, 3.5 and 3.11(i) and the conditions set forth in Section 7.2(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Mercury or any of its Affiliates or facts, circumstances or events relating to Mercury or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Mercury, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Lares and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with Mercury and its Subsidiaries (but only to the extent of such disproportionality).

“Material Adverse Effect on Mercury” means a material adverse effect on the business, financial condition or results of operations of Mercury and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect on Mercury”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Mercury to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of the Mercury Voting Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure or change may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Mercury, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Mercury and its Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 4.4, 4.5 and 4.11(i) and the conditions set forth in Section 7.3(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Lares or any of its Affiliates or facts, circumstances or events relating to Lares or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Lares, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Mercury and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with Lares and its Subsidiaries (but only to the extent of such disproportionality).

“Material Lares Employment Agreement” means a Lares Employment Agreement (i) which provides for annual compensation in excess of $250,000; (ii) which provides for severance upon a termination of employment of 90 days or more of base salary or wages, or which provides a notice period or pay in lieu of notice of 90 days or more or (iii) which is with a General Manager of any Lares Station.

“Material Mercury Employment Agreement” means a Mercury Employment Agreement (i) which provides for annual compensation in excess of $250,000; (ii) which provides for severance upon a termination of employment of 90 days or more of base salary or wages, or which provides a notice period or pay in lieu of notice of 90 days or more or (iii) which is with a General Manager of any Mercury Station.

“Maximum Required Amount” has the meaning given to such term on Section 6.3 of the Mercury Disclosure Schedule.

“Mercury Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Mercury or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Mercury or any of its Subsidiaries or to which Mercury or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program, or policy, excluding the Mercury Employment Agreements.

“Mercury Charter Amendment” means the amendment to the Amended and Restated Articles of Incorporation of Mercury substantially in the form attached as Exhibit D hereto.

“Mercury Common Stock” means the Mercury Voting Common Stock and the Mercury Non-Voting Common Stock.

“Mercury Credit Facilities” means that certain Credit Agreement, dated as of July 31, 2013, among Mercury and the other parties thereto and that certain Credit Agreement, dated as of July 31, 2013, among Shield Media LLC, Shield Media Lansing LLC, WXXA-TV LLC, WLAJ-TV LLC and the other parties thereto.

“Mercury Directors’ Deferred Compensation Plan” means the Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001.

“Mercury Employment Agreement” means a contract or agreement of Mercury or any of its Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Mercury or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Mercury FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Mercury Stations, or otherwise granted to or held by Mercury or any Mercury Subsidiary.

“Mercury Licensee Companies” means WXXA-TV LLC and WLAJ-TV LLC.

“Mercury LTIP” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007.

“Mercury Non-Voting Common Stock” means the Non-Voting Common Stock, no par value per share, of Mercury.

“Mercury Registrable Securities” means Registrable Securities as defined in the Mercury Registration Rights Agreement.

“Mercury Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of June 5, 2013, as amended from time to time, by and among Mercury, New Young Broadcasting Holding Co., Inc. and the other signatories party thereto.

“Mercury Shareholder” means a holder of shares of Mercury Voting Common Stock or Mercury Non-Voting Common Stock.

“Mercury Stations” means (a) the following television broadcast stations of Mercury and its Subsidiaries: WFLA, WNCN, WCMH, WSPA, WYCW, WVTM, WJAR, WKRG, WSLS, WSAV, WJTV, WJHL, WCBD, WNCT, WBTW, WJBF, WRBL, WHLT, KRON, WKRN, WTEN, WATE, WRIC, WBAY, KWQC, WLNS, KELO, KLFY, WCDC, KDLO, KPLO, and KCLO and (b) the following television broadcast stations licensed to third parties and subject to Sharing Agreements with Mercury or its Subsidiaries: WXXA and WLAJ.

“Mercury Triggering Event” shall be deemed to have occurred if (a) Mercury shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Mercury Shareholders the Mercury Board Recommendation, or (b) a Mercury Adverse Recommendation Change shall have occurred.

“Mercury Voting Common Stock” means the Voting Common Stock, no par value per share, of Mercury.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“Net Lost Annual BCF” has the meaning given to such term on Schedule 6.3.

“New Holdco Common Stock” means the New Holdco Voting Common Stock and the New Holdco Non-Voting Common Stock.

“New Holdco Non-Voting Common Stock” means the Non-Voting Common Stock, no par value, of New Holdco.

“New Holdco Voting Common Stock” means the Voting Common Stock, no par value, of New Holdco.

“NYSE” means the New York Stock Exchange, Inc.

“Permit” means any consent, authorization, approval, registration, qualification, filing, franchise, license or permit of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (iii) Liens pursuant to the Mercury Credit Facilities or the Lares Credit Facilities, as applicable, and Contracts entered into in connection therewith, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (v) interests of any lessor or lessee to any Lares Leased Property or Mercury Leased Property, as applicable, (vi) Liens that would be disclosed on current title reports or surveys and any other Liens of public record, (vii) non-exclusive licenses of Intellectual Property, (viii) transfer restrictions on any securities imposed by applicable Law, (ix) purchase money Liens securing rental payments under capital lease arrangements, and (x) Liens which are set forth in any Permits.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Regulatory Action” has the meaning given to such term on Schedule 6.3.

“Regulatory Divestiture” has the meaning given to such term on Schedule 6.3.

“Regulatory Imposition” has the meaning given to such term on Schedule 6.3.

“Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

“Renewal Application” means an application for renewal of any FCC License.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharing Agreement” has the meaning given to such term on Schedule 6.3.

“Specific Acquisition Inquiry” means an Acquisition Inquiry which, in response thereto, Lares determines to provide or make available to the Person making such Acquisition Inquiry the Approved Lares Information.

“Station” means a Mercury Station or a Lares Station.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (i) that is consolidated with such party for financial reporting purposes under GAAP, or (ii) of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Lares Subsidiary” and “Mercury Subsidiary” shall mean any direct or indirect Subsidiary of Lares or Mercury, respectively.

“Taxes” means (i) any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Document” means this Agreement, the Mercury Support Agreement and the Lares Support Agreements.

Section 9.4     Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Lares Disclosure Letter and the Mercury Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 9.5     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 9.6     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto, and (except with respect to the Confidentiality Agreement) supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 9.7     Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such Commonwealth, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction, except to the extent that mandatory provisions of the DLLCA or, by operation of the Lares LLC Agreement, mandatory provisions of the DGCL, govern. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the County of Henrico, Virginia), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8     Publicity. Mercury and Lares have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement. Neither Mercury nor Lares shall, and none of such Persons shall permit any of their Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without consulting with and obtaining the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) Mercury, in the case of a proposed announcement or statement by Lares or (b) Lares, in the case of a proposed announcement or statement by Mercury; provided, however, that (i) any party may, without the prior consent of the other parties (but after prior consultation to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or filing to the extent required by applicable Law or by the rules and regulations of the NYSE or Governmental Entity to which the relevant party is subject or submits, (ii) any party may, without such consultation or consent, make any statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, in each case so long as such statement and announcements do not contain or disclose any information that has not been made available in previous press releases, public disclosures or public statements made jointly by Mercury and Lares (or, individually if approved by the other), (iii) Mercury need not obtain the consent of Lares in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Mercury or any Mercury Adverse Recommendation Change, and (iv) Lares need not obtain the consent of Mercury in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Lares or any Lares Adverse Recommendation Change.

Section 9.9     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise, but except by intestate succession) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 9.10     Specific Performance. The parties acknowledge and agree that each of the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, each party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Each of the parties hereby expressly further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each party agrees that its initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms.

Section 9.11     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Second Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Second Merger Effective Time including, for the avoidance of doubt, the covenants contained in Section 6.6.

Section 9.12     Non-Recourse. Except to the extent otherwise set forth in the other Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the other Transaction Documents), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in the other Transaction Documents), (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Mercury, New Holdco, Merger Sub 1 and Merger Sub 2, and Lares have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President and Chief Financial Officer

MERCURY NEW HOLDCO, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

MERCURY MERGER SUB 1, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

MERCURY MERGER SUB 2, LLC

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

LIN MEDIA LLC

By:	Richard J. Schmaeling
Name: Richard J. Schmaeling
Title: Senior Vice President and Chief Financial Officer

Signature Page to Merger Agreement

 EXHIBIT A

PLAN OF MERGER

merging

MERCURY MERGER SUB 1, INC.

a Virginia corporation

with and into

media GENERAL, inc.,

a Virginia corporation

1.     Merger. In accordance with the Virginia Stock Corporation Act (the “VSCA”), upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Merger Effective Time”), Mercury Merger Sub 1, Inc., a Virginia corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Mercury New Holdco, Inc., a Virginia corporation (“New Holdco”) and a direct, wholly owned subsidiary of Media General, Inc., a Virginia corporation (“Media General”), shall be merged (the “Merger”) with and into Media General. Media General shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the laws of the Commonwealth of Virginia. As of the Merger Effective Time, the separate corporate existence of Merger Sub shall cease.

2.     Effects of the Merger. The Merger shall have the effects set forth in Sections 13.1-719.1 and 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Media General and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Media General and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3.     Articles of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the articles of incorporation and bylaws of Media General as are in effect immediately prior to the Merger Effective Time shall be (with such amendments as may be permitted by Section 13.1-719.1 of the VSCA) the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Corporation shall be “________”.

4.     Directors and Officers of the Surviving Corporation. Immediately following the Merger Effective Time, (i) the directors of Merger Sub serving immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5.     Manner and Basis of Converting Shares of Capital Stock.

(a)     At the Merger Effective Time, by virtue of the Merger and without any action on the part of Media General, New Holdco, Merger Sub or any Media General Shareholder,

(i)     each share of Media General Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) fully paid, validly issued and nonassessable share of New Holdco Voting Common Stock, or equal fraction thereof;

(ii)     each share of Media General Non-Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) fully paid, validly issued and nonassessable share of New Holdco Non-Voting Common Stock, or equal fraction thereof; and

(iii)     each share of Common Stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Voting Common Stock, no par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b)     At the Merger Effective Time, each share of capital stock of New Holdco issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding. Immediately following the Merger Effective Time, each share of capital stock of New Holdco owned by the Surviving Corporation shall be surrendered to New Holdco without payment therefor and cancelled by New Holdco.

6.     Stock Options and Other Stock-Based Awards. As of the Merger Effective Time:

(a)     each Media General Stock Option that is outstanding immediately prior to the Merger Effective Time shall be assumed by New Holdco and become an option to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such Media General Stock Option immediately prior to the Merger Effective Time, the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Media General Voting Common Stock subject to such Media General Stock Option immediately prior to the Merger Effective Time, at an exercise price per share of New Holdco Voting Common Stock equal to the exercise price for each such share of Media General Voting Common Stock subject to such Media General Stock Option immediately prior to the Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

(b)     each share of Media General Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Media General Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Media General Voting Common Stock granted by Media General outstanding immediately prior to the Merger Effective Time (including Media General DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Media General Stock Options (each, other than Media General Stock Options, a “Media General Stock-Based Award”), shall be assumed by New Holdco and become an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Media General Stock-Based Award immediately prior to the Merger Effective Time, with respect to the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Media General Voting Common Stock subject to the Media General Stock-Based Award immediately prior to the Merger Effective Time. For the avoidance of doubt, shares of Media General Voting Common Stock issued in connection with the settlement of Media General Stock-Based Awards which vest on or prior to the Merger Effective Time (including vested Media General Restricted Stock) shall be treated in the manner set forth in Section 5(a).

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7.     Exchange of Media General Shares. Pursuant to Section 13.1-719.1 of the VSCA, each certificate that, immediately prior to the Merger Effective Time, represented shares of Media General Voting Common Stock or shares of Media General Non-Voting Common Stock, and all shares of Media General Voting Common Stock and Media General Non-Voting Common Stock held in book-entry form immediately prior to the Merger Effective Time, shall, from and after the Merger Effective Time, represent an equal number of shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock, respectively.

8.     Amendment and Termination. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by Media General.

9.     Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Media General Directors’ Deferred Compensation Plan” shall mean the Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001.

(b)     “Media General DSUs” shall mean all deferred stock units outstanding under the Media General Directors’ Deferred Compensation Plan.

(c)     “Media General LTIP” shall mean the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007.

(d)     “Media General Non-Voting Common Stock” shall mean the Non-Voting Common Stock, no par value per share, of Media General.

(e)     “Media General Restricted Stock” shall mean the shares of restricted Media General Voting Common Stock outstanding under the Media General LTIP.

(f)     “Media General Shareholder” shall mean a holder of shares of Media General Voting Common Stock or shares of Media General Non-Voting Common Stock.

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(g)     “Media General Stock Options” shall mean the outstanding options to purchase shares of Media General Voting Common Stock issued under the Media General LTIP.

(h)     “Media General Voting Common Stock” shall mean the Voting Common Stock, no par value per share, of Media General.

(i)     “New Holdco Non-Voting Common Stock” means the Non-Voting Common Stock, no par value, of New Holdco.

(j)     “New Holdco Voting Common Stock” means the Voting Common Stock, no par value, of New Holdco.

(k)     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

(l)     “Law” shall mean any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

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EXHIBIT B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERCURY NEW HOLDCO, INC.

ARTICLE I

The name of the Corporation is MERCURY NEW HOLDCO, INC.

ARTICLE II

A.            The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.            The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1) Preferred Shares

(a) The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v) The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b) Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c) Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2) Common Shares.

(a) Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA at a meeting at which a quorum of the Voting Common Shares exists.

(b) Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

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(3) Other Rights.

(a) The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b) No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c) (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

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(iii) To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

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C.            Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.            Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE III

A.            Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

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B.            Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.            Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantially the same time and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

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(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)      at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

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(e)      from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)      such other terms and conditions as the Board of Directors shall determine in good faith.

(3) For purposes of this Section C:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b) “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.            Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

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E.            Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the Director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.            Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section B(3)(c)(iii) of Article II or Article III or the application of such provision to any other person.

ARTICLE IV

 A.            Chief Executive Officer. During the three (3) year period (the “Post-Merger Period”) beginning at the Second Merger Effective Time, the Chief Executive Officer shall be the most senior officer of the Corporation and shall also hold the title of President. Effective as of the Second Merger Effective Time, the Chief Executive Officer and President shall be Vincent L. Sadusky unless another person is selected prior to the Second Merger Effective Time pursuant to Section 1.4(e) of the Merger Agreement (the “Post-Merger CEO”). For so long as Vincent L. Sadusky is the Post-Merger CEO during the Post-Merger Period, he shall not be removed from office without Cause and his employment in such capacity shall not be terminated without Cause except, in either case, as follows:

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1.     by a vote of a majority of the Directors then serving on the Board of Directors that includes the affirmative vote of at least one Lares Designee; or

2.     if there is no Lares Designee on the Board of Directors at such time, by the vote of at least two-thirds (2/3) of the Directors then serving on the Board of Directors.

B.            Definitions. For purposes of this Article IV and Article VI:

(1)     “Cause” shall mean “Cause” as that term is defined in Section 8(a) of that certain Employment Agreement, entered into on March 21, 2014, by and among Media General, Inc., a Virginia corporation, LIN Media LLC, a Delaware limited liability company, LIN Television Corporation, a Delaware corporation and Vincent L. Sadusky.

(2)     “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 21, 2014, by and between Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC.

(3)     “Second Merger Effective Time” has the meaning given to such term in the Merger Agreement.

(4)     “Lares Designee” means (a) a Director designated as a Lares Designee pursuant to Section 1.4(a) of the Merger Agreement (an “Initial Lares Designee”), (b) any Director who fills a vacancy created by the death, resignation, removal, or failure to be elected by the shareholders of an Initial Lares Designee and who was designated in writing as a Lares Designee by the Lares Designees in office at the time such vacancy is filled, and (c) any Director who fills a vacancy created by the death, resignation, removal, or failure to be elected by the shareholders of a Lares Designee, who became such in accordance with clause (b), and who was designated in writing as a Lares Designee by the Lares Designees in office at the time such vacancy is filled.

ARTICLE V

 A.            Every reference in this Article V to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article V, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

B.            In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

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C.            The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D.            The provisions of this Article V shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.            The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article V.

F.            Any indemnification under Section C of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article V.

The determination shall be made:

(1) if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

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(2) by special legal counsel:

(a) selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article V; or

(b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article V to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.            (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article V if the applicant furnishes the Corporation:

(a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article V; and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2) The undertaking required by Section G(1)(b) of this Article V shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Authorizations of payments under this section shall be made by the persons specified in Section F of this Article V.

H.            The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article V.

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I.              The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

J.              The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

K.            Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VI

The Corporation shall have all of the powers of a corporation incorporated under the laws of the Commonwealth of Virginia, except that the Corporation’s power to remove or terminate the employment of Vincent L. Sadusky without Cause during the Post-Merger Period shall be limited as set forth in Article IV.

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EXHIBIT C

MERCURY NEW HOLDCO, INC.

Bylaws

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Article I
Meetings of Shareholders

Section 1.     Place of Meetings. Meetings of Shareholders shall be held at the principal office of the Corporation in Richmond, Virginia or at such other place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors. The Board may, in its sole discretion, permit Shareholders to participate in any meeting of Shareholders by means of remote communication as authorized by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”) and subject to any guidelines and procedures as may be adopted by the Board.

Section 2.     Annual Meetings. The Annual Meetings of Shareholders shall be held on a date fixed by the Board of Directors.

Section 3.     Special Meetings. Special meetings of the Shareholders may be called solely by the Chairman of the Board, the President or the Board of Directors. At a special meeting of Shareholders, no business shall be transacted and no corporate action taken other than that stated in the notice of the special meeting.

Section 4.     Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting (except as a different time is specified in these Bylaws or by the VSCA) either personally or by mail, by or at the direction of the Chairman of the Board, a Vice Chairman, the Secretary, or the Officer or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Without limiting the manner by which notice otherwise may be given effectively to Shareholders, any notice to a Shareholder given by the Corporation may be given by a form of electronic transmission consented to by the Shareholder to whom the notice is given. Any such consent shall be revocable by the Shareholder by written or electronic notice to the Corporation. Any such consent shall be deemed revoked (a) if the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice, provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form or process of communication, not directly involving the physical transfer of paper or other tangible medium that (i) is suitable for the retention, retrieval and reproduction of information by the recipient, and (ii) is either (A) retrievable in paper form by the recipient through an automated process used in conventional commercial practice or (B) retrievable in perceivable form and the sender and the recipient have consented in writing to the use of such form of electronic transmission.

Notice of a Shareholders’ meeting to act on an amendment of the Articles of Incorporation, on a plan of merger or exchange of shares, on a sale of assets of the Corporation that requires shareholder approval, a plan of redomestication or conversion or the dissolution of the Corporation shall be given, in the manner provided above, not less than 25 nor more than 60 days before the date of the meeting. Any such notice shall be accompanied, as appropriate, by such additional documents as may be required by law.

Notwithstanding the foregoing, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A Shareholder who attends a meeting shall be deemed to have (A) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he or she objects to holding the meeting or transacting business at the meeting, and (B) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he or she objects to considering the matter when it is presented.

Section 5.     Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders; provided however, that when any specified action is required to be voted upon by a class of stock voting as a class or series, holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified action. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action, except when a larger vote or a vote by class or series is required by the VSCA and except that in elections of Directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. Less than a quorum may adjourn, without notice other than by announcement at the meeting, until a quorum shall attend.

Section 6.     Organization and Order of Business. At all meetings of the Shareholders, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman (if any), the President (if one shall have been elected by the Board) or, in the absence of all of the foregoing, the most senior Executive Vice President, shall act as chairman of the meeting. In the absence of all of the foregoing officers or, if present, with their consent, a majority of the shares entitled to vote at such meeting, may appoint any person to act as chairman. The Secretary of the Corporation or, in the Secretary’s absence, an Assistant Secretary, shall act as secretary at all meetings of the Shareholders. In the event that neither the Secretary nor any Assistant Secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting.

The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, the opening and closing of the voting polls and any recess or adjournment of the meeting.

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Section 7.     Voting. A Shareholder may vote his or her shares in person or by proxy. Any proxy shall be delivered to the secretary of the meeting at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be valid after eleven months from its date, unless otherwise provided in the proxy. Each holder of record of stock of any class or series shall, as to all matters in respect of which stock of such class or series has voting power, be entitled to such vote as is provided in the Articles of Incorporation for each share of stock of such class or series standing in the holder’s name on the books of the Corporation. Unless required by the VSCA or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the Shareholder voting or by such Shareholder’s proxy, if there be such proxy.

Section 8.     Written Authorization. A Shareholder or a Shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the Shareholder or such Shareholder’s duly authorized attorney-in-fact or authorized officer, director, employee or agent signing such writing or causing such Shareholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

Section 9.     Electronic Authorization. The President or the Secretary may approve procedures to enable a Shareholder or a Shareholder’s duly authorized attorney-in-fact to authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram, internet transmission, telephone transmission or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either be set forth or submitted with information from which the inspectors of elections can determine that the transmission was authorized by the Shareholder or the Shareholder’s duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 10.     Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders, or at any special meeting of Shareholders called for the purpose of electing Directors, (a) by or at the direction of the Board of Directors or (b) by any Shareholder of the Corporation (i) who is a Shareholder of record of Voting Common Shares in respect of which such nomination is made, and is entitled to vote such shares, on the date of the giving of the notice provided for in this of and on the record date for the determination of Shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this of .

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In addition to any other applicable requirements, for a nomination to be made by a Shareholder such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs and (b) in the case of a special meeting of Shareholders called for the purpose of electing Directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

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To be in proper written form, a Shareholder’s notice to the Secretary must set forth (a) as to each person whom the Shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the employer and principal occupation of the person, (iii) a biographical profile of the person, including educational background and business and professional experience, (iv) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed to be made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person (as defined below) referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock the Corporation (each of the foregoing, a “Derivative Instrument”), in each case that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and each proposed nominee and any other person or persons (including their names), on the other hand, relating to the Corporation or any of the shares of its capital stock, including any arrangements or understandings pursuant to which the nomination(s) are to be made by such Shareholder or beneficial owner, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons named as nominees in the notice, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a Director if elected. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this of . If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective, and such defective nomination shall be disregarded. If the nominating Shareholder does not appear in person or by proxy at the meeting to present a nominee, such nominee shall be disregarded, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

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An “Associated Person” of any Shareholder or beneficial owner means (i) any affiliate or person acting in concert with such Shareholder or beneficial owner and (ii) each director, officer, employee, general partner or manager of such Shareholder or beneficial owner or any such affiliate or person with which such Shareholder or beneficial owner is acting in concert.

Section 11.     Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an Annual Meeting of Shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any Shareholder of the Corporation (i) who is a Shareholder of record of any class entitled to vote on such business on the date of the giving of the notice provided for in this of and on the record date for the determination of Shareholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this of .For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a Shareholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement) for consideration by the Shareholders at any Annual Meeting of Shareholders.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

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To be in proper written form a Shareholder’s notice to the Secretary must set forth as to each matter such Shareholder proposes to bring before the Annual Meeting (A) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (B) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed to be brought (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any Derivative Instrument that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and any person or persons (including their names), on the other hand, in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder, beneficial owner or any Associated Person of such Shareholder or beneficial owner in such business, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business in a contested solicitation pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

Notwithstanding the foregoing, no disclosure shall be required with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the Shareholder of record or nominee holder that is directed to prepare and submit the Shareholder’s notice required by these Bylaws on behalf of a beneficial owner.

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The foregoing notice requirements shall be deemed satisfied by a Shareholder if the Shareholder has notified the Corporation of such Shareholder’s intention to present a proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.

No business shall be conducted at the Annual Meeting of Shareholders except business brought before the Annual Meeting in accordance with the procedures set forth in this of ; provided, however, that once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this of shall be deemed to preclude discussion by any Shareholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting, and such business shall not be transacted. If the Shareholder or its proxy does not appear at the meeting to present its proposed business, such proposed business shall not be transacted, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

Section 12.     Inspectors. The Corporation shall appoint one or more inspectors to act at a meeting of Shareholders and make a written report of the inspector’s determinations. The Corporation may designate one or more persons as alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at any meeting of Shareholders, the chairman of such meeting shall appoint one or more inspectors to act at the meeting. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Article II
Directors

Section 1.     General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, subject to any requirement of Shareholder action.

Section 2.     Number, Election, Term and Qualification. The number of Directors of the Corporation shall be designated by resolution of the Board of Directors. Directors shall be elected each year at the Annual Meeting of Shareholders. Directors shall hold their offices until the next annual meeting of the Shareholders and until their successors are elected and qualified or until there is a decrease in the number of Directors.

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Section 3.     Vacancies. Except as limited by the VSCA, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors.

Section 4.     Removal. At a meeting called expressly for that purpose, any Director may be removed from office, with or without cause, by a vote of the Shareholders holding a majority of the shares of the class of stock which elected such Director. If any Directors are so removed, new Directors may be elected at the same meeting.

Section 5.     Compensation. The Board of Directors may compensate Directors for their services as such and may provide for the payment of all expenses incurred by Directors in attending regular and special meetings of the Board of Directors.

Article III
Directors’ Meetings

Section 1.     Annual Meeting. The Annual Meeting of the Board of Directors (which meeting shall be considered a regular meeting for the purposes of notice) shall be held on the same day as the Annual Meeting of Shareholders for the purpose of electing Officers, unless the Board shall determine otherwise, and carrying on such other business as properly may come before such meeting.

Section 2.     Regular Meetings. Regular meetings of the Board of Directors shall be held for the purpose of carrying on such business as may properly come before the meeting at such times and at such places, within or without the Commonwealth of Virginia, as may be designated by the Chairman and specified in the notice of the meeting. Furthermore, regular meetings of the Board of Directors shall be held immediately following each special meeting of Shareholders to act upon any matter considered by the Shareholders and to consider such other business as may properly come before the meeting. Any such meeting shall be held at the place where the Shareholders’ meeting was held.

Section 3.     Special Meetings. Special meetings of the Board of Directors shall be held on the call of the Chairman of the Board, a Vice Chairman, or any three members of the Board of Directors, at the principal office of the Corporation or at such other place as the Chairman may direct.

Section 4.     Notice. Notice of regular and special meetings of the Board of Directors shall be (i) mailed to each Director addressed to him or her at his or her usual place of business or other designated address at least five days prior to the time of the meeting, or (ii) given by telegraph, telephone or any form of electronic transmission previously approved by a Director, which approval has not been revoked, to each Director or delivered to him or her personally at least 48 hours prior to the time of the meeting; provided that notice of a special meeting must set forth the purpose for which the meeting is called; and provided, further, that notice need not be given of regular meetings held at times and places fixed by resolution of the Board of Directors.

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Section 5.     Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 6.     Waiver of Notice. Notwithstanding any other provisions of these Bylaws, whenever notice of any meeting for any purpose is required to be given to any Director a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be the equivalent to the giving of such notice.

A Director who attends a meeting shall be deemed to have had timely and proper notice thereof unless, at the beginning of the meeting or promptly upon his or her arrival, the Director objects to the transaction of any business at the meeting and does not thereafter vote or assent to action taken at the meeting.

Section 7.     Action Without A Meeting. Any action which is required to be taken at a meeting of the Directors or by a Directors’ Committee may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all of the Directors or all of the members of the Committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote.

Article IV
Directors’ Committees

Section 1.     Committees. Committees with limited authority may be designated by a resolution adopted by a majority of the full number of Directors.

Article V
Officers; Chairman and Vice Chairman of the Board

Section 1.     Officers. The Officers of the Corporation shall be a President, one or more Vice Presidents (any one or more of whom may be designated as an Executive Vice President or a Senior Vice President), a General Counsel, a Secretary, a Treasurer, a Controller and, in the discretion of the Board of Directors, one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers. The Chairman of the Board and any Vice Chairmen of the Board may, but need not be, Officers of the Corporation.

Section 2.     Election, Term. Officers shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be chosen from the members of the Board of Directors.

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Section 3.     Removal. Except as otherwise provided in the Articles of Incorporation, any Officer may be removed with or without cause at any time by the Board of Directors at any duly called meeting. The Chairman of the Board and any Vice Chairmen of the Board may be removed from such office with or without cause at any time by the Board of Directors at any duly called meeting.

Section 4.     Duties of Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Shareholders and Directors, and shall see that all the orders and resolutions of the Board of Directors are carried into effect, subject, however, to the rights of the Directors to delegate any specific powers. He shall, in addition, have such powers and duties as may be specifically assigned by the Board of Directors.

Section 5.     Duties of Vice Chairmen of the Board. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the Vice Chairmen shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board or the Board of Directors.

Section 6.     Duties of President. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the President shall perform such duties as may, from time to time, be assigned to him by the Chairman of the Board or the Board of Directors.

Section 7.     Duties of Vice Presidents. The Vice Presidents shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 8.     Duties of General Counsel. The General Counsel shall be the chief legal officer of the Corporation. The General Counsel shall, with the help of those whom he or she may employ (including any firm of which he may be a member) supervise the handling of all claims made by or against the Corporation, the filing of such statements, reports or other documents as may be required by state and federal agencies controlling corporations and their securities, render legal advice to the Officers and Directors and generally manage all matters of a legal nature for the Corporation.

Section 9.     Duties of Secretary. The Secretary shall keep a record in proper books for the purpose of all meetings and proceedings of the Board of Directors and also the minutes of the Shareholders’ meetings, and record all the votes of the Corporation. The Secretary shall attend to the giving and serving of all notices of the Corporation and shall notify the Directors and Shareholders of their respective meetings. The Secretary shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all documents which are authorized to be executed on behalf of the Corporation under its corporate seal. The Secretary shall have custody of all deeds, leases, and contracts and shall have charge of the books, records and papers of the Corporation relating to its organization and management. In addition, the Secretary shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

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Section 10.     Duties of Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation and shall dispose of the same as provided in these Bylaws, or as directed by the Board of Directors. The Treasurer shall have the care and custody of all securities, books of account, documents and papers of the Corporation except such as are kept by the Secretary. The Treasurer shall keep regular and full accounts showing receipts and disbursements. The Treasurer shall at all times submit to the Board of Directors such statements as to the financial condition of this Corporation as they may require and shall perform such other duties as may from time to time be delegated to the Treasurer by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 11.     Duties of Controller. The Controller shall be responsible for all accounting, budgeting, and internal auditing functions of the Corporation, subject to the direction of the Chairman of the Board, the Vice Chairmen, the President, the Vice President designated as Principal Accounting Officer, or the Board of Directors. In addition, the Controller shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 12.     Duties of Assistant Secretaries. The Assistant Secretaries shall, jointly or severally, in the absence or incapacity of the Secretary or vacancy in the office of Secretary, perform the duties of the Secretary. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Secretary.

Section 13.     Duties of Assistant Treasurers. The Assistant Treasurers shall, jointly and severally, in the absence or incapacity of the Treasurer or vacancy in the office of Treasurer, perform the duties of the Treasurer. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Treasurer.

Section 14.     Duties of Assistant Controllers. The Assistant Controllers shall, jointly and severally, in the absence or incapacity of the Controller or vacancy in the office of Controller, perform the duties of the Controller, and shall in general assist the Controller in the performance of his duties. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Controller.

Section 15.     Compensation. The Board of Directors shall fix the compensation of all of the Officers of the Corporation and the Chairman of the Board and any Vice Chairmen of the Board.

Section 16.     Bonds. The Board of Directors may by resolution require that any or all Officers, agents and employees of the Corporation give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and comply with such other conditions as may from time to time be required by the Board of Directors.

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Article VI
Certificates of Stock

Section 1.     Form. The shares of capital stock of the Corporation may be certificated or uncertificated as provided under the VSCA. Certificates representing shares of the capital stock of the Corporation shall be in such form as is permitted by law and prescribed by the Board of Directors and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary or any other Officer authorized by a resolution of the Board of Directors. Transfer agents and/or registrars for one or more classes of the stock of the Company may be appointed by the Board and may be required to countersign certificates representing stock of such class or classes. Certificates may, but need not, be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the Officers upon such certificates may be facsimiles if the certificate is countersigned by a Transfer Agent or registered by a Registrar other than the Corporation itself or an employee of the Corporation. In the event that any officer, transfer agent or registrar whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be such officer, transfer agent or registrar of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issuance. Within a reasonable time after the issuance or transfer of uncertificated shares of the Corporation, the Corporation shall send, or cause to be sent, to the holder a written statement that shall include the information required by the VSCA to be set forth on certificates for shares of capital stock.

In case any Officer who has signed or whose facsimile signature has been placed upon a stock certificate shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such Officer at the date of its issue.

Section 2.     Transfer Agents and Registrars. Transfer Agents and/or Registrars for the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign stock certificates.

Section 3.     Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion, or any Officer of the Corporation appointed by the Board of Directors for that purpose may in his discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such Shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 4.     Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney, and in the case of shares of stock of the Corporation represented by certificates, on surrender of the certificates for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferable or assignable only on the books of the Corporation upon proper instruction from the holder of such shares. The Corporation will recognize the right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

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Section 5.     Closing of Transfer Books and Fixing Record Date. For the purposes of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other proper purpose, the Board of Directors of this Corporation may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action requiring such determination of Shareholders is to be taken. If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or Shareholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders has been made as provided in this section with respect to any meeting, such determination shall apply to any adjournment thereof.

Article VII
Voting of Stock Held

Unless otherwise provided by the vote of the Board of Directors, the Chairman of the Board, a Vice Chairman, the President, or the Secretary may from time to time appoint an attorney or attorneys or agent or agents of this Corporation to cast the votes which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any other such corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of this Corporation such written proxies, consents, waivers or other instruments as he may deem necessary or proper in the premises; or the Chairman of the Board, a Vice Chairman, the President, or the Secretary may attend any meeting of the holders of stock or other securities of such other corporation and thereat vote or exercise any powers of this Corporation as the holder of such stock or other securities of such other corporation.

Article VIII
Miscellaneous

Section 1.     Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange, promissory notes, acceptances and other instruments of a similar character shall be signed by such Officer or Officers or agent or agents of the Corporation as shall be thereunto authorized from time to time by the Board of Directors.

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Section 2.     Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

Section 3.     Corporate Seal. The Corporate Seal shall be circular and shall have inscribed thereon, within and around the circumference, the words “Mercury New Holdco, Inc., Richmond, VA.” In the center shall be the word “Seal.”

Article IX
Amendments

Section 1.     New Bylaws and Alterations. These Bylaws may be amended or repealed and new Bylaws may be made at any regular or special meeting of the Board of Directors by a majority of the Board. However, Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the Shareholders and the Shareholders may prescribe that any Bylaw made by them shall not be altered, amended, or repealed by the Directors.

Section 2.     Legislative Amendments. In event any portion of these Bylaws is subsequently altered by act of the General Assembly of Virginia those portions thereof which are not affected by such legislation shall remain in full force and effect until and unless altered or repealed in accordance with the other terms hereof.

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EXHIBIT D

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

ARTICLE I

The name of the Corporation is MEDIA GENERAL, INC.

ARTICLE II

A.            The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.            The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1) Preferred Shares

(a) The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v) The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b) Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c) Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2) Common Shares.

(a) Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA at a meeting at which a quorum of the Voting Common Shares exists.

(b) Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

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(3) Other Rights.

(a) The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b) No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c) (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

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(iii) To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

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C.            Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.            Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Company.

ARTICLE III

A.            Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

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B.            Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.            Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantially the same time and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

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(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)      at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

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(e)      from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)      such other terms and conditions as the Board of Directors shall determine in good faith.

(3) For purposes of this Section C:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b) “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.            Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

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E.            Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.            Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section B(3)(c)(iii) of Article II or Article III or the application of such provision to any other person.

ARTICLE IV

 A.            Chief Executive Officer. During the three (3) year period (the “Post-Merger Period”) beginning at the Second Merger Effective Time, the Chief Executive Officer shall be the most senior officer of the Corporation and shall also hold the title of President. Effective as of the Second Merger Effective Time, the Chief Executive Officer and President shall be Vincent L. Sadusky unless another person is selected prior to the Second Merger Effective Time pursuant to Section 1.4(e) of the Merger Agreement (the “Post-Merger CEO”). For so long as Vincent L. Sadusky is the Post-Merger CEO during the Post-Merger Period, he shall not be removed from office without Cause and his employment in such capacity shall not be terminated without Cause except, in either case, as follows:

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1.     by a vote of a majority of the Directors then serving on the Board of Directors that includes the affirmative vote of at least one Lares Designee; or

2.     if there is no Lares Designee on the Board of Directors at such time, by the vote of at least two-thirds (2/3) of the Directors then serving on the Board of Directors.

B.            Definitions. For purposes of this Article IV and Article VI:

(1)     “Cause” shall mean “Cause” as that term is defined in Section 8(a) of that certain Employment Agreement, entered into on March 21, 2014, by and among Media General, Inc., a Virginia corporation, LIN Media, LLC, a Delaware limited liability company, LIN Television Corporation, a Delaware corporation and Vincent L. Sadusky.

(2)     “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 21, 2014, by and between Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC.

(3)     “Second Merger Effective Time” has the meaning given to such term in the Merger Agreement.

(4)     “Lares Designee” means (a) a Director designated as a Lares Designee pursuant to Section 1.4(a) of the Merger Agreement (an “Initial Lares Designee”), (b) any Director who fills a vacancy created by the death, resignation, removal, or failure to be elected by the shareholders of an Initial Lares Designee and who was designated in writing as a Lares Designee by the Lares Designees in office at the time such vacancy is filled, and (c) any Director who fills a vacancy created by the death, resignation, removal, or failure to be elected by the shareholders of a Lares Designee, who became such in accordance with clause (b), and who was designated in writing as a Lares Designee by the Lares Designees in office at the time such vacancy is filled.

ARTICLE V

 A.            Every reference in this Article V to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article V, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

B.            In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

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C.            The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D.            The provisions of this Article V shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.            The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article V.

F.            Any indemnification under Section C of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article V.

The determination shall be made:

(1) if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

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(2) by special legal counsel:

(a) selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article V; or

(b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article V to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.            (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article V if the applicant furnishes the Corporation:

(a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article V; and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2) The undertaking required by Section G(1)(b) of this Article V shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Authorizations of payments under this section shall be made by the persons specified in Section F of this Article V.

H.            The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article V.

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I.              The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

J.              The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

K.            Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VI

The Corporation shall have all of the powers of a corporation incorporated under the laws of the Commonwealth of Virginia, except that the Corporation’s power to remove or terminate the employment of Vincent L. Sadusky without Cause during the Post-Merger Period shall be limited as set forth in Article IV.

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